Exhibit 10.1

CREDIT AGREEMENT
among
DENBURY RESOURCES INC.,
as Borrower,
The Financial Institutions Listed on Schedule 1.1 Hereto,
as Banks,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BANC OF AMERICA SECURITIES LLC,
as Syndication Agent,
and
BNP PARIBAS,
THE BANK OF NOVA SCOTIA,
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Co-Documentation Agents
dated as of
March 9, 2010
J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Co-Lead Arrangers
J.P. MORGAN SECURITIES INC.,
BANC OF AMERICA SECURITIES LLC,
BNP PARIBAS,
THE BANK OF NOVA SCOTIA,
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Bookrunners

i

EXHIBITS

EXHIBIT A	FORM OF FACILITY GUARANTEE
EXHIBIT B	FORM OF PROMISSORY NOTE
EXHIBIT C	FORM OF BORROWER PLEDGE AGREEMENT
EXHIBIT D	FORM OF SUBSIDIARY PLEDGE AGREEMENT
EXHIBIT E	FORM OF REQUEST FOR BORROWING
EXHIBIT F	FORM OF REQUEST FOR LETTER OF CREDIT
EXHIBIT G	FORM OF NOTICE OF CONTINUATION OR CONVERSION
EXHIBIT H	FORM OF CERTIFICATE OF OWNERSHIP INTERESTS
EXHIBIT I	FORM OF CERTIFICATE OF PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER
EXHIBIT J	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
SCHEDULES

SCHEDULE 1.1	FINANCIAL INSTITUTIONS
SCHEDULE 1.2	EXISTING LETTERS OF CREDIT
SCHEDULE 7.5	LITIGATION
SCHEDULE 7.10	LICENSES, PERMITS, ETC.
SCHEDULE 7.14	JURISDICTIONS, ETC.
SCHEDULE 7.24	HEDGE AGREEMENTS
SCHEDULE 8.10	ENVIRONMENTAL DISCLOSURE

v

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”) is entered into effective as of the 9th day of March, 2010, among DENBURY RESOURCES INC., a Delaware corporation (“Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Administrative Agent”), BANC OF AMERICA SECURITIES LLC, as Syndication Agent (“Syndication Agent”), BNP PARIBAS, THE BANK OF NOVA SCOTIA and CREDIT SUISSE SECURITIES (USA) LLC, as Co-Documentation Agents (“Co-Documentation Agents”) and the financial institutions listed on Schedule 1.1 hereto as Banks (individually a “Bank” and collectively “Banks”).
WITNESSETH:
     WHEREAS, Borrower and Encore Acquisition Company, a Delaware corporation (“Encore”), have entered into that certain Agreement and Plan of Merger dated as of October 31, 2009 (the “Encore Merger Agreement”), pursuant to which Encore will merge with and into Borrower (with Borrower as the surviving party) pursuant to the Encore Merger Documents (as hereinafter defined) (the “Encore Merger”); and
     WHEREAS, concurrently with the closing and consummation of the Encore Merger and the other Closing Transactions (as hereinafter defined), and subject to the conditions precedent set forth herein, Borrower has requested that Banks provide certain loans to and extensions of credit on behalf of Borrower (a) to refinance the indebtedness under the Existing Credit Agreement (as hereinafter defined), (b) to provide funding in connection with the Encore Merger, (c) to pay fees and expenses associated with the Closing Transactions and (d) for other purposes permitted herein, including general corporate purposes; and
     WHEREAS, J.P. Morgan Securities Inc. and Banc of America Securities LLC have been appointed Co-Lead Arrangers for the credit facility provided herein; and
     WHEREAS, J.P. Morgan Securities Inc., Banc of America Securities LLC, BNP Paribas, The Bank of Nova Scotia and Credit Suisse Securities (USA) LLC have been appointed as Joint Bookrunners for the credit facility provided herein.
     NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent and Banks agree as follows:
ARTICLE I
TERMS DEFINED
     Section 1.1 Definitions. The following terms, as used herein, have the following meanings:
     “2008 Bond Indenture” means that certain Trust Indenture, dated as of June 25, 2008, by and between Bond Issuer and Bond Trustee.

     “2008 Bond Loan Agreement” means that certain Loan Agreement, dated as of June 25, 2008, by and between Bond Issuer and Onshore.
     “2008 Bond Note” means that certain promissory note of Onshore, dated of even date with the 2008 Bond Loan Agreement, payable to the order of Bond Issuer, which promissory note has been pledged and assigned to Bond Trustee to secure the obligations of Bond Issuer under the 2008 Bond Indenture and the 2008 Bonds.
     “2008 Bond Offering” means the issuance and sale by Bond Issuer of the 2008 Bonds to Bond Purchaser, the proceeds of which are to be advanced, from time to time, by Bond Purchaser to Bond Trustee to fund the “Project Fund” as created under, and defined in, the 2008 Bond Indenture, which Project Fund will be utilized to finance the Cost of the Project (as defined in the 2008 Bond Loan Agreement) located in the State of Mississippi.
     “2008 Bond Purchase Agreement” means that certain Bond Purchase Agreement, dated as of June 25, 2008, among Bond Purchaser, Bond Issuer and Onshore.
     “2008 Bonds” means, whether one or more, Bond Issuer’s Taxable Industrial Development Revenue Bonds, Series 2008 (Denbury Onshore, LLC Project), which 2008 Bonds (a) are in a maximum aggregate principal amount of $70,000,000, (b) bear interest at rates identical to the interest rates set forth in this Agreement, (c) have a maturity date of June 25, 2010, and (d) provide that Bond Purchaser’s obligation to make advances of the proceeds thereof shall expire two (2) years from the date of issuance of such 2008 Bonds.
     “2009 Bond Indenture” means that certain Trust Indenture, dated as of January 21, 2009, by and between Bond Issuer and Bond Trustee.
     “2009 Bond Loan Agreement” means that certain Loan Agreement, dated as of January 21, 2009, by and between Bond Issuer and Onshore.
     “2009 Bond Note” means that certain promissory note of Onshore, dated of even date with the 2009 Bond Loan Agreement, payable to the order of Bond Issuer, which promissory note has been pledged and assigned to Bond Trustee to secure the obligations of Bond Issuer under the 2009 Bond Indenture and the 2009 Bonds.
     “2009 Bond Offering” means the issuance and sale by Bond Issuer of the 2009 Bonds to Bond Purchaser, the proceeds of which are to be advanced, from time to time, by Bond Purchaser to Bond Trustee to fund the “Project Fund” as created under, and defined in, the 2009 Bond Indenture, which Project Fund will be utilized to finance the Cost of the Project (as defined in the 2009 Bond Loan Agreement) located in the State of Mississippi.
     “2009 Bond Purchase Agreement” means that certain Bond Purchase Agreement, dated as of January 21, 2009, among Bond Purchaser, Bond Issuer and Onshore.
     “2009 Bonds” means, whether one or more, Bond Issuer’s Taxable Industrial Development Revenue Bonds, Series 2009 (Denbury Onshore, LLC Project), which 2009 Bonds (a) are in a maximum aggregate principal amount of $130,000,000, (b) bear interest at rates identical to the interest rates set forth in this Agreement, (c) have a maturity date of January 21,

2011, and (d) provide that Bond Purchaser’s obligation to make advances of the proceeds thereof shall expire two (2) years from the date of issuance of such 2009 Bonds.
     “2010 Senior Subordinated Notes” means Borrower’s $1,000,000,000 8 1/4% Senior Subordinated Notes Due 2020 issued on February 10, 2010 pursuant to the relevant Permitted Subordinate Debt Documents.
     “2010 Senior Subordinated Notes Debt” means subordinate unsecured Debt of Borrower resulting from the issuance of the 2010 Senior Subordinated Notes.
     “2010 SSN Net Proceeds” means the proceeds received by Borrower from the issuance of the 2010 Senior Subordinated Notes net of underwriting discounts and commissions.
     “2010 SSN Net Proceeds Escrow Agreement” means that certain Escrow and Security Agreement dated as of February 10, 2010 among Borrower, as pledgor, Wells Fargo Bank, National Association, as trustee, and Wells Fargo Bank, National Association, as securities intermediary and escrow agent.
     “Additional Permitted Revenue Bond Documents” means, collectively, any Additional Permitted Revenue Bonds, and any loan agreement, promissory note, purchase agreement, indenture and all other agreements, documents and instruments hereafter executed and/or delivered by, between or among any Credit Party, Bond Issuer, Bond Trustee and/or Bond Purchaser pursuant to, and in connection with, any Additional Permitted Revenue Bonds or any Additional Permitted Revenue Bond Transaction, each of which agreements, documents and instruments shall be in form and substance acceptable to Administrative Agent in its sole discretion.
     “Additional Permitted Revenue Bond Transaction” means any transaction entered into after the date hereof among Onshore or any other Restricted Subsidiary with Bond Purchaser, Bond Issuer and Bond Trustee in connection with the issuance and sale by Bond Issuer of its Additional Permitted Revenue Bonds to Bond Purchaser if, with respect thereto, each of the conditions set forth in Section 2.1(c) is met.
     “Additional Permitted Revenue Bonds” means, whether one or more, Bond Issuer’s taxable industrial development revenue bonds issued after the date hereof in connection with an Additional Permitted Revenue Bond Transaction.
     “Additional Permitted Subordinate Debt” means subordinate unsecured Debt of Borrower and/or any other Credit Party issued or incurred after the date hereof so long as, in each case, (a) such Debt bears no greater than a market interest rate as of the time of its issuance or incurrence (as determined in good faith by Borrower), (b) such Debt does not mature or require any scheduled principal payments of the principal amount thereof prior to the date that is no less than 5 years from the date such Debt is issued or incurred, (c) no indenture or other agreement governing such Debt contains (i) maintenance financial covenants or (ii) covenants or events of default that are more restrictive on Borrower or any of its Restricted Subsidiaries than those contained in this Agreement are on Borrower and its Restricted Subsidiaries, and (d) after giving effect to the issuance or incurrence of such Debt on a pro forma basis, Borrower shall be in compliance with all covenants set forth in Article X as of the last day of the applicable period covered by the certificate most recently delivered pursuant to Section 8.1(c) (for purposes of Article X, as if such Debt, and all other Additional Permitted Subordinate Debt issued or incurred since the first day of such applicable period, had been issued or incurred on the first day of such applicable period).
     “Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.
     “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for Banks hereunder or any successor thereto in such capacity.
     “Administrative Questionnaire” means a questionnaire in a form supplied by the Administrative Agent.
     “Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.
     “Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to any Credit Party, means, any director, executive officer, general partner or manager of such Credit Party and any Person who holds ten percent (10%) or more of the voting stock, partnership interests, membership interests or other ownership interests of such Credit Party. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, membership interests or partnership interests, or by contract or otherwise.
     “Agent” means Administrative Agent, Syndication Agent, any Co-Documentation Agent, any Co-Lead Arranger or any Joint Bookrunner, and “Agents” means Administrative Agent, Syndication Agent, each Co-Documentation Agent, each Co-Lead Arranger and each Joint Bookrunner, collectively.

     “Aggregate Value” means (a) in the case of assets consisting of Mineral Interests, the Recognized Value of such Mineral Interests, (b) in the case of any exchange, the net value or net Recognized Value realized or resulting from such exchange or (c) in the case of a termination of any Hedge Agreement in respect of commodities, the value Administrative Agent attributes to such Hedge Agreement for purposes of the most recent redetermination of the Borrowing Base.
     “Agreement” means this Credit Agreement, as the same may hereafter be modified, amended, restated or supplemented from time to time.
     “Annualized Consolidated EBITDA” means, for purposes of calculating the financial ratio set forth in Section 10.2 for each Rolling Period ending on or prior to December 31, 2010, the Borrower’s actual Consolidated EBITDA for such Rolling Period multiplied by the factor determined for such Rolling Period in accordance with the table below:

Rolling Period Ending	Factor
June 30, 2010	4
September 30, 2010	2
December 31, 2010	1.333
     “Applicable Environmental Law” means any and all Laws pertaining in any way to the environment, health and safety, or Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under, or about any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party (including, without limitation, soil, groundwater, and indoor and ambient air conditions) in effect at any time, including the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Laws.
     “Applicable Lending Office” means, for each Bank and for each Type of Loan, the “Lending Office” of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on the signature pages hereof or such other office of such Bank (or an affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof as the office by which Loans of such Type are to be made and maintained.
     “Applicable Margin” means, on any date, with respect to each Type of Loan, an amount determined by reference to the ratio of Outstanding Credit to the Borrowing Base on such date in accordance with the table below:

Ratio of Outstanding	Applicable	Applicable
Credit to Borrowing	Margin for	Margin for Base
Base	Eurodollar Loans	Rate Loans
< .25 to 1	2.000%	1.000%
≥ ..25 to 1 and < .50 to 1	2.250%	1.250%
≥ ..50 to 1 and < .75 to 1	2.500%	1.500%
≥ ..75 to 1 and < .90 to 1	2.750%	1.750%
≥ 90 to 1	3.000%	2.000%
     “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
     “Approved Petroleum Engineer” means DeGolyer and MacNaughton or any other reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by Administrative Agent, such approval not to be unreasonably withheld.
     “ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.
     “Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 14.9(c)) and accepted by Administrative Agent, in the form of Exhibit Jor in such other form as may be agreed to by the parties thereto.
     “Authorized Officer” means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer, its Chief Accounting Officer, any of its Vice Presidents, its Treasurer, its corporate Secretary or any of its Assistant Secretaries.
     “Availability” means, as of any date, (a) the lesser of (i) the Borrowing Base in effect on such date, or (ii) the Maximum Aggregate Commitment Amount in effect on such date, minus (b) the Outstanding Credit on such date.
     “Bank” means any financial institution reflected on Schedule 1.1 hereto and any Person that shall have become a party hereto pursuant to an Assignment and Acceptance Agreement, other than any Person that ceases to be a party hereto pursuant to an Assignment and Acceptance Agreement, and “Banks” means all Banks.
     “Bank Products” means agreements or other arrangements under which any Bank or any Affiliate of any Bank provides any of the following products or services to Borrower or any other Credit Party: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “BAS” means Banc of America Securities LLC.

     “Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) and (c) the Adjusted Eurodollar Rate with respect to Interest Periods of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%), provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be calculated using the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively.
     “Base Rate Loan” means the portion of the principal of the Revolving Loan bearing interest with reference to the Base Rate.
     “BNP” means BNP Paribas.
     “BNS” means The Bank of Nova Scotia.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
     “Bond Documents” means, collectively, the 2008 Bonds, the 2009 Bonds, the Additional Permitted Revenue Bonds, the 2008 Bond Loan Agreement, the 2009 Bond Loan Agreement, the 2008 Bond Note, the 2009 Bond Note, the 2008 Bond Purchase Agreement, the 2009 Bond Purchase Agreement, the 2008 Bond Indenture, the 2009 Bond Indenture, the Additional Permitted Revenue Bond Documents, and all other agreements, documents and instruments now, heretofore or hereafter executed and/or delivered by, between or among any Credit Party, Bond Issuer, Bond Trustee and/or Bond Purchaser pursuant to the 2008 Bonds, the 2009 Bonds, the 2008 Bond Loan Agreement, the 2009 Bond Loan Agreement, the 2008 Bond Purchase Agreement, the 2009 Bond Purchase Agreement, the 2008 Bond Indenture, the 2009 Bond Indenture, the Additional Permitted Revenue Bond Documents or otherwise in connection with the 2008 Bond Offering, the 2009 Bond Offering, or any Additional Permitted Revenue Bond Transaction, each of which agreements, documents and instruments shall be in form and substance acceptable to Administrative Agent in its sole discretion.
     “Bond Issuer” means Mississippi Business Finance Corporation, a public corporation organized and existing under the laws of the State of Mississippi.
     “Bond Purchaser” means Administrative Agent, as “Purchaser” of the 2008 Bonds, the 2009 Bonds and any Additional Permitted Revenue Bonds.
     “Bond Trustee” means The Bank of New York, successor trustee to JPMorgan Chase Bank, N.A., in its capacity as “Trustee” under the 2008 Bond Indenture, the 2009 Bond

Indenture and, as applicable, any indenture entered into in connection with any Additional Permitted Revenue Bond Transaction.
     “Borrower” means Denbury Resources Inc., a Delaware corporation.
     “Borrower Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit C attached hereto to be executed by Borrower pursuant to which Borrower shall pledge to Administrative Agent, for the ratable benefit of Banks, all of the issued and outstanding Equity owned by Borrower of each Subsidiary of Borrower described therein to secure the Obligations.
     “Borrowing” means any disbursement to Borrower under, or to satisfy the obligations of any Credit Party under, any of the Loan Papers. Any Borrowing which will constitute a part of the Base Rate Loan is referred to herein as a “Base Rate Borrowing,” and any Borrowing which will constitute a Eurodollar Loan, is referred to herein as a “Eurodollar Borrowing.”
     “Borrowing Base” means at any time an amount equal to the amount determined in accordance with Article IV, as the same may be adjusted from time to time pursuant to Section 2.13, Section 8.4(d) and/or Section 9.5.
     “Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Outstanding Credit on such date exceeds the Borrowing Base in effect on such date; provided, that, solely for purposes of determining the existence and amount of any Borrowing Base Deficiency, Letter of Credit Exposure will not be deemed to be outstanding to the extent it is secured by cash in the manner contemplated by Section 2.1(b).
     “Borrowing Base Properties” means all Mineral Interests owned by the Credit Parties and evaluated by Banks for purposes of establishing the Borrowing Base.
     “Borrowing Date” means the Eurodollar Business Day or the Domestic Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrower or to satisfy any obligation of any Credit Party.
     “Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any property or assets of Borrower or any other Credit Party.
     “Certificate of Ownership Interests” means a Certificate of Ownership Interests in the form of Exhibit H attached hereto to be executed and delivered by an Authorized Officer of each of Onshore and Encore Operating LP pursuant to Section 6.1(a)(xxv) hereof.
     “Change of Control” means the occurrence of any of the following, whether voluntary or involuntary, including by operation of law: (a) any Credit Party (other than Borrower) shall cease to be a Wholly-Owned Subsidiary of Borrower (directly or indirectly), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of (i) Equity representing more than thirty percent (30%) of the aggregate ordinary voting power for the election of directors or other comparable governing body of Borrower represented by the issued and outstanding Equity of Borrower and (ii) the largest share of the aggregate ordinary voting power of all classes of Equity then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower, or (c) a “change of control,” “change in control” or similar event as defined in any Permitted Subordinate Debt Document (other than the Encore Permitted Subordinate Debt Documents), but only to the extent the occurrence of any such event gives rise to an obligation of any Credit Party to redeem, repay or repurchase, or otherwise offer to redeem, repay or repurchase, all or any portion of the Permitted Subordinate Debt.
     “Closing Date” means March 9, 2010, provided that all of the conditions precedent set forth in Section 6.1 have been satisfied (or waived in accordance with Section 14.5).
     “Closing Transactions” means the transactions to occur on the Closing Date, including, without limitation: (a) the refinancing in full, with proceeds of a Borrowing under this Agreement, of all “Obligations” accrued and outstanding under the Existing Credit Agreement as of the Closing Date, including without limitation, (i) the entire outstanding principal balance of the “Revolving Loans” made (and as defined) thereunder, (ii) all accrued but unpaid interest, and (iii) all accrued but unpaid commitment and other fees, (b) the closing and consummation of the Encore Merger in accordance with the terms, and for the consideration, set forth in the Encore Merger Documents, (c) release of $400,000,000 of the 2010 SSN Net Proceeds from the “Escrow Account” (as defined in the 2010 SSN Net Proceeds Escrow Agreement) established and maintained by Wells Fargo Bank, National Association, as escrow agent, in the name “Denbury Merger Proceeds Account”, and (d) the payment of all fees and expenses of Administrative Agent in connection with the credit facilities provided herein.
     “Co-Documentation Agents” means BNP, BNS and CSS in their capacities as Co-Documentation Agents for Banks hereunder (or any successors thereto), and “Co-Documentation Agent” means any of them individually.
     “Co-Lead Arrangers” means JPMSI and BAS in their capacities as co-lead arrangers for the credit facility hereunder (or any successors thereto), and “Co-Lead Arranger” means any of them individually.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means, with respect to any Bank, the commitment of such Bank to make Revolving Loans and to acquire participations hereunder in Letters of Credit, the 2008 Bonds, the 2009 Bonds and/or, if applicable, Additional Permitted Revenue Bonds, expressed as an amount representing the maximum aggregate amount of such Bank’s portion of the Outstanding Credit, as such commitment may be terminated and/or reduced from time to time in accordance with the provisions hereof; provided, that each Bank’s Commitment shall at any time be the lesser of such Bank’s Maximum Commitment Amount and such Banks’ Commitment Percentage of the then effective Borrowing Base.
     “Commitment Percentage” means, with respect to each Bank, the percentage of the Maximum Aggregate Commitment Amount represented by such Bank’s Maximum Commitment Amount as set forth on Schedule 1.1 hereto; provided, that after giving effect to any Assignment and Acceptance Agreement, the Commitment Percentage of each Bank shall be the percentage set forth in the Register maintained by Administrative Agent pursuant to Section 14.9(c)(iv) hereof.
     “Consolidated Current Assets” means, at any time, the current assets of Borrower and its Restricted Subsidiaries at such time, plus, in the case of Borrower, the Availability at such time (but only to the extent that Borrower is permitted to borrow such amount under the terms of this Agreement including, without limitation, Section 6.2 hereof). For purposes of this definition, any non-cash current value of assets (including, without limitation, any non-cash gains on any Hedge Agreement under ASC Topic 815 and ASC Topic 410) for any period of determination shall be excluded from the determination of current assets of Borrower and its Restricted Subsidiaries.
     “Consolidated Current Liabilities” means, at any time, the current liabilities of Borrower and its Restricted Subsidiaries at such time, but, in the case of Borrower, excluding the current portion (if any) of the outstanding principal balance of the Revolving Loan. For purposes of this definition, any non-cash current obligations and liabilities (including, without limitation, any non-cash losses or charges on any Hedge Agreement under ASC Topic 815 and ASC Topic 410) for any period of determination shall be excluded from the determination of current liabilities of Borrower and its Restricted Subsidiaries.
     “Consolidated EBITDA” means, for any period: (a) Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period; plus, without duplication, the amount of dividends or distributions actually paid in cash during such period by any Unrestricted Subsidiary to any Credit Party that has an interest in such Unrestricted Subsidiary to the extent not already included in Consolidated Net Income; plus, to the extent deducted in the calculation of Consolidated Net Income of Borrower and its Restricted Subsidiaries in such period, (b) the sum of (i) income or franchise Taxes paid or accrued; (ii) Consolidated Net Interest Expense; (iii) amortization, depletion and depreciation expense; (iv) any non-cash losses or charges on any Hedge Agreement, including those resulting from the requirements of ASC Topic 815, for that period; (v) the transaction fees and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the closing of the other Closing Transactions, including, without limitation, non-recurring integration and severance-related costs and expenses associated with the Encore Merger; and (vi) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of Consolidated Net Income of Borrower and its Restricted Subsidiaries, (c) the sum of (i) the net income of any Unrestricted Subsidiary in which any Credit Party has an interest (which interest does not cause the net income of such Unrestricted Subsidiary to be consolidated with the net income of any Credit Party in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such Unrestricted Subsidiary to any Credit Party; (ii) gains or losses from sales or other dispositions of assets (other than Hydrocarbons produced in the normal course of business); (iii) any non-cash gains on any Hedge Agreement, including those resulting from the requirements of ASC Topic 815, for that period; (iv) the net income (but not loss) during such period of any Credit Party to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Credit Party is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Law applicable to such Credit Party or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (v) the net income (or loss) of any Credit Party acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; and (vi) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring “cash” losses. Notwithstanding anything to the contrary contained herein all calculations of Consolidated EBITDA shall be for any applicable period of determination during which Borrower has consummated an acquisition or disposition (to the extent permitted hereunder) of properties or assets (a “subject transaction”), calculated and determined on a pro forma basis as if such subject transaction was consummated on the first day of such applicable period; provided, that Borrower shall not be required to calculate the pro forma effect of any subject transaction unless the Aggregate Value of all subject transactions during such period exceeds five percent (5%) of the Borrowing Base then in effect; provided further, that any such pro forma calculations and determinations shall be approved by Administrative Agent in its reasonable discretion.
     “Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its Restricted Subsidiaries for such period.
     “Consolidated Net Interest Expense” means, for any period, the remainder of the following for Borrower and its Restricted Subsidiaries for such period: (a) aggregate gross interest expense, including, to the extent included in interest expense under GAAP, (i) amortization of debt discount and (ii) capitalized interest minus (b) interest income.
     “Consolidated Total Debt” means, at any date, all Debt of Borrower and its Restricted Subsidiaries on a consolidated basis, excluding (a) non-cash obligations under ASC Topic 815, (b) accounts payable and other accrued liabilities (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which are not greater than one hundred twenty (120) days past the date of invoice or delinquent and (c) Debt evidenced by Letters of Credit and Prior Genesis VPP Transactions.
     “Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.5 hereof and/or Article XIII hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.
     “Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.5 and/or Article XIII hereof of all or a portion of one Type of Revolving Loan into another Type of Revolving Loan.
     “Credit Parties” means, collectively, Borrower and each Restricted Subsidiary, and “Credit Party” means any one of the foregoing.
     “CSS” means Credit Suisse Securities (USA) LLC.
     “Current Financials” means (a) the annual audited consolidated balance sheet of Borrower and Encore and the related consolidated statements of operations and cash flows for the Fiscal Year ended December 31, 2008 for each such Person, and (b) the quarterly unaudited consolidated balance sheet of Borrower and Encore for the Fiscal Quarter ended September 30, 2009, and the related unaudited consolidated statements of operations and cash flows for the portion of Borrower’s and Encore’s Fiscal Year ended September 30, 2009, including, in each case, any footnotes contained therein.

     “Debt” means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees of such Person of Debt (as defined in the other clauses of this definition) of others or in which such Person otherwise assures a creditor against loss of the Debt (however such assurance shall be made to the extent of the lesser of the amount of such Debt and the maximum stated amount of such Guarantee or assurance against loss), (e) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any property or assets of such Person, whether or not such Debt is assumed by such Person, (f) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (g) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms and which are not more than one hundred twenty (120) days past the invoice date or delinquent, (h) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (i) obligations to pay for goods and services even if such goods and services are not actually received or utilized by such Person (other than Hydrocarbon take or pay arrangements in the ordinary course of business); (j) Disqualified Equity and (k) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (k) preceding.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Default Rate” means, in respect of any principal of the Revolving Loan or any other amount payable by Borrower under any Loan Paper which is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of (i) two percent (2%), plus (ii) the Applicable Margin, plus (iii) the Base Rate as in effect from time to time (provided, that if such amount in default is principal of a Eurodollar Borrowing and the due date is a day other than the last day of an Interest Period therefor, the “Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest period therefor, the sum of (a) two percent (2%), plus (b) the Applicable Margin, plus (c) the Eurodollar Rate for such Borrowing for such Interest Period as provided in Section 2.5 hereof, and thereafter, the rate provided for above in this definition).
     “Defaulting Bank” means any Bank, as reasonably determined by Administrative Agent, that has (a) failed to fund any portion of its Commitment Percentage of a Revolving Loan or participations in Letters of Credit within three (3) Domestic Business Days of the date required to be funded by it hereunder, (b) notified Borrower, Administrative Agent, Letter of Credit Issuer, Bond Purchaser or any other Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement, (c) made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such Bank has then funded Revolving Loans equal to its Commitment) or under other agreements in which it commits to extend credit, (d) failed to fund, or has an Affiliate that has failed to fund, any monetary obligations owing to a Credit Party under any Hedge Agreement entered into by such Bank and/or its Affiliate and one or more Credit Parties, (e) otherwise failed to pay over to Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Domestic Business Days of the date when due, unless the subject of a good faith dispute, or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Bank solely as the result of the acquisition or maintenance of an ownership interest in such Bank or Person controlling such Bank or the exercise of control over a Bank or Person controlling such Bank by a Governmental Authority or an instrumentality thereof.
     “DG&M” means Denbury Gathering & Marketing, Inc., a Delaware corporation, which is a Wholly-Owned Subsidiary of Borrower.
     “Disqualified Equity” means any Equity that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity (which would not constitute Disqualified Equity), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity (which would not constitute Disqualified Equity) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Termination Date and (b) the date on which there are no Revolving Loans, Letter of Credit Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
     “Distribution” by any Person, means (a) with respect to any Equity issued by such Person, the retirement, redemption, purchase, or other acquisition for value of any such Equity, (b) the declaration or payment of any dividend or other distribution on or with respect to any Equity of any Person, and (c) any other payment by such Person with respect to such Equity of such Person.
     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which national banks in Chicago, Illinois or Dallas, Texas are authorized by Law to close.
     “Domestic Lending Office” means, as to each Bank, (a) its office located at its address identified on Schedule 1.1 hereto as its Domestic Lending Office, (b) its office located at its address identified on the Register as its Domestic Lending Office, or (c) such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.

     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “EAP Operating GP” means EAP Operating, LLC, a Delaware limited liability company, which is a Wholly-Owned Subsidiary of Borrower and the general partner of Encore Operating LP.
     “EAP Properties” means EAP Properties, Inc., a Delaware corporation, which is a Wholly-Owned Subsidiary of Borrower and the limited partner of Encore Operating LP.
     “Election Notice” has the meaning set forth in Section 4.4.
     “Encore” has the meaning assigned to such term in the recitals hereto.
     “Encore Energy Partners GP” means Encore Energy Partners GP LLC, a Delaware limited liability company.
     “Encore Holdings” means Denbury Encore Holdings Inc., a Delaware corporation, which is a Wholly-Owned Subsidiary of Borrower.
     “Encore Merger” has the meaning assigned to such term in the recitals hereto.
     “Encore Merger Agreement” has the meaning assigned to such term in the recitals hereto.
     “Encore Merger Documents” means the Encore Merger Agreement and all agreements, certificates and other documents and instruments by or among Borrower, Encore and/or their respective Affiliates pursuant to the Encore Merger Agreement or in connection with the Encore Merger.
     “Encore MLP” means Encore Energy Partners LP, a Delaware limited partnership.
     “Encore Notes Outside Redemption Date” means the date by which all holders of any Encore Senior Subordinated Notes have been required to accept or reject the tender offers or “change of control” purchase offers from Borrower in respect thereof, which date shall in any event be no later than August 1, 2010.
     “Encore Operating LP” means Encore Operating, L.P., a Texas limited partnership.
     “Encore Partners GP Holdings” means Encore Partners GP Holdings LLC, a Delaware limited liability company.
     “Encore Partners LP Holdings” means Encore Partners LP Holdings LLC, a Delaware limited liability company.
     “Encore Permitted Subordinate Debt” means Debt of Encore outstanding under the Encore Senior Subordinated Notes.

     “Encore Permitted Subordinate Debt Documents” means, collectively, Encore Senior Subordinated Notes, all guarantees of any such notes, the indentures for each series or issue of Encore Senior Subordinated Notes and all other agreements, documents or instruments executed and delivered by any Credit Party in connection with, or pursuant to, the issuance of the Encore Permitted Subordinate Debt.
     “Encore Senior Subordinated Notes” means, collectively, (a) Encore’s $150,000,000 6.25% Senior Subordinated Notes Due 2014, (b) Encore’s $300,000,000 6.00% Senior Subordinated Notes Due 2015, (c) Encore’s $225,000,000 9.50% Senior Subordinated Notes Due 2016, and (d) Encore’s $150,000,000 7.25% Senior Subordinated Notes due 2017; provided, that after the Encore Notes Outside Redemption Date, “Encore Senior Subordinated Notes” shall be deemed for all purposes hereunder and under any other Loan Papers to only refer to the portion of those notes described in this definition that are not repurchased on or prior to the Encore Notes Outside Redemption Date in connection with tender offers or “change of control” purchase offers made by Borrower in accordance with Section 8.15.
     “Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Credit Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Applicable Environmental Law by any Credit Party.
     “Equity” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any corporation or trade or business under common control with any Credit Party as determined under section 4001(a)(14) of ERISA.
     “Escrow Closing Date Amount” has the meaning set forth in Section 8.15.
     “Escrow Unused Amount” has the meaning set forth in Section 8.15.
     “Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in the applicable Eurodollar interbank market.
     “Eurodollar Lending Office” means, as to each Bank, (a) its office, branch or affiliate located at its address identified on Schedule 1.1 hereto as its Eurodollar Lending Office, (b) its office, branch or affiliate located at its address identified on the Register as its Eurodollar Lending Office, or (c) such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Administrative Agent.

     “Eurodollar Loans” means Revolving Loans that bear interest at rates based upon the Adjusted Eurodollar Rate.
     “Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period therefor, the rate appearing on Reuters Screen LIBOR01 (or on any successor or substitute page, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Eurodollar Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period. In the event that such rate is not available at such time for any reason, then such rate for purposes of calculating the “Eurodollar Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate determined by Administrative Agent to be the rate at which JPMorgan or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Eurodollar Business Days prior to the first day of such Interest Period, in the appropriate amount of JPMorgan’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.
     “Events of Default” has the meaning set forth in Section 11.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.
     “Existing Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement dated as of September 14, 2006 among Onshore, as borrower, Borrower, as parent guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and each of the financial institutions named and defined therein as “Banks”, pursuant to which such “Banks” provided certain loans and extensions of credit to Onshore, as the same has been amended, supplemented or otherwise modified prior to the date hereof.
     “Existing Encore Debt” means Debt of Encore outstanding under the Existing Encore Facility Agreement.
     “Existing Encore Facility Agreement” means that certain Amended and Restated Credit Agreement dated as of March 7, 2007 among Encore, as borrower, Encore Operating LP, as guarantor, Bank of America, N.A., as administrative agent and letter of credit issuer, and the financial institutions party thereto from time to time, as amended, supplemented or otherwise modified prior to the date hereof.
     “Existing Hedge Agreements” means, collectively, any Hedge Agreement listed on Schedule 7.24 hereto that was entered into prior to the Closing Date between a Credit Party and a Person that is a Bank (or an Affiliate thereof) hereunder.
     “Existing Letters of Credit” means letters of credit, if any, issued under the Existing Credit Agreement or the Existing Encore Facility Agreement, outstanding as of the Closing Date and listed on Schedule 1.2 hereto.

     “Existing MLP Facility Agreement” means that certain Credit Agreement dated as of March 7, 2007 among Encore MLP, as parent, Encore Energy Partners Operating LLC, as borrower, Bank of America, N.A., as administrative agent and letter of credit issuer, and the financial institutions party thereto from time to time, as amended, supplemented or otherwise modified from time to time.
     “Facility Guarantee” means a Guarantee substantially in the form of Exhibit B attached hereto to be executed by each Restricted Subsidiary in favor of Banks, pursuant to which such Restricted Subsidiary guarantees payment and performance in full of the Obligations.
     “Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Domestic Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Domestic Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means one or more letter agreements regarding fees, executed by Administrative Agent and/or certain of its Affiliates and accepted and agreed to by (a) Borrower and/or any other Credit Parties or (b) Borrower and any other Credit Party or any other Agent, in each case related to the payment of certain fees by Borrower and/or the Credit Parties and as the same have been or may hereafter be amended from time to time.
     “Financial Officer” of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, “Financial Officer” shall mean the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions.
     “Fiscal Quarter” means the three (3) month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.
     “Fiscal Year” means a twelve (12) month period ending December 31.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the SEC, the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the Closing Date so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower and its Restricted Subsidiaries, subject to the terms and conditions set forth in Section 1.2, except that any accounting principle or practice required to be changed by the said SEC, the Accounting Principles Board or the Financial Accounting Standards Board (or other appropriate board or committee thereof) in order to continue as a generally accepted accounting principle or practice may be so changed.
     “Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.
     “Genesis Crude” means Genesis Crude Oil, L.P., a Delaware limited partnership.
     “Genesis Energy LP” means Genesis Energy, L.P., a Delaware limited partnership.
     “Genesis Energy LP Common Units” means common units representing limited partnership interests in Genesis Energy LP owned at any time by one or more Credit Parties.
     “Genesis Transaction Documents” means, collectively, all material documents, instruments and agreements entered into in connection with the Prior Genesis VPP Transactions.
     “Green Pipeline” means Denbury Green Pipeline — Texas, LLC, a Delaware limited liability company, which is a Wholly-Owned Subsidiary of Operating.
     “Greencore Pipeline” means Greencore Pipeline Company LLC, a Delaware limited liability company, which is a Wholly-Owned Subsidiary of Encore Operating LP.
     “Governmental Authority” means any court or governmental department, commission, board, bureau, agency, or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party.

     “Hazardous Substance” means any substance regulated or as to which liability might arise under any Applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
     “Hedge Agreements” means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedge Transaction. Hedge Agreements expressly includes any Existing Hedge Agreements.
     “Hedge Transaction” means any commodity, interest rate, currency or other swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. Hedge Transactions expressly include (a) Oil and Gas Hedge Transactions and (b) any such transactions evidenced by Existing Hedge Agreements.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.
     “Immaterial Title Deficiencies” means, with respect to Borrowing Base Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, reduce or impair the value of the Borrowing Base Properties by an amount greater than five percent (5%) of the Recognized Value of all of such Borrowing Base Properties.
     “Initial Borrowing Base” means a Borrowing Base in the amount of $1,600,000,000, which shall be in effect during the period commencing on the Closing Date and continuing until the first Redetermination after the Closing Date.
     “Initial Reserve Report” means, collectively, (a) the report of Borrower’s internal engineer dated as of October 1, 2009, with respect to certain Mineral Interests of Onshore as of October 1, 2009 and (b) the report of Borrower’s internal engineer dated October 1, 2009, with respect to certain Mineral Interests of Encore Operating LP and Operating Louisiana as of October 1, 2009.

     “Interest Period” means, with respect to each Eurodollar Borrowing and each Continuation of Eurodollar Loans and each Conversion of all or part of the Base Rate Loan to Eurodollar Loans, the period commencing on the date of such Borrowing, Continuation or Conversion and ending one (1), two (2), three (3) or six (6), and, if available to all Banks, nine (9) or twelve (12) months thereafter, as Borrower may elect in the applicable Request for Borrowing or Notice of Continuation or Conversion; provided, that:
(a)	any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(b)	any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month;

(c)	if any Interest Period includes a date on which any payment of principal of the Eurodollar Loans which are the subject of such Borrowing, Continuation or Conversion is required to be made hereunder, but does not end on such date, then (i) the principal amount of such Eurodollar Loans required to be repaid on such date shall have an Interest Period ending on such date, and (ii) the remainder of each such Eurodollar Loans shall have an Interest Period determined as set forth above; and

(d)	no Interest Period shall extend past the Termination Date.
     “Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person; provided, that, “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.
     “Joint Bookrunners” means JPMSI, BAS, BNP, BNS and CSS in their capacities as joint bookrunners for the credit facility hereunder (or any successors thereto), and “Joint Bookrunner” means any of them individually.
     “JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its capacity as a Bank.
     “JPMSI” means J.P. Morgan Securities Inc.
     “Laws” means all applicable statutes, laws, codes, ordinances, determinations, rules, regulations, orders, judgments, writs, injunctions or decrees, whether now or hereafter in effect, including, without limitation, Applicable Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

     “Lending Office” means, as to any Bank, its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.
     “Letter of Credit Exposure” of any Bank means such Bank’s aggregate participation in the unfunded portion and the funded but unreimbursed portion of Letters of Credit outstanding at any time.
     “Letter of Credit Fee” means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to the greater of (a) $500, or (b) a percentage of the stated amount of such Letter of Credit (calculated on a per annum basis based on the stated term of such Letter of Credit) determined by reference to the ratio of the Outstanding Credit to the Borrowing Base in effect on the date such Letter of Credit is issued in accordance with the table below:

Ratio of Outstanding Credit to	Per Annum Letter of Credit
Borrowing Base	Fee Percentage
< .25 to 1	2.000%
< .25 to 1 and < .50 to 1	2.250%
≥ ..50 to 1 and < .75 to 1	2.500%
≥ ..75 to 1 and < .90 to 1	2.750%
≥ ..90 to 1	3.000%
     “Letter of Credit Fronting Fee” means, with respect to any Letter of Credit issued hereunder, a fee equal to one eighth of one percent (.125%) per annum of the stated amount of such Letter of Credit.
     “Letter of Credit Issuer” means, collectively, (a) JPMorgan Chase Bank, N.A., a national banking association, in its capacity as an issuing bank and (b) Bank of America, N.A., solely in its capacity as an issuing bank with respect to the Existing Letter of Credit issued by it identified on Schedule 1.2; provided, that such Existing Letter of Credit shall not be amended if the effect of such amendment would be to extend the expiration date thereof set forth on Schedule 1.2, or otherwise renewed or extended, and from and after such expiration date Bank of America, N.A. shall cease to be a “Letter of Credit Issuer” for purposes of this Agreement or any other Loan Paper.
     “Letters of Credit” means, collectively, letters of credit issued for the account of Borrower pursuant to Section 2.1(b) and any Existing Letters of Credit.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, financing statement or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Credit Parties shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Loan Papers” means this Agreement, the Notes, each Facility Guarantee which may now or hereafter be executed, each Borrower Pledge Agreement which may now or hereafter be executed, each Subsidiary Pledge Agreement which may now or hereafter be executed, all

Mortgages now or at any time hereafter delivered pursuant to Section 5.1, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.
     “Majority Banks” means, at any time while no Outstanding Credit exists, Banks having at least fifty percent (50%) of the Maximum Aggregate Commitment Amount; and at any time while any Outstanding Credit exists, Banks holding at least fifty percent (50%) of such Outstanding Credit (without regard to any sale by a Bank of a participation in any Revolving Loan under Section 14.9(b)); provided, that the Maximum Commitment Amounts of, and the amount of Outstanding Credit attributable to, Defaulting Banks (if any) shall be excluded from the determination of Majority Banks.
     “Margin Regulations” means Regulations T, U and X of the Board, as in effect from time to time.
     “Margin Stock” means “margin stock” as defined in Regulation U.
     “Marine” means Denbury Marine, L.L.C., a Louisiana limited liability company, which is a Wholly-Owned Subsidiary of Operating.
     “Material Adverse Change” means any circumstance or event that has or would reasonably be expected to have a Material Adverse Effect.
     “Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the assets, liabilities, financial condition, results of operations or prospects of the Credit Parties taken as a whole, (b) the right or ability of any Credit Party to fully, completely and timely perform its obligations under the Loan Papers, (c) the validity or enforceability of any Loan Paper against any Credit Party which is a party thereto, or (d) the validity, perfection or priority of any material Lien intended to be created under or pursuant to any Loan Paper to secure the Obligations.
     “Material Agreement” means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than a nominal penalty.
     “Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns property and assets having an aggregate fair market value of $25,000,000 or more.
     “Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interest owned by any Credit Party is bound, a net gas imbalance to any Credit Party in excess of $20,000,000.
     “Maximum Aggregate Commitment Amount” means at any time the sum equal to the sum of the Maximum Commitment Amounts, as the same may be terminated and/or reduced from time to time in accordance with the provisions hereof.

     “Maximum Commitment Amount” means, as to each Bank, the amount set forth opposite such Bank’s name on Schedule 1.1 hereto under the caption “Maximum Commitment Amount”, as the same may be terminated and/or reduced from time to time in accordance with the provisions hereof; provided, that after giving effect to any Assignment and Acceptance Agreement, the Maximum Commitment Amount of each Bank shall be the amount set forth in the Register maintained by Administrative Agent pursuant to Section 14.9(c)(iv) hereof.
     “Maximum Lawful Rate” means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Revolving Loan owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Loan Papers.
     “Mineral Interests” means (a) rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interests, production payments, net profits interests, oil and gas fee interests, and other rights therein, (b) any reversionary or carried interests relating to any of the foregoing, (c) rights, titles and interests in any of the foregoing created by or arising under the terms of any presently existing or future unitization, communization, and pooling agreements or arrangements, (d) all Hydrocarbons in and under and which may be produced and saved or attributable to any of the foregoing, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to any of the foregoing, and (e) all properties, rights and interests which now or hereafter include all or any part of the foregoing, whether arising by contract, by order, or by operation of Laws.
     “Minimum Collateral Amount” means, at any time, an amount equal to eighty percent (80%) of the Recognized Value of all Borrowing Base Properties at such time.
     “Monthly Date” means the last day of each calendar month.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 5.1 hereof. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event and (ii) the amount of all taxes paid (or reasonably estimated to be payable) during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
     “New Frontiers” means Denbury New Frontiers, LLC, a Delaware limited liability company, which is a Wholly-Owned Subsidiary of Operating.
     “Note” means a promissory note of Borrower payable to the order of a Bank, in substantially the form of Exhibit B hereto, in the amount of such Bank’s Maximum Commitment Amount, evidencing the obligation of Borrower to repay to such Bank its Commitment Percentage of the Revolving Loan, together with all modifications, extensions, renewals, and rearrangements thereof, and “Notes” means all of such Notes collectively.
     “Notice of Continuation or Conversion” has the meaning set forth in Section 2.5(c).
     “Obligations” means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of each Credit Party to Administrative Agent or to any Bank or any Affiliate of any Bank arising pursuant to (a) the Loan Papers, (b) pursuant to any Hedge Agreement or Hedge Transaction entered into with any Bank or any Affiliate of any Bank, but excluding any additional transactions or confirmations entered into (1) after such Bank (or Affiliate thereof) ceases to be a Bank or an Affiliate of a Bank or (2) after assignment by such Bank (or Affiliate thereof) to a third party that is not a Bank or an Affiliate of a Bank, and (c) the Bond Documents and (d) each and any Bank Products, and all interest accrued on any of the indebtedness, obligations and liabilities arising pursuant to clauses (a), (b), (c) and/or (d) above in this definition, and costs, expenses, and attorneys’ fees incurred in the enforcement or collection of any of the indebtedness, obligations and liabilities arising pursuant to clauses (a), (b), (c) and/or (d) above in this definition, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several. As used in this Agreement, the term “Obligations” shall also include, without limitation, any and all obligations, indebtedness and liabilities owed by Borrower or any other Credit Party to Bond Purchaser (whether directly or as assignee of Bond Issuer) under the Bond Documents, which obligations, indebtedness and liabilities shall be secured by Liens on all property described as collateral security for the Obligations in accordance with and pursuant to the Mortgages and the other Loan Papers.
     “Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.
     “Onshore” means Denbury Onshore, LLC, a Delaware limited liability company, which is a Wholly-Owned Subsidiary of Operating.
     “Onshore Senior Subordinated Notes” means the $225,000,000 7.5% Senior Subordinated Notes Due 2013 and assumed by Borrower as a co-obligor with Onshore pursuant to that certain First Supplemental Indenture, dated as of December 29, 2003.
     “Operating” means Denbury Operating Company, a Delaware corporation, which is a Wholly-Owned Subsidiary of Borrower.

     “Operating Louisiana” means Encore Operating Louisiana, LLC, a Delaware limited liability company, which is a Wholly-Owned Subsidiary of Encore Operating LP.
     “Outstanding Credit” means, on any date, the sum of (a) the aggregate outstanding Letter of Credit Exposure on such date including the Letter of Credit Exposure attributable to Letters of Credit to be issued on such date, plus (b) the aggregate outstanding principal balance of the Revolving Loan on such date, including the amount of any Borrowing to be made on such date (which, for the avoidance of doubt, will include, without duplication, any borrowing under any Bond Document).
     “Participants” has the meaning given such term in Section 14.9(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Encumbrances” means with respect to any asset:
(a)	Liens securing the Obligations;

(b)	minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Credit Party that are customarily granted in the oil and gas industry;

(c)	inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests which are not delinquent (except to the extent permitted by Section 8.7);

(d)	mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising by operation of Law in the ordinary course of business which are not delinquent (except to the extent permitted by Section 8.7);

(e)	Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.7;

(f)	lease burdens payable to third parties which are deducted in the calculation of engineered discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(g)	Liens granted pursuant to the express terms of any Genesis Transaction Document; provided, however, that no Lien permitted under this clause (g) will extend to any Borrowing Base Property that constitutes a Proved Mineral Interest; and
(h)	Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not capital leases and cover assets that are leased by, but not owned by, a Credit Party;
provided, that, (i) the liens described in clauses (c) through (e) of this definition shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of Administrative Agent pursuant to any of the Loan Papers is to be hereby implied or expressed by the permitted existence of such Permitted Encumbrances and (ii) the term “Permitted Encumbrances” shall not include any Lien securing Debt for borrowed money other than the Obligations.
     “Permitted Investments” means (a) readily marketable direct obligations of the United States of America (or investments in mutual funds or similar funds which invest solely in such obligations), (b) demand or time deposit accounts, certificates of deposit and money market deposits with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of $500,000,000, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of S&P or Moody’s, (d) money market funds that invest substantially all of their assets in securities of the types described in clauses (a) through (c) above, (e) Investments by any Credit Party in any other Credit Party, (f) Investments by any Credit Party in Encore MLP (including Investments made indirectly through an Unrestricted Subsidiary that owns Equity in Encore MLP); provided, that the aggregate amount of all such Investments made pursuant to this clause (f) after the date of this Agreement shall not exceed $50,000,000 (measured on a cost basis), and (g) other Investments; provided, that the aggregate amount of all other Investments made pursuant to this clause (g) outstanding at any time shall not exceed $50,000,000 (measured on a cost basis).
     “Permitted Revenue Bond Debt” means, collectively, (a) Debt evidenced by the 2008 Bond Loan Agreement, (b) Debt evidenced by the 2009 Bond Loan Agreement, and (c) any additional Debt of Borrower or any other Credit Party evidenced by any Additional Permitted Revenue Bond Documents entered into in connection with an Additional Permitted Revenue Bond Transaction.
     “Permitted Subordinate Debt” means, collectively, (a) Debt of Borrower resulting from the issue of the Onshore Senior Subordinated Notes or any refinancing thereof in accordance with Section 9.1(d), (b) Debt of Borrower resulting from the issue of Borrower’s $300,000,000 7.5% Senior Subordinated Notes Due 2015, (c) Debt of Borrower resulting from the issue of Borrower’s $426,350,000 9.75% Senior Subordinated Notes Due 2016, (d) the Encore Permitted Subordinate Debt, (e) the 2010 Senior Subordinated Notes Debt, and (f) Debt of any Credit Party resulting from the issuance or incurrence of any Additional Permitted Subordinate Debt (if any).
     “Permitted Subordinate Debt Documents” means, collectively, senior subordinated notes, all guarantees of any such notes, the indentures for each series or issue of any such notes and all other agreements, documents or instruments executed and delivered by any Credit Party in connection with, or pursuant to, the issuance of Permitted Subordinate Debt. Permitted Subordinate Debt Documents expressly include Encore Permitted Subordinate Debt Documents.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Government Authority.
     “Plan” means an employee benefit plan within the meaning of section 3(3) of ERISA, and any other similar plan, policy or arrangement, including an employment contract, whether formal or informal and whether legally binding or not, under which any Credit Party or an ERISA Affiliate of a Credit Party has any current or future obligation or liability or under which any present or former employee of any Credit Party or an ERISA Affiliate of a Credit Party, or such present or former employee’s dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee’s employment relationship with any Credit Party or an ERISA Affiliate of a Credit Party.
     “Prepayment Event” means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party, other than dispositions described in Section 9.5, (b) the incurrence by any Credit Party of any Debt, other than Debt permitted under Section 9.1, or (c) receipt by any Credit Party of any insurance proceeds or condemnation or other awards resulting from a Casualty Event with respect to any Borrowing Base Property of any Credit Party having a fair market value immediately prior to such event equal to or greater than $10,000,000.
     “Prime Rate” means the per annum rate of interest established from time to time by Administrative Agent as its prime rate, which rate may not be the lowest rate of interest charged by Administrative Agent to its customers.
     “Prior Genesis VPP Transactions” means, collectively, the transactions entered into between Onshore and Genesis Crude prior to the Closing Date for the purchase and sale of carbon dioxide volumetric production payments in accordance with the Existing Credit Agreement.
     “Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.
     “Proved Nonproducing Mineral Interests” means all Mineral Interests which constitute proved developed nonproducing reserves.
     “Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.
     “Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.
     “Purchasers” has the meaning given such term in Section 14.9(c).
     “Quarterly Date” means the last day of each March, June, September and December.

     “Recognized Value” means, with respect to the Borrowing Base Properties, the value which Administrative Agent, in its sole discretion, attributes to such Borrowing Base Properties based upon the engineered discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Borrowing Base Properties.
     “Redetermination” means any Scheduled Redetermination or Special Redetermination.
     “Redetermination Date” means (a) with respect to any Scheduled Redetermination, each November 1 and May 1, commencing November 1, 2010, and (b) with respect to any Special Redetermination, the first day of the first month which is not less than twenty (20) Domestic Business Days following the date of a request for a Special Redetermination.
     “Register” has the meaning given such term in Section 14.9(c)(iv).
     “Regulation D” means Regulation D of the Board, 12 C.F.R. Part 221, as in effect from time to time.
     “Regulation U” means Regulation U of the Board, 12 C.F.R. Part 221, as in effect from time to time.
     “Remedial Work” has the meaning given such term in Section 8.10(a).
     “Request for Borrowing” means a request for a Borrowing made by Borrower in accordance with Section 2.2(a) substantially in the form of Exhibit E attached hereto.
     “Request for Letter of Credit” means a request for a Letter of Credit made by Borrower in accordance with Section 2.3(a) substantially in the form of Exhibit F attached hereto.
     “Required Banks” means, at any time while no Outstanding Credit exists, Banks having at least sixty-six and two-thirds percent (66 2/3%) of the Maximum Aggregate Commitment Amount; and at any time while any Outstanding Credit exists, Banks holding at least sixty-six and two-thirds percent (66 2/3%) of such Outstanding Credit (without regard to any sale by a Bank of a participation in any Revolving Loan under Section 14.9(b)); provided, that the Maximum Commitment Amounts of, and the amount of Outstanding Credit attributable to, Defaulting Banks (if any) shall be excluded from the determination of Required Banks.
     “Reserve Report” means an unsuperseded engineering analysis of the Mineral Interests owned by any Credit Party, in form and substance reasonably acceptable to Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry and ASC Topic 105, setting forth, as of each June 30 or December 31 (or such other date in the event of a Special Redetermination) the oil and gas reserves attributable to the Mineral Interests of the Borrower and the other Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing and economic assumptions consistent with SEC reporting and the Administrative Agent’s lending requirements at the time. Until superseded, the Initial Reserve Report shall be considered the Reserve Report.

     “Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board by member banks of the Federal Reserve System against in the case of Eurodollar Loans, “Eurocurrency liabilities” (as such term is currently used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.
     “Restricted Payment” means, with respect to any Person, (a) any Distribution by such Person, (b) any capital contribution, loan or advance by any Credit Party to any Unrestricted Subsidiary, (c) the issuance of a Guarantee by any Credit Party with respect to any Debt or other obligation of any Unrestricted Subsidiary, (d) the retirement, redemption, defeasance, repurchase or prepayment prior to scheduled maturity by such Person or any Affiliate of such Person of any Debt of such Person, or (e) except as otherwise approved by Majority Banks, the retirement, redemption or payment by Borrower or any Affiliate of Borrower of any part of the principal of the Permitted Subordinate Debt at any time prior to the termination of all Commitments and the payment and performance in full of the Obligations.
     “Restricted Subsidiary” means (a) as of the date hereof, Encore Holdings, Onshore, Operating, Marine, TRF, DG&M, Green Pipeline, EAP Properties, EAP Operating GP, Encore Operating LP, Greencore Pipeline, Operating Louisiana, and any “Restricted Subsidiary” as defined in the Permitted Subordinate Debt Documents evidencing the 2010 Senior Subordinated Notes, and (b) each other Material Domestic Subsidiary and (c) any other Domestic Subsidiary of Borrower that Borrower designates in writing to Administrative Agent to be a Restricted Subsidiary; provided, that no Subsidiary of Borrower will be a Restricted Subsidiary unless (i) one hundred percent (100%) of its issued and outstanding Equity has been pledged to Administrative Agent to secure the Obligations pursuant to the Borrower Pledge Agreement or a Subsidiary Pledge Agreement, and (ii) it has executed a Facility Guarantee.
     “Revolving Loan” means the revolving credit loan in an amount outstanding at any time not to exceed the amount of the Total Commitment then in effect less the amount of the Letter Credit Exposure then outstanding to be made by Banks to Borrower in accordance with Section 2.1 hereof. The Revolving Loan may be comprised of the Base Rate Loan and one or more Eurodollar Loans as Borrower may select in a Request for Borrowing or a Notice of Continuation or Conversion.
     “Rolling Period” means (a) for the Fiscal Quarters ending on June 30, 2010, September 30, 2010 and December 31, 2010, the period commencing on April 1, 2010 and ending on the last day of such applicable Fiscal Quarter, and (b) for the Fiscal Quarter ending on March 31, 2011, and each Fiscal Quarter thereafter, any period of four (4) consecutive Fiscal Quarters ending on the last day of such applicable Fiscal Quarter.

     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Schedule” means a “schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.
     “Scheduled Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 4.2.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Section” refers to a “section” or “subsection” of this Agreement unless specifically indicated otherwise.
     “Special Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 4.3.
     “Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term “Subsidiary” shall include Subsidiaries of Subsidiaries (and so on).
     “Subsidiary Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit D attached hereto (with applicable conforming changes) which may be executed by each existing and/or future Restricted Subsidiary of Borrower to the extent such Subsidiary owns all outstanding Equity of any other Restricted Subsidiary, pursuant to which such Restricted Subsidiary shall pledge to Administrative Agent, for the ratable benefit of Banks, all of the issued and outstanding Equity owned by such Restricted Subsidiary of any other Restricted Subsidiary thereof described therein to secure the Obligations.
     “Syndication Agent” means BAS in its capacity as Syndication Agent for Banks hereunder (or any successor thereto).
     “Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any Governmental Authority. “Tax” means any one of the foregoing.
     “Termination Date” means March 7, 2014.
     “Total Commitment” means the aggregate Commitments of all Banks as such amount may be reduced from time to time pursuant to the terms hereof; provided, that, the Total Commitment shall never exceed the lesser of (a) the Borrowing Base then in effect, or (b) the Maximum Aggregate Commitment Amount.
     “Transferee” has the meaning given such term in Section 14.9(d).

     “TRF” means Tuscaloosa Royalty Fund LLC, a Mississippi limited liability company, which is a Wholly-Owned Subsidiary of Operating.
     “Type” means, with reference to a Revolving Loan, the characterization of such Revolving Loan as the Base Rate Loan or a Eurodollar Loan based on the method by which the accrual of interest on such Revolving Loan is calculated.
     “Unproved Reserves” means Mineral Interests which do not constitute Proved Mineral Interests.
     “Unrestricted Subsidiary” means (a) as of the date hereof, New Frontiers, Encore Energy Partners GP, Encore MLP, Encore Energy Partners Operating LLC, Encore Energy Partners Finance Corporation, Encore Clear Fork Pipeline LLC, Encore Partners LP Holdings, Encore Partners GP Holdings, any other Subsidiary of Encore MLP and Jurassic Resource Development North America, LLC, (b) any other Subsidiary of Encore MLP, and (c) any Subsidiary of Borrower formed in compliance with this Agreement that is not a Material Domestic Subsidiary and that Borrower has not otherwise designated in writing to Administrative Agent to be a Restricted Subsidiary.
     “Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity (other than any directors’ qualifying shares mandated by Law), on a fully-diluted basis, is owned by Borrower and/or one or more of Borrower’s other Wholly-Owned Subsidiaries; provided, that none of Encore Partners GP Holdings, Encore Partners LP Holdings and Encore Energy Partners GP will be a Wholly-Owned Subsidiary for purposes of this Agreement or any of the other Loan Papers.
     Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be expressed in U.S. dollars and shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Restricted Subsidiaries delivered to Banks except for changes concurred in by Borrower’s independent certified public accountants and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Banks pursuant to Section 8.1(a) or Section 8.1(b); provided, that, unless Majority Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
     Section 1.3 Petroleum Terms. As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

     Section 1.4 Money. Unless expressly stipulated otherwise, all references herein to “dollars,” “money,” “funds,” “payments,” “prepayments” or similar financial or monetary terms, are references to currency of the United States of America.
     Section 1.5 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Papers), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Papers), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Paper shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
ARTICLE II
THE CREDIT
     Section 2.1 Commitments.
          (a) Each Bank severally agrees, subject to Section 2.1(d), Section 6.1 and Section 6.2 and the other terms and conditions set forth in this Agreement, to lend to Borrower from time to time prior to the Termination Date amounts requested by Borrower not to exceed in the aggregate at any one time outstanding, the amount of such Bank’s Commitment reduced by an amount equal to such Bank’s Letter of Credit Exposure. Subject to Section 2.5(c), each Borrowing shall be (i) in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000 (except that any Base Rate Borrowing may be in an amount equal to (1) the Availability at such time or (2) the amount required to finance the reimbursement of any payment or disbursement made by Letter of Credit Issuer under any Letter of Credit issued by it as contemplated by Section 2.1(b), and (ii) made from the Banks ratably in accordance with their respective Commitment Percentages. Subject to the foregoing limitations and the other provisions of this Agreement, prior to the Termination Date Borrower may borrow under this Section 2.1(a), repay amounts borrowed and request new Borrowings to be made under this Section 2.1(a).

          (b) The Existing Letters of Credit shall be deemed to have been issued hereunder as of the Closing Date. Letter of Credit Issuer may, from time to time prior to the date which is five (5) Domestic Business Days prior to the Termination Date, upon request by Borrower, issue Letters of Credit for the account of Borrower or any other Credit Party designated by Borrower, so long as (i) the sum of (A) the total Letter of Credit Exposure then existing, and (B) the amount of the requested Letter of Credit does not exceed $50,000,000, and (ii) Borrower would be entitled to a Borrowing under Section 2.1(a) and Section 2.1(d) in the amount of the requested Letter of Credit. Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower (and any other Credit Party for whose account such Letter of Credit is being issued) shall execute and deliver to Letter of Credit Issuer its customary letter of credit application. Each Letter of Credit shall be in the minimum amount of $10,000 and shall be in form and substance acceptable to Letter of Credit Issuer. No Letter of Credit shall have an expiration date later than the earlier of (1) five (5) Domestic Business Days prior to the Termination Date, or (2) one (1) year from the date of issuance (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension so long as any such renewal or extension does not result in the expiration date of such Letter of Credit occurring after the date that is five (5) Domestic Business Days prior to the Termination Date). Upon the date of issuance of a Letter of Credit, Letter of Credit Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Letter of Credit Issuer, a non recourse participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank’s Commitment Percentage of such Letter of Credit and Letter of Credit Exposure. Upon request of any Bank, but not less often than quarterly, Administrative Agent shall provide notice to each Bank by telephone, teletransmission or telecopy setting forth each Letter of Credit issued and outstanding pursuant to the terms hereof and specifying the beneficiary and expiration date of each such Letter of Credit, each Bank’s percentage of each such Letter of Credit and the actual dollar amount of each Bank’s participation held by Letter of Credit Issuer thereof for such Bank’s account and risk. In connection with the issuance of Letters of Credit, Borrower shall pay (a) to Administrative Agent for the account of each Bank the applicable Letter of Credit Fee on the average daily amount of such Bank’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed portions of Letters of Credit then outstanding) during the period from and including the date of this Agreement to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any Letter of Credit Exposure, provided, that in no event shall such fee be less than $500 during any quarter, (b) to Letter of Credit Issuer, for its own account, the Letter of Credit Fronting Fee on the average daily amount of Letter of Credit Issuer’s Letter of Credit Exposure during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure, provided, that in no event shall such fee be less than $500 during any quarter, and (c) to Letter of Credit Issuer, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by Letter of Credit Issuer or processing of drawings thereunder. The applicable Letter of Credit Fees and Letter of Credit Fronting Fees with respect to any Letter of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3) Domestic Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided, that all such fees shall be payable on the Termination Date.

     Letter of Credit Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and notify Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether Letter of Credit Issuer has made or will make a payment or disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Letter of Credit Issuer and Banks with respect to any such payment or disbursement.
     Immediately upon the occurrence of an Event of Default and the acceleration of the Obligations hereunder, and also in the event Borrower is required to cash collateralize a Defaulting Bank’s Letter of Credit Exposure pursuant to Section 13.8(c)(ii), Borrower shall deposit with Administrative Agent cash in such amounts as Administrative Agent may request, up to a maximum amount equal to (a) the aggregate existing Letter of Credit Exposure of all Banks in the case of the occurrence of an Event of Default and the acceleration of the Obligations hereunder or (b) the amount of such Defaulting Bank’s Letter of Credit Exposure in the case of a payment required by Section 13.8(c)(ii); provided, that, in the case of any of the Events of Default specified in Section 11.1(g) or Section 11.1(h), an amount equal to the aggregate existing Letter of Credit Exposure of all Banks shall be due and payable without any notice to Borrower or any other act by Administrative Agent or any Bank. Any amounts so deposited shall be held by Administrative Agent for the ratable benefit of all Banks as security for the applicable outstanding Letter of Credit Exposure and the other Obligations, and Borrower will, in connection therewith, execute and deliver (and cause each other Credit Party to execute and deliver) such security agreements in form and substance satisfactory to Administrative Agent which Administrative Agent may, in its discretion, require. Other than any interest earned on the investment of any amounts so deposited in accordance with this Section 2.1(b), which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the account or accounts in which such deposits are held.
     As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such cash to satisfy such drafts or demands. When all Letters of Credit have expired and the Obligations have been repaid in full (and no Bank has any obligation to lend or issue Letters of Credit hereunder) or such Event of Default has been cured to the satisfaction of Majority Banks, Administrative Agent shall release to Borrower any remaining cash deposited under this Section 2.1(b); provided, that if Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of a Defaulting Bank having Letter of Credit Exposure, and Borrower is not otherwise required to provide cash collateral for any other purpose hereunder, then such amount of cash collateral provided shall be returned to Borrower within three (3) Domestic Business Days after the first date on which such Defaulting Bank’s Letter of Credit Exposure no longer exists or on which such Defaulting Bank ceases to be a Defaulting Bank. Whenever Borrower is required to make deposits under this Section 2.1(b) and fails to do so on the day such deposit is due, Administrative Agent or any Bank may, without notice to Borrower, make such deposit (whether by application of proceeds of any collateral for the Obligations, by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of any Credit Party, any guarantor or any other party liable for repayment of the Obligations.

     Notwithstanding anything to the contrary contained herein, Borrower hereby agrees to reimburse Letter of Credit Issuer immediately upon demand by Letter of Credit Issuer, and in immediately available funds, for any payment or disbursement made by Letter of Credit Issuer under any Letter of Credit issued by it, such reimbursement to be made on the same Domestic Business Day of demand if Letter of Credit Issuer’s demand is made no later than 10 a.m. (Chicago, Illinois time) on such day, and otherwise on the Domestic Business Day immediately following the date on which Letter of Credit Issuer makes such demand; provided, that Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and Borrower does hereby request under such circumstances, that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. Payment shall be made by Borrower with interest on the amount so paid or disbursed by Letter of Credit Issuer from and including the date payment is made under any Letter of Credit to and including the date of payment, at the lesser of (i) the Maximum Lawful Rate, or (ii) the Default Rate. Interest accrued pursuant to this Section 2.1(b) shall be for the account of Letter of Credit Issuer, except that interest accrued on and after the date of payment by any Bank pursuant to this Section 2.1(b) to reimburse Letter of Credit Issuer shall be for the account of such Bank to the extent of such payment. The obligations of Borrower under this paragraph will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by Borrower and until all other Obligations shall have been paid in full.
     Borrower’s obligations to reimburse Letter of Credit Issuer as set forth in the immediately preceding paragraph hereof shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, however, if Borrower for any reason fails to reimburse Letter of Credit Issuer in full upon demand, Banks shall reimburse Letter of Credit Issuer in accordance with each Banks’ Commitment Percentage for amounts due and unpaid from Borrower as set forth hereinbelow; provided, however, that no such reimbursement made by Banks shall discharge Borrower’s obligations to reimburse Letter of Credit Issuer. All reimbursement amounts payable by any Bank under this Section 2.1(b) shall include interest thereon at the Federal Funds Rate, from the date of the payment of such amounts by Letter of Credit Issuer to the date of reimbursement by such Bank. No Bank shall be liable for the performance or nonperformance of the obligations of any other Bank under this paragraph. The reimbursement obligations of Banks under this paragraph shall continue after the Termination Date and shall survive termination of this Agreement and the other Loan Papers.
     Borrower shall indemnify and hold Administrative Agent, Letter of Credit Issuer and each Bank, and their respective officers, directors, representatives and employees harmless from loss for any claim, demand or liability which may be asserted against any or such indemnified party in connection with actions taken under Letters of Credit or in connection therewith (including losses resulting from the negligence of any or such indemnified party), and shall pay each indemnified party for reasonable fees of attorneys and legal costs paid or incurred by each indemnified party in connection with any matter related to Letters of Credit, except for losses and liabilities incurred as a direct result of the gross negligence or willful misconduct of such indemnified party, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FOR THE

CONSEQUENCES OF ITS OWN ORDINARY NEGLIGENCE. If Borrower for any reason fails to indemnify or pay such indemnified party as set forth herein in full, Banks shall indemnify and pay such indemnified party upon demand, in accordance with each Bank’s Commitment Percentage of such amounts due and unpaid from Borrower; provided, however, that, no such payment made by Banks shall discharge Borrower’s obligation to indemnify or pay such indemnified party in accordance with the terms hereof. The provisions of this paragraph shall survive the termination of this Agreement.
     Neither Administrative Agent nor Letter of Credit Issuer makes any representation or warranty, nor assumes any responsibility with respect to the validity, legality, sufficiency or enforceability of any letter of credit application executed and delivered in connection with any Letter of Credit issued hereunder or any document relative thereto or to the collectability thereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Letter of Credit Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Neither Administrative Agent nor Letter of Credit Issuer assumes any responsibility for the financial condition of Borrower or any other Credit Party, or for the performance of any obligation of Borrower or any other Credit Party. Administrative Agent and Letter of Credit Issuer may use its discretion with respect to exercising or refraining from exercising any rights, or taking or refraining from taking any action which may be vested in it or which it may be entitled to take or assert with respect to any Letter of Credit or any letter of credit application. FURTHERMORE, EXCEPT AS SET FORTH HEREIN, NEITHER ADMINISTRATIVE AGENT NOR LETTER OF CREDIT ISSUER SHALL BE UNDER ANY LIABILITY TO ANY BANK, WITH RESPECT TO ANYTHING ADMINISTRATIVE AGENT OR LETTER OF CREDIT ISSUER MAY DO OR REFRAIN FROM DOING IN THE EXERCISE OF ITS JUDGMENT, THE SOLE LIABILITY AND RESPONSIBILITY OF ADMINISTRATIVE AGENT AND LETTER OF CREDIT ISSUER BEING TO HANDLE EACH BANK’S SHARE ON AS FAVORABLE A BASIS AS ADMINISTRATIVE AGENT OR LETTER OF CREDIT ISSUER HANDLES ITS OWN SHARE. NEITHER ADMINISTRATIVE AGENT NOR LETTER OF CREDIT ISSUER SHALL HAVE ANY DUTIES OR RESPONSIBILITIES EXCEPT THOSE EXPRESSLY SET FORTH HEREIN AND THOSE DUTIES AND LIABILITIES SHALL BE SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH HEREIN. FURTHERMORE, NEITHER ADMINISTRATIVE AGENT, LETTER OF CREDIT ISSUER, NOR ANY OF THEIR DIRECTORS, OFFICERS, OR EMPLOYEES SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED (WHETHER OR NOT SUCH ACTION TAKEN OR OMITTED IS EXPRESSLY SET FORTH HEREIN) UNDER OR IN CONNECTION HEREWITH OR UNDER ANY OTHER INSTRUMENT OR DOCUMENT IN CONNECTION HEREWITH, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Neither Administrative Agent nor Letter of Credit Issuer shall incur any liability to any Bank, Borrower, any other Credit Party, or any Affiliate of any Bank, Borrower or any other Credit Party, in acting upon any notice, document, order, consent, certificate, warrant or other instrument reasonably believed by Administrative Agent or Letter of Credit Issuer to be genuine or authentic and to be signed by the proper party or in any other event or circumstance whatsoever that might, but for the provisions of this Section 2.1(b), constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.
          (c) Bond Purchaser may, from time to time prior to the date which is two (2) years prior to the Termination Date, upon request by Borrower in accordance with Section 2.2, purchase Additional Permitted Revenue Bonds in connection with an Additional Permitted Revenue Bond Transaction so long as (i) no Default, Event of Default or Borrowing Base Deficiency then exists or would result therefrom, (ii) such transaction is on substantially similar terms, and pursuant to substantially similar Additional Permitted Revenue Bond Documents, as the transaction evidenced by the 2009 Bond Offering and the Bond Documents executed and delivered in connection therewith, which terms shall provide that any obligation of Bond Purchaser to purchase Additional Permitted Revenue Bonds shall be limited to the amount of Borrowings that are then available under and in accordance with the terms of this Agreement, (iii) at least five (5) Domestic Business Days prior to the date of the consummation of the proposed transaction, Borrower shall have delivered to Administrative Agent (1) all Additional Permitted Revenue Bond Documents to be entered into in connection with such proposed transaction, each of which shall be in substantially final form and reasonably acceptable to Administrative Agent, and (2) a certificate signed by an Authorized Officer of Borrower certifying that such transaction complies with this Section 2.1(c), (iv) Borrower shall have provided Administrative Agent with copies of resolutions and comparable authorizations approving such transaction, accompanied by a certificate of the Secretary or comparable Authorized Officer of Borrower certifying that such copies are true and correct, (v) Borrower would be entitled to a Borrowing under Section 2.1(a) and Section 2.1(d) in the amount of such Additional Permitted Revenue Bonds, (vi) such Additional Permitted Revenue Bonds will (1) be in a maximum aggregate principal amount, together with the 2008 Bonds, the 2009 Bonds and any other Additional Permitted Revenue Bonds then outstanding, of not greater than $200,000,000, (2) will bear interest at rates identical to the interest rates set forth in this Agreement, (3) have a maturity date that is not more than two (2) years following the issuance thereof and (4) provide that Bond Purchaser’s obligations to make advances of the proceeds thereof shall expire not later than two (2) years from the date of issuance of such Additional Permitted Revenue Bonds, and (vii) Administrative Agent shall have been provided with such other documents, instruments and agreements as Administrative Agent may request in connection with such transaction. Subject to the terms and conditions set forth herein, including, without limitation, Borrower’s satisfaction of the covenant set forth in Section 8.17 (but only with respect to the 2008 Bonds and the 2009 Bonds) and Borrower’s delivery of a request for a Borrowing in accordance with Section 2.2, in connection with any issuance and subsequent purchase by Bond Purchaser under the 2008 Bonds, the 2009 Bonds and, following the issuance of any Additional Permitted Revenue Bonds in accordance with this Section 2.1(c), any such Additional Permitted Revenue Bonds, Bond Purchaser shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Bond Purchaser, a non recourse participation in the 2008 Bonds, the 2009 Bonds and/or any such Additional Permitted Revenue Bonds, as the case may be, equal to such Bank’s Commitment Percentage of any purchase by Bond Purchaser under the 2008 Bonds, the 2009 Bonds and/or any such Additional Permitted Revenue Bonds, as the case may be. As soon as reasonably practicable, but in any event no later than two (2) Domestic Business Days after any Additional Permitted Revenue Bond Transaction is consummated, Borrower shall provide Administrative Agent with fully executed copies of each of the Additional Permitted Revenue

Bond Documents entered into in connection with such transaction, together with a certificate from an Authorized Officer of Borrower certifying that such copies are accurate and complete and represent the complete understanding and agreement of the parties with respect to the subject matter thereof. Notwithstanding anything to the contrary contained in the Loan Papers or Bond Documents, any borrowing by Borrower or any other Credit Party, as applicable, under the 2008 Bond Loan Agreement, the 2009 Bond Loan Agreement or any loan agreement hereafter entered into in connection with any Additional Permitted Revenue Bond Transaction, or on any 2008 Bond Note, any 2009 Bond Note or any promissory note hereafter executed in connection with any Additional Permitted Revenue Bond Transaction shall also be deemed to be and considered as, without duplication, a Borrowing of a Revolving Loan hereunder (the outstanding principal of which shall be and be deemed to be included in the Outstanding Credit for all purposes hereunder); provided, that no borrowing by Borrower or any other Credit Party under the 2008 Bond Loan Agreement or the 2009 Bond Loan Agreement, or on any 2008 Bond Note or any 2009 Bond Note, will be permitted hereunder prior to Borrower’s satisfaction of the covenant set forth in Section 8.17.
          (d) No Bank will be obligated to lend to Borrower hereunder or incur Letter of Credit Exposure and Borrower shall not be entitled to borrow hereunder or obtain Letters of Credit hereunder, in an amount which would cause, after giving effect to the making of any Revolving Loan or issuance of any Letter of Credit (i) the sum of the aggregate principal balance of such Bank’s Revolving Loans on such date plus its Commitment Percentage of the Letter of Credit Exposure on such date, to exceed its Commitment, or (ii) the Outstanding Credit to exceed the lesser of (A) the Borrowing Base then in effect, or (B) the Maximum Aggregate Commitment Amount then in effect. No Bank shall be obligated to fund Borrowings hereunder and Borrower shall not be entitled to Borrowings hereunder during the existence of a Borrowing Base Deficiency. Nothing in this Section 2.1(d) shall be deemed to limit any Bank’s obligation to reimburse (1) Letter of Credit Issuer with respect to such Bank’s participation in Letters of Credit as a result of the drawing under any Letter of Credit pursuant to Section 2.1(b) and (2) Bond Purchaser with respect to such Bank’s participation in any Additional Permitted Revenue Bonds as a result of Bond Purchaser’s purchase of such bonds pursuant to Section 2.1(c).
     Section 2.2 Method of Borrowing.
          (a) In order to request any Borrowing under Section 2.1, Borrower shall hand deliver or telecopy to Administrative Agent a duly completed Request for Borrowing prior to 11:00 a.m. (Chicago, Illinois time), (i) on the Borrowing Date specified for a proposed Base Rate Borrowing; provided, that no Request for Borrowing shall be required for any deemed request of a Base Rate Borrowing to finance the reimbursement of any payment or disbursement made by Letter of Credit Issuer under any Letter of Credit issued by it as provided in Section 2.1(b), and (ii) at least three (3) Eurodollar Business Days before the Borrowing Date of a proposed Eurodollar Borrowing. Each such Request for Borrowing shall specify:
          (A) the Borrowing Date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

          (B) the aggregate amount of such Borrowing;
          (C) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and
          (D) in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
     In addition, if the proceeds of any such Borrowing will be used to fund purchases by Bond Purchaser under the 2008 Bonds, the 2009 Bonds or any Additional Permitted Revenue Bonds, such Request for Borrowing will include a certification from an Authorized Officer of Borrower as to the purpose and utilization of the proceeds of such Borrowing.
          (b) Upon receipt of a Request for Borrowing, Administrative Agent shall promptly notify each Bank of the contents thereof and the amount of the Borrowing to be loaned by such Bank pursuant thereto, and such Request for Borrowing shall not thereafter be revocable by Borrower. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (c) Not later than 1:00 p.m. (Chicago, Illinois time) on the date of each Borrowing, each Bank shall make available its Commitment Percentage of such Borrowing, in Federal or other funds immediately available in Chicago, Illinois to Administrative Agent at its address set forth on Schedule 1.1 hereto. Unless Administrative Agent determines that any applicable condition specified in Section 6.2 has not been satisfied, Administrative Agent will make the funds so received from Banks available to Borrower at Administrative Agent’s aforesaid address; provided, that any Base Rate Borrowing made to finance the reimbursement of any payment or disbursement made by Letter of Credit Issuer under any Letter of Credit issued by it as provided in Section 2.1(b) shall be remitted by Administrative Agent to Letter of Credit Issuer.
          (d) Unless Administrative Agent shall have received notice from a Bank prior to the proposed date of any Borrowing that such Bank will not make available to Administrative Agent such Bank’s share of such Borrowing, Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.2(c) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Bank and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of such Bank, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate then applicable to Base Rate Borrowings. If such Bank pays such amount to

Administrative Agent, then such amount shall constitute such Bank’s Revolving Loan included in such Borrowing.
     Section 2.3 Method of Requesting Letters of Credit.
          (a) In order to request any Letter of Credit hereunder or any amendment, renewal or extension of any existing Letter of Credit issued hereunder, Borrower shall hand deliver or telecopy to Administrative Agent a duly completed Request for Letter of Credit prior to 12:00 noon (Chicago, Illinois time) at least three (3) Domestic Business Days before the date specified for issuance, amendment, renewal or extension of such Letter of Credit, as applicable. Each Request for Letter of Credit shall be accompanied by Letter of Credit Issuer’s duly completed and executed letter of credit application and agreement and shall specify:
          (i) the requested date for issuance, amendment, renewal or extension of such Letter of Credit, as applicable, which shall be a Domestic Business Day;
          (ii) the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date (which shall comply with Section 2.1(b)) and the conditions under which drafts under such Letter of Credit are to be available; and
          (iii) the purpose of such Letter of Credit.
          (b) Upon receipt of a Request for Letter of Credit, Administrative Agent shall promptly notify each Bank and Letter of Credit Issuer of the contents thereof, including the amount of the requested Letter of Credit, and such Request for Letter of Credit shall not thereafter be revocable by Borrower.
          (c) No later than 12:00 noon (Chicago, Illinois time) on the date each Letter of Credit is requested, unless Administrative Agent or Letter of Credit Issuer determines that any applicable condition precedent set forth in Section 6.2 hereof has not been satisfied, Letter of Credit Issuer will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.
     Section 2.4 Notes. Each Bank’s Commitment Percentage of the Revolving Loan shall be evidenced by a single Note payable to the order of such Bank in an amount equal to such Bank’s Maximum Commitment Amount. In the event that any Bank’s Maximum Commitment Amount increases or decreases for any reason, Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Bank in a principal amount equal to its Maximum Commitment Amount after giving effect to such increase or decrease, and otherwise duly completed.
     Section 2.5 Interest Rates; Payments.
          (a) The principal amount of the Base Rate Loan outstanding from day to day shall bear interest at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the applicable Base Rate in effect from day to day; provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on the Base Rate Loan shall be payable as it accrues on each Quarterly Date and on the Termination Date.

          (b) The principal amount of each Eurodollar Loan outstanding from day to day shall bear interest for the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the applicable Adjusted Eurodollar Rate; provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on any portion of the principal of each Eurodollar Loan subject to an Interest Period of one (1), two (2) or three (3) months shall be payable on the last day of the Interest Period applicable thereto. Interest on any portion of the principal of each Eurodollar Loan subject to an Interest Period of six (6), nine (9), or twelve (12) months shall be payable on the last day of the Interest Period applicable thereto and on each Quarterly Date.
          (c) So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 2.5, Borrower shall have the option of having all or any portion of the principal outstanding under the Revolving Loan be a Base Rate Loan or one (1) or more Eurodollar Loans, which shall bear interest at rates determined by reference to the Base Rate and the Adjusted Eurodollar Rate, respectively; provided, that each Eurodollar Loan shall be in a minimum amount of $2,000,000 and shall be in an amount which is an integral multiple of $500,000. Prior to the termination of each Interest Period with respect to each Eurodollar Loan, Borrower shall give written notice (a “Notice of Continuation or Conversion”) in the form of Exhibit G attached hereto to Administrative Agent of the Type of Loan which shall be applicable to the principal of such Eurodollar Loan upon the expiration of such Interest Period. Such Notice of Continuation or Conversion shall be given to Administrative Agent at least one (1) Domestic Business Day, in the case of a Base Rate Loan selection and three (3) Eurodollar Business Days, in the case of a Eurodollar Loan selection, prior to the termination of the Interest Period then expiring. If Borrower shall specify a Eurodollar Loan, such Notice of Continuation or Conversion shall also specify the length of the succeeding Interest Period (subject to the provisions of the definition of such term) selected by Borrower. Each Notice of Continuation or Conversion shall be irrevocable and effective upon notification thereof to Administrative Agent. If the required Notice of Continuation or Conversion shall not have been timely received by Administrative Agent, Borrower shall be deemed to have elected that the principal of the Eurodollar Loan subject to the Interest Period then expiring be Converted to the Base Rate Loan upon the expiration of such Interest Period and Borrower will be deemed to have given Administrative Agent notice of such election. Subject to the limitations set forth in this Section 2.5(c) on the amount and number of Eurodollar Loans, Borrower shall have the right to Convert all or any part of the Base Rate Loan to a Eurodollar Loan by giving Administrative Agent a Notice of Continuation or Conversion of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower elects to make such Conversion (a “Conversion Date”). The Conversion Date selected by Borrower shall be a Eurodollar Business Day. Notwithstanding anything in this Section 2.5 to the contrary, no portion of the principal of the Base Rate Loan may be Converted to a Eurodollar Loan and no Eurodollar Loan may be Continued as such when any Default or Event of Default has occurred and is continuing, but each such Eurodollar Loan shall be automatically Converted to the Base Rate Loan on the last day of each applicable Interest Period. Borrower shall not be permitted to have more than seven (7) Eurodollar Loans in effect at any time.
          (d) Notwithstanding anything to the contrary set forth in Section 2.5(a) or Section 2.5(b), after the occurrence of an Event of Default, interest shall accrue on the outstanding principal balance of the Revolving Loan, and to the extent permitted by Law, on the accrued but unpaid interest on the Revolving Loan and all other Obligations from the period from and including the occurrence of such Event of Default to but excluding the date the same is remedied at a rate per annum equal to the lesser of (i) the Default Rate, and (ii) the Maximum Lawful Rate.
          (e) Administrative Agent shall determine each interest rate applicable to the Revolving Loan in accordance with the terms hereof. Administrative Agent shall promptly notify Borrower and Banks by telecopy or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
          (f) Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Base Rate or the Eurodollar Rate hereunder (the “contract rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the Revolving Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by Law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.
          (g) Interest payable hereunder on each Eurodollar Loan shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days. Interest payable hereunder on the Base Rate Loan shall be computed based on the actual number of days elapsed assuming that each calendar year consisted of 365 days (or 366 days in a leap year).
     Section 2.6 Mandatory Prepayments.
          (a) Upon the occurrence of any Borrowing Base Deficiency, Borrower shall take one or more of the actions required by Section 4.4 hereof, which may include making mandatory prepayments of the Revolving Loan.
          (b) If at any time the Outstanding Credit is in excess of the Total Commitment (as used in this Section 2.6(b), a “deficiency”), including, without limitation, as a result of any reduction of the Borrowing Base pursuant to Section 2.13, Borrower shall immediately make a principal payment on the Revolving Loan sufficient to cause the principal balance of the Revolving Loan then outstanding to be equal to or less than the Total Commitment then in effect. If a deficiency cannot be eliminated pursuant to this Section 2.6(b) by prepayment of the Revolving Loan (as a result of outstanding Letter of Credit Exposure), Borrower shall also deposit cash with Administrative Agent, to be held by Administrative Agent to secure outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b).

          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Credit Party in respect of any Prepayment Event, Borrower shall, immediately after such Net Proceeds are received by any Credit Party, prepay the Obligations in an aggregate amount equal to 100% of such Net Proceeds; provided, that in the case of a prepayment event described in clause (a) of the definition of the term “Prepayment Event” set forth herein, if Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer concurrently with receipt of the Net Proceeds from such Prepayment Event (i) that the Credit Parties intend to apply all or a portion of such Net Proceeds (as specified in such certificate) within 180 days after receipt thereof to acquire properties or assets to be used in the business of Borrower or another Credit Party in replacement of the properties or assets sold, transferred or otherwise disposed of, and (ii) certifying that no Default has occurred and is continuing, then such immediate prepayment shall be limited at such time to the portion of any such Net Proceeds that are not to be used to acquire such properties or assets, if any; provided further, that to the extent any amount of such remaining Net Proceeds referred to in clause (i) of this Section 2.6(c) have not been so applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to the amount of such Net Proceeds that have not been so applied. There shall be no corresponding reduction in the Borrowing Base or in the Maximum Aggregate Commitment Amount as a result of a prepayment of the type described this clause (c).
     Section 2.7 Voluntary Prepayments. Borrower may, subject to Section 13.5 and the other provisions of this Agreement, prepay the principal of the Revolving Loan in whole or in part. Any partial prepayment shall be in a minimum amount of $500,000 and shall be in an integral multiple of $100,000.
     Section 2.8 Voluntary Reduction of Commitments. Borrower may, by notice to Administrative Agent five (5) Domestic Business Days prior to the effective date of any such reduction, reduce the Maximum Aggregate Commitment Amount (and thereby reduce the Maximum Commitment Amount of each Bank ratably) in amounts not less than $5,000,000 and in an amount which is an integral multiple of $1,000,000. On the effective date of any such reduction, Borrower shall, to the extent required pursuant to Section 2.6(b) as a result of such reduction, make a principal payment on the Revolving Loan in an amount sufficient to cause the principal balance of the Revolving Loan then outstanding to be equal to or less than the Maximum Aggregate Commitment Amount as thereby reduced. Notwithstanding the foregoing, Borrower shall not be permitted to voluntarily reduce the Maximum Aggregate Commitment Amount to an amount less than the aggregate Letter of Credit Exposure of all Banks.
     Section 2.9 Termination of Commitments; Final Maturity of Revolving Loan. The Total Commitment (and the Commitment of each Bank) shall terminate, and the entire outstanding principal balance of the Revolving Loan, all interest accrued thereon, all accrued but unpaid fees hereunder and all other outstanding Obligations shall be due and payable in full on the Termination Date.
     Section 2.10 Application of Payments. Each repayment pursuant to Section 2.6, Section 2.7, Section 2.8, Section 2.9 and Section 4.4 shall be made together with accrued interest on the amount repaid to the date of payment, and shall be applied in accordance with Section 3.2 and the other provisions of this Agreement.

     Section 2.11 Commitment Fee. On the Termination Date, on each Quarterly Date prior to the Termination Date, and, in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank based on each Bank’s Commitment Percentage, a commitment fee equal to one-half of one percent (0.50%) (applied on a per annum basis and computed on the basis of actual days elapsed and as if each calendar year consisted of 365 days (or 366 days in a leap year)) of the average daily Availability for the Fiscal Quarter (or portion thereof) ending on the date such payment is due.
     Section 2.12 Agency and other Fees. Borrower agrees to pay to Administrative Agent and JPMSI, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon between Borrower, Administrative Agent and/or JPMSI, as the case may be, including the fees set forth in the Fee Letter, and no Agent or Bank (other than JPMorgan and JPMSI) shall have any interest therein.
     Section 2.13 Automatic Reduction of Borrowing Base. Simultaneously with the issuance or incurrence by any Credit Party of any Additional Permitted Subordinate Debt in accordance with Section 9.1(a)(ii)(A), the Borrowing Base shall be automatically reduced, without the need for any additional approval by Administrative Agent or Banks, by an amount equal to twenty-five percent (25%) of the principal amount of such Additional Permitted Subordinate Debt issued or incurred; provided, that Borrower shall notify Administrative Agent at least five (5) Domestic Business Days in advance of any such issuance or incurrence of Additional Permitted Subordinate Debt. Promptly following any such reduction in the Borrowing Base, Administrative Agent shall notify Borrower and Banks of the amount of the Borrowing Base as reduced, which Borrowing Base shall remain in effect for all purposes of this Agreement until the next Redetermination of the Borrowing Base in accordance with Article IV or any additional reduction of the Borrowing Base in accordance with this Section 2.13.
ARTICLE III
GENERAL PROVISIONS
     Section 3.1 Delivery and Endorsement of Notes. On the Closing Date, Administrative Agent shall deliver to each Bank the Note payable to such Bank. Each Bank may endorse (and prior to any transfer of its Note shall endorse) on the schedules attached and forming a part thereof appropriate notations to evidence the date and amount of its Commitment Percentage of each Borrowing, the Interest Period applicable thereto, and the date and amount of each payment of principal made by Borrower with respect thereto; provided that the failure by any Bank to so endorse its Note shall not affect the liability of Borrower for the repayment of all amounts outstanding under such Note together with interest thereon. Each Bank is hereby irrevocably authorized by Borrower to endorse its Note and to attach to and make a part of any such Note a continuation of any such schedule as required.
     Section 3.2 General Provisions as to Payments.
          (a) Borrower shall make each payment of principal of, and interest on, the Revolving Loan, and all fees payable hereunder shall be paid, not later than 12:00 noon (Chicago, Illinois time) on the date when due, in Federal or other funds immediately available in

Chicago, Illinois, to Administrative Agent at its address set forth on Schedule 1.1 hereto, without defense, set-off, deduction or counterclaim. Administrative Agent will promptly (and if such payment is received by Administrative Agent by 10:00 a.m. (Chicago, Illinois time), and otherwise if reasonably possible, on the same Domestic Business Day) distribute to each Bank its Commitment Percentage of each such payment received by Administrative Agent for the account of Banks. Whenever any payment of principal of, or interest on, the Base Rate Loan or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, any portion of any Eurodollar Loan shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the provisions of the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Administrative Agent to charge from time to time against Borrower’s accounts with Administrative Agent any amount then due.
          (b) Prior to the occurrence of an Event of Default, all principal payments received by Banks with respect to the Revolving Loan shall be applied first to Eurodollar Loans outstanding with Interest Periods ending on the date of such payment, then to the Base Rate Loan, and then to Eurodollar Loans next maturing until such principal payment is fully applied.
          (c) After the occurrence of an Event of Default, all amounts collected or received by Administrative Agent or any Bank shall be applied first to the payment of all proper costs incurred by Administrative Agent in connection with the collection thereof (including reasonable expenses and disbursements of Administrative Agent), second to the payment of all proper costs incurred by Banks in connection with the collection thereof (including reasonable expenses and disbursements of Banks), third to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of any Credit Party under any of the Loan Papers, fourth to the payment of any unpaid fees required pursuant to Section 2.12, fifth to the payment of any unpaid fees required pursuant to Section 2.1(b) and Section 2.11, sixth to the payment of all accrued but unpaid interest, seventh to the payment to each Bank (and/or its Affiliates) of its Commitment Percentage of the outstanding principal of the Revolving Loan and to satisfy all obligations and liabilities then due under Hedge Agreements, such payments to be made pro rata to each Bank (and/or its Affiliates) owed such Obligations in proportion to all such payments owed to all Banks (and/or its Affiliates) in respect of such Obligations, eighth to establish the deposits required in Section 2.1(b), and ninth any excess, after all Obligations shall have been indefeasibly paid in full in cash, shall be paid to Borrower or as otherwise required by any Law. All payments received by a Bank after the occurrence of an Event of Default for application to the principal of the Revolving Loan pursuant to item seventh above shall be applied by such Bank in the manner provided in Section 3.2(b).
          (d) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Banks or Letter of Credit Issuer that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Banks or Letter of Credit Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of

Banks or Letter of Credit Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Bank or Letter of Credit Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Bank shall fail to make any payment required to be made by it hereunder then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Revolving Loan, Administrative Agent shall receive any payment in respect of principal of a Borrowing or a reimbursement of a payment or disbursement under any Letter of Credit issued by Letter of Credit Issuer hereunder while one or more Defaulting Banks shall be party to this Agreement, Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Bank(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Bank (including each Defaulting Bank) is owed its Commitment Percentage of the Revolving Loan then outstanding. After acceleration or maturity of the Revolving Loan, all principal will be paid ratably as provided in Section 3.2(c).
ARTICLE IV
BORROWING BASE
     Section 4.1 Reserve Report; Proposed Borrowing Base. The aggregate amount of credit available to Borrower under this Agreement shall be limited by a Borrowing Base which shall be determined by Administrative Agent and Banks at the times and in accordance with the standards and procedures set forth in this Article IV. As soon as available and in any event by March 31 and September 30 of each year commencing September 30, 2010, Borrower shall deliver to Administrative Agent and each Bank a Reserve Report prepared as of the immediately preceding December 31 and June 30 respectively. Each Reserve Report required to be delivered by March 31 of each year shall be prepared by the Approved Petroleum Engineer. Each other Reserve Report shall be prepared by either (a) the Approved Petroleum Engineer, or (b) Borrower’s in-house staff. Notwithstanding the foregoing, in connection with any Special Redetermination requested by Borrower, the Reserve Report shall be in form and scope mutually acceptable to Borrower and Administrative Agent. Simultaneously with the delivery to Administrative Agent and each Bank of each Reserve Report (other than the Initial Reserve Report), Borrower (a) shall notify Administrative Agent and each Bank of the amount of the Borrowing Base which Borrower requests become effective on the next Redetermination Date (or such date promptly following such Redetermination Date as Required Banks shall elect), as applicable, and (b) acknowledges and agrees that it shall be deemed to have represented and warranted on the date of such delivery (i) that the information contained in such Reserve Report and any other information delivered in connection therewith complies with the last sentence of Section 7.12 in all material respects, (ii) that none of any Credit Party’s Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except as otherwise previously disclosed to Administrative Agent, (iii) that Borrower and the other Credit

Parties are in material compliance with Section 5.1(b), and (iv) as to the facts specified in Section 7.9(a) and Section 7.22.
     Section 4.2 Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to Banks pursuant to Section 4.1, Administrative Agent and Banks shall redetermine the Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Banks). Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Section 4.1 or Section 4.3 (as applicable), (b) such Borrowing Base shall not exceed the Maximum Aggregate Commitment Amount, (c) to the extent such Borrowing Base represents an increase from the Borrowing Base in effect prior to such Redetermination, such Borrowing Base shall be approved by all Banks, and (d) to the extent such Borrowing Base represents a decrease in the Borrowing Base in effect prior to such Redetermination, or a reaffirmation of such prior Borrowing Base, such Borrowing Base shall be approved by Required Banks. Each Redetermination shall be made by Administrative Agent and Banks in their sole discretion. Without limiting such discretion, Borrower acknowledges and agrees that Administrative Agent and Banks (i) may make such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as they deem appropriate in their sole discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Mineral Interests owned by any Credit Party as they deem appropriate in their sole discretion, (iii) may consider the projected cash requirements of the Credit Parties, (iv) are not required to consider any asset other than Proved Mineral Interests owned by any Credit Party which are subject to first and prior Liens in favor of Administrative Agent for the ratable benefit of Banks to the extent required by Section 5.1 hereof, and (v) may make such other assumptions, considerations and exclusions as Banks deem appropriate in the exercise of their sole discretion. It is further acknowledged and agreed that Administrative Agent and each Bank may consider such other credit factors and information as it deems appropriate in the exercise of its sole discretion (including, without limitation, the status of title information with respect to the Mineral Interests and the existence of any other Debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) and shall have no obligation in connection with any Redetermination to approve any increase from the Borrowing Base in effect prior to such Redetermination. Promptly following any Redetermination of the Borrowing Base, Administrative Agent shall notify Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination.
     Section 4.3 Special Redetermination.
          (a) In addition to Scheduled Redeterminations, Borrower and Administrative Agent shall each be permitted to request a Special Redetermination of the Borrowing Base once in each Fiscal Year. Any request by Borrower pursuant to this Section 4.3(a) shall be submitted to Administrative Agent and each Bank and at the time of such request Borrower shall (1) deliver to Administrative Agent and each Bank a Reserve Report, and (2) also notify Administrative

Agent and each Bank of the Borrowing Base requested by Borrower in connection with such Special Redetermination.
          (b) Any Special Redetermination shall be made by Administrative Agent and Banks in accordance with the procedures and standards set forth in Section 4.2; provided, that, no Reserve Report will be required to be delivered to Administrative Agent and Banks in connection with any Special Redetermination requested by Administrative Agent pursuant to Section 4.3(a).
     Section 4.4 Borrowing Base Deficiency. To the extent a Borrowing Base Deficiency exists at any time, including, without limitation, after giving effect to any Redetermination or any adjustment pursuant to Section 8.4(d), Borrower shall, within 10 days following receipt of notice from Administrative Agent that a Borrowing Base Deficiency exists or the date the adjustment occurs, provide written notice (the “Election Notice”) to Administrative Agent stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, either (a) within 30 days following the delivery of the Election Notice, prepay the Revolving Loan in an aggregate principal amount equal to such Borrowing Base Deficiency, (b) eliminate such Borrowing Base Deficiency by making four (4) consecutive, mandatory, equal, monthly prepayments of principal on the Revolving Loan, each of which shall be in the amount of 1/4th of the amount of such Borrowing Base Deficiency, commencing on the first Monthly Date following the delivery of the Election Notice, and continuing on each Monthly Date thereafter, (c) within 30 days following the delivery of the Election Notice, submit (and pledge as collateral) additional Mineral Interests owned by any Credit Party for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Banks deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (d) within 30 days following the delivery of the Election Notice, eliminate such Borrowing Base Deficiency through a combination of prepayments and submission of additional Mineral Interests as set forth in subclauses (a) and (c) above. If a Borrowing Base Deficiency cannot be eliminated pursuant to this Section 4.4 by prepayment of the Revolving Loan in full (as a result of outstanding Letter of Credit Exposure), on each borrowing base deficiency payment date, Borrower shall also deposit cash with Administrative Agent, to be held by Administrative Agent to secure outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b), (i) in an amount equal to the balance of such Borrowing Base Deficiency (i.e., the difference between the balance of such Borrowing Base Deficiency and the remaining outstanding principal amount under the Revolving Loan on the effective date of such Borrowing Base Deficiency), or (ii) in an amount at least equal to (1/4th) of the balance of such Borrowing Base Deficiency (i.e., 1/4th of the difference between the Borrowing Base Deficiency and the remaining outstanding principal under the Revolving Loan on the effective date of such Borrowing Base Deficiency), as applicable based upon Borrower’s election of the actions in subclause (a) or (b) above. Notwithstanding the foregoing, if a Borrowing Base Deficiency results from any reduction, adjustment and/or Redetermination of the Borrowing Base pursuant to Section 2.13 (or increase in any previously existing Borrowing Base Deficiency), Borrower shall promptly, but in all events prior to or contemporaneously with such event, make a mandatory prepayment of the principal amount of the Revolving Loan in an amount sufficient to eliminate the Borrowing Base Deficiency after giving effect to such reduction, adjustment or Redetermination.

     Section 4.5 Initial Borrowing Base. Notwithstanding anything to the contrary contained herein, the Borrowing Base in effect during the period commencing on the Closing Date and ending on the effective date of the first Redetermination after the Closing Date shall be the Initial Borrowing Base, subject to adjustment pursuant to Section 2.13, Section 8.4(d) and/or Section 9.5.
ARTICLE V
COLLATERAL AND GUARANTEES
     Section 5.1 Security.
          (a) The Obligations shall at all times be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering (i) Borrowing Base Properties comprising the Minimum Collateral Amount, and (ii) prior to any Distributions being permitted to be made to any Restricted Subsidiary pursuant to the terms of Section 9.2(b) and/or the definition of “Permitted Investments,” all of the issued and outstanding Equity owned by Borrower and each Restricted Subsidiary. On the Closing Date, the Credit Parties (as applicable) shall deliver to Administrative Agent for the ratable benefit of each Bank, the Mortgages in form and substance acceptable to Administrative Agent and duly executed by each such Credit Party (as applicable), together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in the Borrowing Base Properties and other interests of any Credit Party required by this Section 5.1(a). Borrower hereby authorizes, for itself and on behalf of all the other Credit Parties, Administrative Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments or continuation statements as necessary from time to time (in Administrative Agent’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Papers.
          (b) On or before each Redetermination Date after the Closing Date and at such other times as Administrative Agent or Majority Banks shall request, Borrower and each other Credit Party shall execute and deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such other Credit Party (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a) preceding with respect to the Borrowing Base Properties acquired by Borrower and each other Credit Party subsequent to the last date on which Borrower or any such other Credit Party was required to execute and deliver Mortgages pursuant to this Section 5.1(b), or which, for any other reason are not the subject of valid, enforceable, perfected first priority Liens (subject only to Permitted Encumbrances) in favor of Administrative Agent for the ratable benefit of Banks; provided, however, that nothing contained in this Section 5.1(b) shall be construed to require Liens covering and encumbering Borrowing Base Properties comprising more than the Minimum Collateral Amount.

          (c) At any time Borrower or any other Credit Party is required to execute and deliver Mortgages and/or any amendments, supplements or other modifications thereto to Administrative Agent pursuant to this Section 5.1, Borrower shall, in addition to complying with its obligations under Section 8.4, also deliver to Administrative Agent such opinions of counsel (including, if so requested, title opinions, and in each case addressed to Administrative Agent) and other evidence of title as Administrative Agent shall deem necessary or appropriate to verify (i) Borrower’s or such other Credit Party’s title to the Borrowing Base Properties comprising an amount equal to sixty-five percent (65%) of the Recognized Value of the Borrowing Base Properties which are subject to such Mortgages on the Closing Date; provided, that Borrower shall (and shall cause each other applicable Credit Party to) comply with its obligations under Section 8.4(a),(ii) Borrower’s or such other Credit Party’s title to the Borrowing Base Properties comprising the Minimum Collateral Amount which are subject to such Mortgages at all times following compliance by Borrower and each other applicable Credit Party with Section 8.4(a), and (iii) the validity, perfection and priority of the Liens created by such Mortgages (as amended by any amendments, supplements or other modifications thereto, as applicable) and such other matters regarding such Mortgages as Administrative Agent shall reasonably request.
          (d) To the extent required or contemplated by the terms of Section 5.1(a)(ii), Section 9.2 and the definition of “Permitted Investments,” Borrower, each Restricted Subsidiary shall execute and deliver to Administrative Agent the Borrower Pledge Agreement or a Subsidiary Pledge Agreement (as applicable) together with (i) all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity of each Restricted Subsidiary of every class owned by Borrower or such Restricted Subsidiary (as applicable) which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 financing statements as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(ii) and Section 9.2 in the issued and outstanding Equity of each Restricted Subsidiary.
          (e) In the event Borrower or any other Credit Party forms or acquires a Foreign Subsidiary with total assets in excess of $10,000,000 in accordance with Section 9.15 of this Agreement after the date hereof, then Borrower shall promptly, or shall cause such other Credit Party to promptly, (i) pledge sixty-six percent (66%) of all of the voting Equity and 100% of all of the non-voting Equity of such Foreign Subsidiary (including, without limitation, delivery of all certificates evidencing such percentage of such issued and outstanding Equity of such Foreign Subsidiary which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) execute and/or deliver such other additional closing documents, certificates and legal opinions as shall be reasonably requested by Administrative Agent.
     Section 5.2 Guarantees. Payment and performance of the Obligations shall, prior to any Distributions being permitted to be made to any Restricted Subsidiary pursuant to the terms of Section 9.2(b), be fully guaranteed by each Restricted Subsidiary pursuant to a Facility Guarantee, and Borrower shall cause any such applicable Restricted Subsidiary to execute and deliver to Administrative Agent such Facility Guarantee.

ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Closing and Initial Borrowing and Participation in Letter of Credit Exposure. The obligation of each Bank to loan its Commitment Percentage of the initial Borrowing hereunder and the obligation of Letter of Credit Issuer to issue any Letter of Credit issued hereunder (exclusive of the Existing Letters of Credit) shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 14.5).
          (a) Closing Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts (if applicable) as shall be acceptable to Administrative Agent and each Bank and each of which shall, unless otherwise indicated, be dated the Closing Date:
          (i) counterparts of this Agreement in such number as may be requested by Administrative Agent duly executed by Borrower;
          (ii) a Note payable to the order of each Bank, each in the amount of such Bank’s Maximum Commitment Amount, duly executed by Borrower;
          (iii) the Mortgages to be executed on the Closing Date pursuant to Section 5.1(a), duly executed and delivered by each Credit Party (as applicable), and such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, in form and substance satisfactory to Administrative Agent, creating first priority Liens in the Borrowing Base Properties evaluated in the Initial Reserve Report comprising the Minimum Collateral Amount;
          (iv) the Borrower Pledge Agreement duly executed and delivered by Borrower, together with (A) all certificates (or other evidence acceptable to Administrative Agent) evidencing one hundred percent (100%) of the issued and outstanding Equity of Operating, DG&M, EAP Properties and Encore Holdings of every class, which certificates shall be duly endorsed or accompanied by appropriate stock powers (as applicable) executed in blank, and (B) such other agreements and writings, including, without limitation, UCC-1 financing statements, in form and substance satisfactory to Administrative Agent;
          (v) Subsidiary Pledge Agreements duly executed and delivered by Operating, Encore Holdings, EAP Properties, EAP Operating GP, and Encore Operating LP, respectively, together with (A) all certificates (or other evidence acceptable to Administrative Agent) evidencing one hundred percent (100%) of the issued and outstanding Equity of Onshore, Marine, TRF, Green Pipeline, Greencore Pipeline, Operating Louisiana, EAP Operating GP, Encore Partners GP Holdings and Encore Partners LP Holdings of every class, which certificates shall be duly endorsed or accompanied by appropriate stock powers (as applicable) executed in blank, and (B) such other agreements and writings, including, without limitation, UCC-1 financing statements, in form and substance satisfactory to Administrative Agent;

          (vi) Facility Guarantees duly executed and delivered by each Restricted Subsidiary;
          (vii) the Initial Reserve Report;
          (viii) such financing statements (including, without limitation, the financing statements referenced in subclause (iii) above) in form and substance acceptable to Administrative Agent to fully evidence and perfect all Liens contemplated by the Loan Papers, all of which shall be filed of record in such jurisdictions as Administrative Agent shall require in its sole discretion;
          (ix) audited consolidated financial statements of each of Borrower and Encore for the Fiscal Year ended December 31, 2007 and December 31, 2008;
          (x) unaudited consolidated financial statements of each of Borrower and Encore for the Fiscal Quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; provided, that such financial statements (1) shall not be required to include any information or notes required by Article 10 of Regulation S-K of the Securities Act of 1933 (as amended) to be included in unaudited interim financial statements of Borrower or Encore and (2) are subject to normal year-end adjustments;
          (xi) any financial statements of each of Borrower and Encore for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933 (as amended), except with respect to Rules 3-10 and 3-16 thereof;
          (xii) a pro forma consolidated balance sheet of Borrower as of September 30, 2009 and a pro forma statement of operations for the three (3) Fiscal Quarters ending on such date, in each case adjusting such financial statements to give effect to the consummation of the Encore Merger and the financing reflected in the final joint proxy statement prospectus dated February 5, 2010 as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X of the Securities Act of 1933 (as amended), except with respect to Rules 3-10 and 3-16 thereof;
          (xiii) appropriate UCC search certificates reflecting no prior Liens encumbering the properties of Borrower and the other Credit Parties for the jurisdiction or formation or organization, as applicable, of each Credit Party and any other jurisdiction requested by Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted under Section 9.3;
          (xiv) a copy of the articles or certificate of incorporation, certificate of organization, or comparable charter documents, and all amendments thereto, of each Credit Party accompanied by a certificate that such copy is true, correct and complete, and dated within ten (10) days of the Closing Date (or within such other period as acceptable to Administrative Agent), issued by the appropriate Governmental Authority of the jurisdiction of incorporation of each such Credit Party, and accompanied by a certificate of the Secretary or comparable Authorized Officer of each such Credit Party that such copy is true, correct and complete on the Closing Date;

          (xv) a copy of the bylaws, regulations or comparable charter documents, and all amendments thereto, of each Credit Party accompanied by a certificate of the Secretary or comparable Authorized Officer of each such Credit Party that such copy is true, correct and complete as of Closing Date;
          (xvi) certain certificates and other documents issued by the appropriate Governmental Authorities of such jurisdictions as Administrative Agent has requested (or such other evidence satisfactory to Administrative Agent) relating to the existence of each Credit Party and to the effect that each such Credit Party is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;
          (xvii) a certificate of incumbency of all officers of each Credit Party who will be authorized to execute or attest to any Loan Paper, dated the Closing Date, executed by the Secretary or comparable Authorized Officer of each such Credit Party;
          (xviii) copies of resolutions or comparable authorizations approving the Closing Transactions and Loan Papers, and authorizing the transactions contemplated by this Agreement and the other Loan Papers, duly adopted by the Board of Directors (or comparable authority) of each Credit Party accompanied by certificates of the Secretary or comparable officer of each such Credit Party that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the bylaws or comparable charter documents of each such Credit Party, as applicable) by the unanimous written consent of the Board of Directors (or comparable authority) of each such Credit Party, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date;
          (xix) an opinion of Hunton & Williams LLP as special counsel for the Credit Parties dated the Closing Date, favorably opining as to the enforceability of each of the Loan Papers and otherwise in form and substance satisfactory to Administrative Agent and Banks;
          (xx) opinions of special counsel in Mississippi, Montana, North Dakota and Utah, in each case for Administrative Agent dated the Closing Date, favorably opining as to the enforceability of the Mortgages in Mississippi, Montana, North Dakota and Utah, as the case may be, and otherwise in form and substance satisfactory to Administrative Agent and Banks;
          (xxi) an opinion of Baker & Hostetler LLP as special counsel for the Credit Parties dated the Closing Date, favorably opining as to such matters requested by Administrative Agent and otherwise in form and substance satisfactory to Administrative Agent and Banks;
          (xxii) a certificate signed by an Authorized Officer of Borrower stating that (A) the representations and warranties contained in this Agreement and the other

Loan Papers are true and correct in all respects, (B) no Default or Event of Default has occurred and is continuing, (C) Borrower is in compliance with the covenant set forth in Section 10.1 as of December 31, 2009 (and setting forth the necessary calculations with respect thereto as of such date), and (D) all conditions set forth in this Section 6.1 and Section 6.2 have been satisfied;
          (xxiii) a solvency certificate signed by the Financial Officer of Borrower stating that the Credit Parties are solvent in accordance with Section 7.26;
          (xxiv) no later than five (5) days prior to the Closing Date, all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, requested in writing by Administrative Agent within a reasonable period prior to such day;
          (xxv) a Certificate of Ownership Interests signed by an Authorized Officer of Onshore and Encore Operating LP (after giving effect to the Closing Transactions) in the form of Exhibit H attached hereto;
          (xxvi) certificates from Borrower’s insurance broker setting forth the insurance maintained by Borrower and the other Credit Parties, stating that such insurance is in full force and effect, that all premiums due have been paid and stating that such insurance is adequate and complies with the requirements of Section 8.6; and
          (xxvii) a written commodity price risk management policy of the Credit Parties (and Administrative Agent shall have satisfactorily completed its review thereof), together with evidence reasonably satisfactory to Administrative Agent that such commodity price risk management policy shall have been implemented.
          (b) Existing MLP Facility Agreement. An executed copy of the amendment to the Existing MLP Facility Agreement to permit the Encore Merger shall have been delivered to Administrative Agent and Banks, the “Commitments” (as defined in the Existing MLP Facility) shall be in effect, the “Aggregate Commitments” (as defined therein) shall not be less than $375,000,000 and not less than $50,000,000 shall be available for borrowing thereunder.
          (c) Closing Transactions. The Encore Merger, together with the other Closing Transactions, shall have occurred and been consummated, or shall be occurring contemporaneously with the consummation of the financing provided for herein, in accordance with all Laws and on the terms set forth in the Encore Merger Documents and this Agreement, and Administrative Agent shall have received a copy of each material Encore Merger Document, together with a certificate of an Authorized Officer of Borrower certifying that such copies are accurate and complete and represent the complete understanding and agreement of the parties with respect to the subject matter thereof. No provision of any such Encore Merger Document shall have been waived, amended, supplemented or otherwise modified in any material respect without approval of Administrative Agent. All approvals of Governmental Authorities and third parties necessary in connection with the Encore Merger, the financing contemplated by this Agreement and the continuing operations of the Credit Parties (including shareholder approvals, if any) shall have been obtained on terms satisfactory to Administrative Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Encore Merger or any of the other Closing Transactions contemplated in this Agreement.
          (d) No Material Adverse Change. In the sole discretion of each Bank, no Material Adverse Change shall have occurred.
          (e) Adjusted EBITDAX. Adjusted EBITDAX (as defined below) shall equal at least $1,000,000,000 for the 12-month period ended December 31, 2009. As used in this Section 6.1(e), “Adjusted EBITDAX” means Consolidated EBITDA of Borrower for the 12-month period ended on the date of the most recent available quarterly financial statements plus expenses or charges for exploration to the extent deducted from Consolidated Net Income in such period, and subject to adjustments permitted by Regulation S-X of the Securities Act of 1933 (as amended) and such other adjustments as JPMSI reasonably determines reflect the pro forma financial condition of Borrower after giving effect to the Encore Merger.
          (f) No Legal Prohibition. The transactions contemplated by this Agreement shall be permitted by applicable Law and regulation and shall not subject any Agent or any Bank to any material adverse change in its assets, liabilities, financial condition, operations or prospects or subject any Credit Party to a Material Adverse Change.
          (g) No Litigation. No litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of this Agreement, the other Loan Papers or the transactions contemplated hereby or thereby
          (h) Payoff Letters. Administrative Agent shall have received satisfactory pay-off letters for all existing Debt to be repaid in connection with the Closing Transactions, including the Existing Encore Debt, confirming that all Liens upon any of the property of the Credit Parties will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Debt shall have been cash collateralized or supported by a Letter of Credit.
          (i) [Intentionally deleted.]
          (j) Closing Fees. Borrower shall have paid to Administrative Agent for the ratable benefit of each Bank, and shall have paid to Administrative Agent and its Affiliates (for its own account), the fees to be paid on the Closing Date pursuant to Section 2.12.
          (k) Organizational Structure. Each Bank shall be satisfied in its sole judgment with the organizational, capital, legal and management structure and tax liabilities of each Credit Party (including, without limitation, after giving effect to the Encore Merger).
          (l) Other Matters. All matters related to this Agreement, the other Loan Papers, the Credit Parties, and the Closing Transactions shall be acceptable to each Bank in its sole discretion, and each Credit Party shall have delivered to Administrative Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Loan Papers, the Credit Parties, and the Closing Transactions as Administrative Agent or any Bank shall request.
     Section 6.2 Conditions to Each Borrowing and each Letter of Credit. The obligation of each Bank to loan its Commitment Percentage of each Borrowing and the obligation of any Letter of Credit Issuer to issue, extend, amend or renew any Letter of Credit on the date such Letter of Credit is to be issued, extended, amended or renewed is subject to the further satisfaction of the following conditions:
          (a) timely receipt by Administrative Agent of a Request for Borrowing or a Request for Letter of Credit (as applicable);
          (b) immediately before and after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing and the funding of such Borrowing or the issuance, amendment, renewal or extension of the requested Letter of Credit (as applicable) shall not cause a Default or Event of Default;
          (c) the representations and warranties of each Credit Party contained in this Agreement and the other Loan Papers shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit (as applicable), except that any representation or warranty that is qualified by “material” or “Material Adverse Effect” references therein shall be true and correct in all respects;
          (d) the amount of the requested Borrowing or the amount of the requested Letter of Credit (as applicable) shall not exceed the Availability;
          (e) no Material Adverse Change shall have occurred; and
          (f) the funding of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (as applicable) shall be permitted by applicable Law.
The funding of each Borrowing and the issuance, amendment, renewal or extension of each Letter of Credit hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing and the date of issuance, amendment, renewal or extension of each Letter of Credit as to the facts specified in Section 6.2(b) through Section 6.2(e).
     Section 6.3 Agreements Regarding Initial Borrowing. Borrower, Administrative Agent and each Bank acknowledge that a portion of the proceeds of the initial Borrowing to be made on the Closing Date are to be applied to refinance in full all Obligations outstanding under and as defined in the Existing Credit Agreement (the “Refinancing Borrowing”). Administrative Agent and each Bank hereby waive the requirements of Section 2.2(a) and Section 6.2(a) with respect to the Refinancing Borrowing to the extent, but only to the extent, such Sections require the delivery of a Request for Borrowing as a condition precedent to the obligation of each Bank to loan its Commitment Percentage of each Borrowing. Each Bank, Administrative Agent and Borrower further acknowledge and agree that, notwithstanding the contrary provisions of Section 2.2(c), each Bank shall only be required to fund as part of such Refinancing Borrowing the remainder, if any (and as applicable), of (a) its Commitment

Percentage of such Refinancing Borrowing, minus (b) the amount it is to receive as a result of the application of the proceeds of the Refinancing Borrowing to refinance all obligations outstanding under and as defined in the Existing Credit Agreement.
     Section 6.4 Materiality of Conditions. Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to Administrative Agent and each Bank that each of the following statements is true and correct on the date hereof (and after giving effect to the Closing Transactions), and will be true and correct on the occasion of each Borrowing, and the issuance of each Letter of Credit (except to the extent such representations and warranties are expressly made as of a particular date, in which event such representations and warranties shall be true and correct as of such date):
     Section 7.1 Corporate Existence and Power. Each Credit Party (a) is a corporation, partnership or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all corporate, partnership or limited liability company power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, partnership or limited liability company (as applicable) in each jurisdiction where a failure to be so qualified could have a Material Adverse Effect.
     Section 7.2 Credit Party and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement and the other Loan Papers by each Credit Party (to the extent each Credit Party is a party to this Agreement and such Loan Papers, as applicable) (a) are within such Credit Party’s corporate, partnership or limited liability company powers (as applicable), (b) when executed will be duly authorized by all necessary corporate, partnership or limited liability company action (as applicable), (c) do not require any consent or approval of, or action by or in respect of, or filing with, any Governmental Authority or any third Person (including, without limitation, shareholders or any class of directors, whether interested or disinterested, of Borrower or any other Person), (d) do not contravene, or constitute a default under, any provision of (i) applicable Law (including, without limitation, the Margin Regulations), (ii) the articles or certificate of incorporation, bylaws, regulations, partnership agreement or comparable charter documents of any Credit Party or (iii) any agreement, judgment, injunction, order, decree or other instrument (including, without limitation, the Bond Documents and the Permitted Subordinate Debt Documents) binding upon any Credit Party and (e) will not result in the creation or imposition of any Lien on any asset of any Credit Party other than the Liens securing the Obligations.
     Section 7.3 Binding Effect. This Agreement constitutes a valid and binding agreement of Borrower; the other Loan Papers when executed and delivered in accordance with this Agreement will constitute valid and binding obligations of each Credit Party executing the same; and each Loan Paper is, or when executed and delivered, will be, enforceable against each Credit Party which executes the same in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
     Section 7.4 Financial Information.
          (a) The Current Financials fairly present, in conformity with GAAP, the consolidated financial position of, among others, Borrower and its Restricted Subsidiaries and Borrower’s consolidated results of operations and cash flows as of the dates and for the periods covered thereby.
          (b) The most recent annual audited consolidated balance sheet of Borrower and the related consolidated statements of operations and cash flows for the Fiscal Year then ended (including any footnotes contained therein), copies of which have been delivered to each Bank, fairly present, in conformity with GAAP, the consolidated financial position of, among others, Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and Borrower’s consolidated results of operations and cash flows for such Fiscal Year.
          (c) The most recent quarterly unaudited consolidated balance sheet of Borrower delivered to Banks, and the related unaudited consolidated statements of operations and cash flows for the portion of Borrower’s Fiscal Year then ended (including any footnotes contained therein), fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 7.4(a), the consolidated financial position of, among others, Borrower and its Restricted Subsidiaries as of such date and Borrower’s consolidated results of operations and cash flows for such portion of Borrower’s Fiscal Year.
          (d) Since December 31, 2009, there has been no material adverse change in the assets, liabilities, financial position, results of operations or prospects of any Credit Party.
          (e) Neither Borrower nor any other Credit Party has on the date hereof any material Debt (including Disqualified Equity) or any material contingent liabilities, material off-balance sheet liabilities (excluding those permitted by GAAP), material off-balance sheet partnerships, material liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the annual reports for the Fiscal Year ended December 31, 2009 on Form 10-K filed by Borrower and Encore with the SEC (including, without limitation, any footnotes contained therein or off-balance sheet obligations or commitments described in the management’s discussion and analysis contained in such annual reports on Form 10-K filed by Borrower and Encore with the SEC).
     Section 7.5 Litigation. Except for matters disclosed on Schedule 7.5 attached hereto, there is no action, suit or proceeding pending against, or to the knowledge of any Credit Party, threatened against or affecting any Credit Party before any Governmental Authority in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which could in any manner draw into question the validity of the Loan Papers.

     Section 7.6 ERISA. No Credit Party nor any ERISA Affiliate of any Credit Party maintains or has ever maintained or been obligated to contribute to any Plan covered by Title IV of ERISA or subject to the funding requirements of section 412 of the Code or section 302 of ERISA. Each Plan maintained by any Credit Party or any ERISA Affiliate of any Credit Party is in compliance in all material respects with all applicable Laws. Except in such instances where an omission or failure would not have a Material Adverse Effect, (a) all returns, reports and notices required to be filed with any regulatory agency with respect to any Plan have been filed timely, and (b) no Credit Party nor any ERISA Affiliate of any Credit Party has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan. There are no pending or, to the best of Borrower’s knowledge, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and no Credit Party nor any ERISA Affiliate of any Credit Party has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability of any Credit Party having a Material Adverse Effect. Except in such instances where an omission or failure would not have a Material Adverse Effect, each Plan that is intended to be “qualified” within the meaning of section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained. No Credit Party nor any ERISA Affiliate of any Credit Party has engaged in any prohibited transactions, within the meaning of section 406 of ERISA or section 4975 of the Code, in connection with any Plan which would result in liability of any Credit Party having a Material Adverse Effect. No Credit Party nor any ERISA Affiliate of any Credit Party maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under section 601 of ERISA or the “Encore Acquisition Company Employee Severance Protection Plan”, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not have a Material Adverse Effect. No Credit Party nor any ERISA Affiliate of any Credit Party maintains, has established or has ever participated in a multiple employer welfare benefit arrangement within the meaning of section 3(40)(A) of ERISA.
     Section 7.7 Taxes and Filing of Tax Returns. Each Credit Party has timely filed all tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable, other than Taxes with respect to which a failure to pay would not have a Material Adverse Effect. No Credit Party knows of any proposed material Tax assessment against it and all Tax liabilities of each Credit Party are adequately provided for. Except as disclosed in writing to Banks prior to the date hereof, no income tax liability in excess of $2,000,000 of any Credit Party has been asserted by the Internal Revenue Service or other Governmental Authority for Taxes in excess of those already paid, and no Tax Lien has been filed and, to the knowledge of Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.
     Section 7.8 Ownership of Properties, Etc..

          (a) Each Credit Party has good and valid fee simple or leasehold title to all material properties and assets purported to be owned by it (excluding Mineral Interests), including, without limitation, all assets reflected in the balance sheets referred to in Section 7.4(a), Section 7.4(b) and Section 7.4(c) and all assets which are used by the Credit Parties in the operation of their respective businesses, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances.
          (b) Borrower and each other Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrower and the other Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
     Section 7.9 Mineral Interests.
          (a) Each Credit Party (as applicable) has good and defensible title to all Mineral Interests described in the Reserve Report, including, without limitation, all Borrowing Base Properties, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies.
          (b) With the exception of Immaterial Title Deficiencies, all such Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid.
          (c) Without regard to any consent or non-consent provisions of any joint operating agreement covering any of such Credit Party’s Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, each Credit Party’s (as applicable) share of (i) the costs for each Proved Mineral Interest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (ii) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Except in the case of wells which, in the aggregate, represent less than five percent (5%) of the production from the Proved Producing Mineral Interests described in the Reserve Report, each well drilled in respect of each Proved Producing Mineral Interest described in the Reserve Report (1) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities, and each Credit Party (as applicable) is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (2) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.
          (d) Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Mineral Interests (and properties unitized therewith) of Borrower and the other Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with the provisions of all leases, subleases or other contracts comprising or forming a part of the Mineral Interests of Borrower and the other Credit Parties.
          (e) Specifically in connection with the foregoing clause (d) of this Section 7.9, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Mineral Interest of any Credit Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Mineral Interests (or properties unitized therewith) of any Credit Party is deviated from the vertical more than the maximum permitted by Laws, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Mineral Interests (or in the case of wells located on properties unitized therewith, such unitized properties) of such Credit Party. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by Borrower or any of the other Credit Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by Borrower or any of the other Credit Parties, in a manner consistent with Borrower’s or any of the other Credit Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.9 could not reasonably be expected to have a Material Adverse Effect).
     Section 7.10 Licenses, Permits, Etc. Except as disclosed on Schedule 7.10 attached hereto, each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not have a Material Adverse Effect.
     Section 7.11 Compliance with Law. The business and operations of each Credit Party have been and are being conducted in accordance with all applicable Laws other than violations of Laws which do not (either individually or collectively) have a Material Adverse Effect.
     Section 7.12 Disclosure; No Material Misstatements. Borrower has disclosed to Administrative Agent and Banks all agreements, instruments and corporate or other restrictions to which it or any of the other Credit Parties is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of Borrower or any other Credit Party to Administrative Agent or any Bank or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan

Paper or delivered hereunder or under any other Loan Paper (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to Borrower or any other Credit Party which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Papers or the other documents, certificates and statements furnished to Administrative Agent or Banks by or on behalf of Borrower or any other Credit Party prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Mineral Interests of Borrower and the other Credit Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that Borrower and the other Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
     Section 7.13 Insurance. Borrower has, and has caused all of the other Credit Parties to have, (a) all insurance policies sufficient for the compliance by each of them with all material Laws and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that Borrower has determined in its commercially reasonable discretion in good faith is necessary for the assets and operations of Borrower and the other Credit Parties.
     Section 7.14 Organizational Structure; Nature of Business.
          (a) Borrower is a holding company owning one hundred percent (100%) of the issued and outstanding Equity in the Persons set forth on Schedule 7.14 hereto, and except as otherwise set forth thereon, Borrower has no other direct, Wholly-Owned Subsidiaries.
          (b) Each other Credit Party owns the issued and outstanding Equity in the Person (or Persons) in each case as more specifically set forth on Schedule 7.14 hereto, as applicable, and except as otherwise set forth thereon, none of the other Credit Parties have any direct, Wholly-Owned Subsidiaries (other than those that are Unrestricted Subsidiaries).
          (c) Marine, Onshore, DG&M, TRF, Green Pipeline, Greencore Pipeline and Operating Louisiana have no Subsidiaries.
          (d) Schedule 7.14 attached hereto accurately reflects (i) the jurisdiction of incorporation or organization of each Credit Party and the organizational identification number of such Credit Party in its jurisdiction of incorporation or organization, (ii) each jurisdiction in which each Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (iii) the authorized, issued and outstanding Equity of each Credit Party (other than Borrower), (iv) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase Equity of each Credit Party

(other than Borrower) and (v) the location of each Credit Party’s principal place of business and chief executive office.
     Section 7.15 Environmental Matters. Except for matters disclosed on Schedule 8.10 attached hereto, no operation conducted by any Credit Party and no real or personal property now or previously owned or leased by any Credit Party (including, without limitation, any Credit Party’s Mineral Interests) and no operations conducted thereon, and to any Credit Party’s knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect. Except for matters disclosed on Schedule 8.10 attached hereto, no Credit Party, nor any such property nor operation is the subject of any existing, pending or, to any Credit Party’s knowledge, threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership of each tract of real property or operations of any Credit Party thereon and each item of personal property owned, leased or operated by any Credit Party, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect. All Hazardous Substances, generated at each tract of real property and by each item of personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA (as hereinafter defined) and all other Applicable Environmental Laws for the conduct of such activities except in such cases where the failure to obtain such permits would not, individually or in the aggregate, have a Material Adverse Effect. Except for matters disclosed on Schedule 8.10 attached hereto or a Hazardous Discharge which would not, individually or in the aggregate, have a Material Adverse Effect, (a) there have been no Hazardous Discharges which were not in compliance with Applicable Environmental Laws, (b) there are no investigations, remediations, abatements, removals or monitorings of Hazardous Substances required under Applicable Environmental Laws at any Credit Party’s properties and, to the knowledge of Borrower, none of such properties are adversely affected by any Hazardous Discharge or threatened Hazardous Discharge originating or emanating from any other real property. Except for matters disclosed on Schedule 8.10 attached hereto, no Credit Party has any contingent liability in connection with any Hazardous Discharge which could reasonably be expected to have a Material Adverse Effect. Except for matters disclosed on Schedule 8.10 attached hereto or matters which would not, individually or in the aggregate, have a Material Adverse Effect, there has been no exposure of any Person or Property to any Hazardous Substances as a result of or in connection with the operations and businesses of any of Borrower’s or any other Credit Party’s properties that could reasonably be expected to form the basis for a claim for damages or compensation.
     Section 7.16 Burdensome Obligations. No Credit Party, nor any of the properties of any Credit Party, is subject to any Law or any pending or threatened change of Law or subject to any restriction under its articles (or certificate) of incorporation, bylaws, regulations, partnership agreement or comparable charter documents or under any agreement or instrument to which any Credit Party or by which any Credit Party or any of its properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a Material

Adverse Effect. Without limiting the foregoing, no Credit Party is a party to or bound by any agreement (other than the Loan Papers and the Permitted Subordinate Debt Documents) or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of such Credit Party or any Restricted Subsidiary of any Credit Party to make Distributions. Neither Borrower nor any of the other Credit Parties is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to Administrative Agent and Banks on or in respect of their properties or assets to secure the Obligations and the Loan Papers.
     Section 7.17 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to Administrative Agent (which shall promptly furnish a copy to Banks), which shall be a supplement to Schedule 7.14, Borrower has no Subsidiaries other than the Unrestricted Subsidiaries and neither Borrower nor any other Credit Party has any Foreign Subsidiaries.
     Section 7.18 Fiscal Year. Borrower’s Fiscal Year is January 1 through December 31.
     Section 7.19 No Default. Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement, the other Loan Papers, or the Closing Transactions.
     Section 7.20 Government Regulation. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act (as either of the preceding acts have been amended), the Investment Company Act of 1940 or any other Law which regulates the incurring by such Credit Party of Debt, including, but not limited to Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
     Section 7.21 Insider. No Credit Party is, and no Person having “control” (as that term is defined in 12 U.S.C. section 375(b) or regulations promulgated thereunder) of any Credit Party is an “executive officer,” “director” or “shareholder” of any Bank or any bank holding company of which any Bank is a Subsidiary or of any Subsidiary of such bank holding company.
     Section 7.22 Gas Balancing Agreements and Advance Payment Contracts. On the date of this Agreement, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts (excluding the advance payment of carbon dioxide pursuant to the Prior Genesis VPP Transactions) which have not been satisfied by delivery of production does not exceed $20,000,000.
     Section 7.23 Bond Documents. Borrower has provided (or will provide) to Administrative Agent a true and correct copy of each of the Bond Documents (if any), including all amendments and modifications thereto (whether characterized as an amendment, modification, waiver, consent or similar document). No material rights or obligations of any party to any of the Bond Documents have been (or will be) waived and no party to any of the Bond Documents is (or will be) in default of its obligations or in breach of any representations or warranties made thereunder. Each of the Bond Documents is (or will be) a valid, binding and enforceable obligation of each party thereto in accordance with its terms and is in full force and effect. As used in this Agreement, the term “Obligations” shall include, without limitation, any and all obligations, indebtedness and liabilities owed by Borrower or any other Credit Party to Bond Purchaser (whether directly or as assignee of Bond Issuer) under the Bond Documents, which obligations, indebtedness and liabilities shall be secured by Liens on all property described as collateral security for the Obligations in accordance with and pursuant to the Mortgages and the other Loan Papers. Each representation and warranty made by Borrower and each other party in the Bond Documents is true and correct on the date hereof, and will be true and correct on the date of each Borrowing or issuance of a Letter of Credit.
     Section 7.24 Hedge Agreements. Schedule 7.24, as of February 28, 2010, sets forth a true and complete summary of all Hedge Agreements of the Borrower and each other Credit Party (including, without limitation, all Existing Hedge Agreements designated as such on Schedule 7.24), the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) and the counterparty to each such agreement.
     Section 7.25 Margin Stock. Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock (within the meaning of the Margin Regulations).
     Section 7.26 Solvency. After giving effect to the Closing Transactions, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of Borrower and the other Credit Parties, taken as a whole, will exceed the aggregate Debt of Borrower and the other Credit Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each of Borrower and the other Credit Parties will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of Borrower and the other Credit Parties and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of Borrower and the other Credit Parties will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
     Section 7.27 Senior Obligations. The Obligations of Borrower and each other Credit Party under the Loan Papers to which it is a party constitute senior indebtedness and/or specified senior indebtedness, in each case under and as defined in any Permitted Subordinate Debt Documents pursuant to which any Permitted Subordinate Debt has been issued.
     Section 7.28 Encore Merger Documents. Borrower has provided to Administrative Agent and Banks a true and correct copy of the material Encore Merger Documents. No material rights or obligations of any party to any of the Encore Merger Documents have been waived and no party to any of the Encore Merger Documents is in default of its material obligations or in breach of any material representations or warranties made thereunder. Each of the material Encore Merger Documents is a valid, binding and enforceable obligation of each party thereto in accordance with its terms and is in full force and effect.

ARTICLE VIII
AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:
     Section 8.1 Information. Borrower will deliver, or cause to be delivered, to each Bank:
          (a) as soon as available and in any event within ninety (90) days (or such shorter time as required to be filed with the SEC) after the end of each Fiscal Year, consolidated and consolidating balance sheets of Borrower as of the end of such Fiscal Year and the related consolidated and consolidating statements of income and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by Borrower in accordance with GAAP and, with respect to such consolidated balance sheets, statements of income and statements of cash flow, audited by a firm of independent public accountants of nationally recognized standing and acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements (including any footnotes contained therein) present fairly in all material respects the financial condition and results of operations of, among others, Borrower and its Restricted Subsidiaries; to the extent Borrower’s Form of 10-K filed with the SEC for each Fiscal Year contains all information required by this Section 8.1(a), Borrower may satisfy its obligations under this Section 8.1(a) for each Fiscal Year by delivering to Banks a copy of such Form 10-K for such Fiscal Year within three (3) Domestic Business Days of filing same with the SEC;
          (b) as soon as available and in any event within sixty (60) days (or such shorter time as required by the SEC) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, consolidated and consolidating balance sheets of Borrower as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of income and statements of cash flow for such quarter and for the portion of Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year to the effect that such consolidated and consolidating financial statements (including any footnotes contained therein) present fairly in all material respects the financial condition and results of operations of, among others, Borrower and its Restricted Subsidiaries; to the extent Borrower’s Form 10-Q filed with the SEC for each Fiscal Quarter contains all information required by this Section 8.1(b), Borrower may satisfy its obligations under this Section 8.1(b) for each Fiscal Quarter by delivering to Banks a copy of such Form 10-Q for such Fiscal Quarter within three (3) Domestic Business Day of filing same with the SEC. All financial statements delivered pursuant to this Section 8.1(b) shall be certified as to fairness of presentation, GAAP and consistency by a Financial Officer of Borrower;
          (c) simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b) a certificate of the principal executive and Financial Officer of Borrower in the form of Exhibit I attached hereto, (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect in all material respects the results of operations and financial condition of, among others, Borrower and its Restricted Subsidiaries as of the date of the delivery of such financial statements and for the period covered thereby, (iv) stating that Borrower and the other Credit Parties are in compliance with Section 8.4(c), (v) to the extent not set forth in the financial statements delivered therewith, stating whether any material change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered by Borrower in accordance with this Agreement and, if any such material change has occurred, specifying the effect of such material change on the financial statements accompanying such certificate, (vi) setting forth (A) whether as of such date there is a Material Gas Imbalance and, if so, setting forth the amount of net gas imbalances under Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interests owned by any Credit Party is bound, and (B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which any Credit Party is a party or by which any Mineral Interests owned by any Credit Party is bound which have not been satisfied by delivery of production, if any, (vii) setting forth, as of the last Domestic Business Day of such Fiscal Quarter or Fiscal Year, a summary of the Hedge Transactions to which any Credit Party is a party on such date, including, without limitation, the material terms of each such Hedge Transaction (including the type, term, effective date, termination date and notional amounts or volumes), and the counterparty thereto, and (viii) setting forth the other information described in Exhibit I attached hereto;
          (d) promptly upon the mailing thereof to the stockholders of any Credit Party generally, copies of all financial statements, reports and proxy statements so mailed;
          (e) without limiting Borrower’s obligations under Section 8.1(a) and Section 8.1(b), promptly upon the filing thereof, copies of all final registration statements, post effective amendments thereto and annual, quarterly or special reports which any Credit Party shall have filed with the SEC;
          (f) promptly upon receipt of same, any notice or other information received by any Credit Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up or any other remediation obligations or any other liability in excess of $10,000,000 in the aggregate; (ii) any threatened Hazardous Discharge which Hazardous Discharge would impose on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up and other remediation obligations or any other liability in excess of $10,000,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $10,000,000 in the aggregate. Without limiting the foregoing, each Credit Party shall provide to Banks promptly upon receipt of same by any Credit Party copies of all environmental consultants or engineers reports received by any Credit Party which would render the representation and warranty contained in Section 7.15 untrue or inaccurate in any respect;
          (g) in the event any notification is provided to any Bank or Administrative Agent pursuant to Section 8.1(f) hereof or Administrative Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Majority Banks, Borrower shall within thirty (30) days of such request, cause to be furnished to Administrative Agent and each Bank a report by an environmental consulting firm acceptable to Administrative Agent and Majority Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Administrative Agent and Majority Banks) and detailing the findings, conclusions and recommendations of such consultant. Borrower shall bear all expenses and costs associated with such review and updates thereof;
          (h) immediately upon any Authorized Officer of any Credit Party becoming aware of the occurrence of any Default, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;
          (i) no later than March 31 and September 30 of each year, commencing September 30, 2010, reports of production volumes, revenue, expenses and product prices for all Borrowing Base Properties with a Recognized Value of $1,000,000 or more for the periods of six (6) months ending the preceding December 31 and June 30, respectively. Such reports shall be prepared on an accrual basis and shall be reported on a field by field basis;
          (j) promptly notify Administrative Agent and Banks of any Material Adverse Change;
          (k) promptly notify Administrative Agent and Banks of (i) the filing or commencement of any action, suit, proceeding or arbitration by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof not previously disclosed in writing to Administrative Agent and Banks or (ii) any development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to Administrative Agent and Banks), in each case that could reasonably be expected to have a Material Adverse Effect;
          (l) promptly notify Administrative Agent and Banks, and in any event within three (3) Domestic Business Days, of (i) the occurrence of any Casualty Event or (ii) the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case with respect to any Borrowing Base Property of any Credit Party having a fair market value immediately prior to such event equal to or greater than $10,000,000;
          (m) upon the request of Administrative Agent, Borrower shall provide to Administrative Agent and Banks a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.6, in form and substance satisfactory to Administrative Agent, and, if requested by Administrative Agent or any Bank, all copies of the applicable policies;

          (n) in the event any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of any Borrowing Base Property to any other Restricted Subsidiary in accordance with Section 9.5(e) Borrower shall provide to Administrative Agent and Banks not less than five (5) Domestic Business Days prior written notice thereof and any other details thereof requested by Administrative Agent and Banks;
          (o) promptly provide to Administrative Agent and Banks written notice (and in any event at least thirty (30) days prior thereto) of any change (i) in Borrower or any other Credit Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its properties or assets, (ii) in the location of Borrower’s or any other Credit Party’s chief executive office or principal place of business, (iii) in Borrower’s or any other Credit Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in Borrower’s or any other Credit Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Borrower’s or any other Credit Party’s federal taxpayer identification number.
          (p) promptly, but in any event within five (5) Business Days after the execution thereof, Borrower shall provide to Administrative Agent and Banks copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of Borrower or any other Credit Party made in accordance with Section 9.6; and
          (q) from time to time such additional information regarding the operations, financial position or business affairs of any Credit Party as Administrative Agent, at the request of any Bank, may reasonably request.
     Section 8.2 Business of Credit Parties. The primary business of Borrower will continue to be (a) the issuance of equity and debt securities not prohibited pursuant to the provisions of this Agreement, (b) the ownership of one hundred percent (100%) of the issued and outstanding Equity of Operating, DG&M, EAP Properties and Encore Holdings, and (c) activities reasonably related to the businesses of Borrower described in the foregoing clauses (a) and (b), including, without limitation, activities necessary to comply with the reporting requirements of the Exchange Act, and with rules and regulations of applicable securities exchanges or which are otherwise incident to being a publicly traded company, in each case in a manner consistent with Borrower’s past practices. Each Credit Party (other than Borrower) will continue to conduct its business in a manner consistent with such Credit Party’s past practices.
     Section 8.3 Maintenance of Existence. Subject to Section 9.4, Borrower shall, and shall cause each other Credit Party to, at all times (a) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a Material Adverse Effect; provided, that, TRF may dissolve at any time.
     Section 8.4 Title Data.

          (a) As soon as practicable, but in any event within 30 days after the date hereof, Borrower shall (or shall cause the applicable Credit Party to) deliver Administrative Agent or its counsel title information on at least Borrowing Base Properties evaluated in the Initial Reserve Report comprising the Minimum Collateral Amount satisfactory to Administrative Agent or its counsel.
          (b) In connection with Borrower’s requirements to provide title information for Borrowing Base Properties in accordance with Section 8.4(a), Borrower shall, within 15 days of notice from Administrative Agent that title defects or exceptions (other than Immaterial Title Deficiencies) exist with respect to such Borrowing Base Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.3 raised by such information, (ii) substitute acceptable Mineral Interests with no title defects or exceptions (except for Permitted Encumbrances and/or Immaterial Title Deficiencies) having an equivalent value or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on the Borrowing Base Properties comprising the Minimum Collateral Amount evaluated in the Initial Reserve Report.
          (c) If Borrower or any other Credit Party has provided title information for additional Mineral Interests under Section 5.1(c), Borrower shall (or shall cause such other Credit Party to), within 60 days of notice from Administrative Agent that title defects or exceptions (other than Immaterial Title Deficiencies) exist with respect to such additional Mineral Interests, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.3 raised by such information, (ii) substitute acceptable Mineral Interests with no title defects or exceptions (except for Permitted Encumbrances and/or Immaterial Title Deficiencies) having an equivalent value or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on the Borrowing Base Properties comprising the Minimum Collateral Amount evaluated by such Reserve Report.
          (d) If Borrower (i) does not (or does not cause the applicable Credit Party to) comply with Section 8.4(a), (ii) is unable (or is unable to cause the applicable Credit Party) to cure any title defect requested by Administrative Agent or Banks to be cured within the 15-day period or 60-day period, as applicable, pursuant to this Section 8.4, or (iii) does not (or does not cause the applicable Credit Party to) comply with the requirements to provide acceptable title information on the Borrowing Base Properties comprising the Minimum Collateral Amount evaluated in the most recent Reserve Report, then in any case such default shall not be a Default, but instead Administrative Agent and/or the Required Banks shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or Banks. To the extent that Administrative Agent or the Required Banks are not satisfied with title to any Borrowing Base Property after the 15-day period has elapsed or any Mineral Interest after the 60-day period has elapsed, as the case may be such unacceptable Borrowing Base Property or Mineral Interest, as applicable, shall not count towards the Minimum Collateral Amount, and Administrative Agent may send a notice to Borrower and Banks that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Banks to cause Borrower to be in compliance with the requirement to provide acceptable title information the Borrowing Base Properties comprising the Minimum Collateral Amount. This new Borrowing Base shall become effective immediately after receipt of such notice.
          (e) In addition to the title information required by Section 5.1(c) and this Section 8.4, Borrower shall, upon the request of Required Banks, cause to be delivered to Administrative Agent such title opinions and other information regarding title to Mineral Interests owned by any Credit Party as are appropriate to determine the status thereof; provided, however, that, Banks may not require the Credit Parties to furnish title opinions (except pursuant to Section 5.1(c)) unless (i) an Event of Default shall have occurred and be continuing, or (ii) Required Banks have reason to believe that there is a defect in or encumbrance upon any such Credit Party’s title to such Mineral Interests that is not a Permitted Encumbrance or an Immaterial Title Deficiency.
     Section 8.5 Books and Records; Right of Inspection. The Borrower will, and will cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, all in accordance with the practices of the industry. Borrower will permit, and will cause each other Credit Party to permit, any officer, employee or agent of Administrative Agent or of any Bank to visit and inspect any of the assets of any Credit Party, examine each Credit Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of each Credit Party with such Credit Party’s officers, accountants and auditors, all at such reasonable times and as often as Administrative Agent or any Bank may desire, all at the expense of Borrower.
     Section 8.6 Maintenance of Insurance. Borrower will, and will cause each other Credit Party to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated, including, without limitation, the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance; (d) insurance against (other than losses or damage to property owned by any Credit Party which is self insured) losses customarily insured against as a result of damage by fire, lightning, hail, tornado, explosion and other similar risk; and (e) comprehensive automobile liability insurance. No later than 30 days following the Closing Date, all loss payable clauses or provisions in all policies of insurance maintained by any Credit Party pursuant to this Section 8.6 shall be endorsed in favor of and made payable to Administrative Agent for the ratable benefit of Banks, as their interests may appear, and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to Administrative Agent. Administrative Agent shall have the right, for the ratable benefit of Banks, to collect, and Borrower hereby assigns to Administrative Agent for the ratable benefit of Banks (and hereby agrees to cause each other Credit Party to assign), any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any of property which stands as security for the Obligations or any part thereof, and Administrative Agent may, at its election, either apply for the ratable benefit of Banks all or any part of the sums so collected toward payment of the Obligations, whether or not such Obligations are then due and payable, in such manner as Administrative Agent may elect or release same to the applicable Credit Party.

     Section 8.7 Payment of Taxes and Claims. Borrower will, and will cause each other Credit Party to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower, and no part of the assets of any other Credit Party which would be material to Borrower, is subject to any pending levy or execution, (ii) Borrower, and any other Credit Party, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto, and (iii) Borrower has notified Administrative Agent of such circumstances, in detail satisfactory to Administrative Agent.
     Section 8.8 Compliance with Laws and Documents. Borrower will, and will cause each other Credit Party to, comply with (a) all Laws, their respective certificates (or articles) of incorporation, bylaws, regulations and similar organizational documents and all Material Agreements to which any Credit Party is a party, if a violation, alone or when combined with all other such violations, could have a Material Adverse Effect, (b) all Bond Documents to which any Credit Party is a party, and (c) all Permitted Subordinate Debt Documents to which any Credit Party is a party.
     Section 8.9 Operation of Properties and Equipment.
          (a) Borrower will, and will cause each other Credit Party to, (i) maintain, develop and operate its Mineral Interests in a good and workmanlike, and careful and efficient, manner in accordance with the practices of the industry, in compliance with all applicable contracts and agreements and in compliance with all Laws, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and (ii) observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply would not have a Material Adverse Effect.
          (b) Borrower will, and will cause each other Credit Party to, comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply would not have a Material Adverse Effect.
          (c) Borrower will, and will cause each other Credit Party to, at all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, except where such failure to comply would not have a Material Adverse Effect; provided, further that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.
          (d) Borrower will, and will cause each other Credit Party to, promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Mineral Interests and other material properties and assets, except where such failure to perform would not have a Material Adverse Effect.
          (e) To the extent Borrower or any other Credit Party is not the operator of any property, Borrower shall, and shall cause each other Credit Party to, use reasonable efforts to cause the operator to comply with this Section 8.9.
     Section 8.10 Environmental Matters.
          (a) Borrower shall at its sole expense: (i) comply, and shall cause its properties and operations and each other Credit Party and each other Credit Party’s properties and operations to comply, with all Applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not permit or threaten to permit a Hazardous Discharge, and shall cause each other Credit Party not to permit or threaten to permit a Hazardous Discharge, of any Hazardous Substance on, under, about or from any of Borrower’s or any other Credit Party’s properties or any other property offsite such properties to the extent caused by Borrower’s or any other Credit Party’s operations except in compliance with Applicable Environmental Laws, if such Hazardous Discharge or threatened Hazardous Discharge could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each other Credit Party to timely obtain or file, all notices, permits, licenses, and similar authorizations, if any, required under Applicable Environmental Laws to be obtained or filed in connection with the operation or use of Borrower’s or any other Credit Party’s properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each other Credit Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Hazardous Discharge or threatened Hazardous Discharge of any Hazardous Substance on, under, about or from any of Borrower’s or any other Credit Party’s properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each other Credit Party to conduct, their respective operations and businesses in a manner that will not expose any property or Person to Hazardous Substances that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) maintain, and shall cause each other Credit Party to maintain, its existing “Health, Safety and Environmental Policy” to facilitate continuous monitoring and assurance that Borrower’s and each other Credit Party’s obligations under this Section 8.10(a)

are timely and fully satisfied, which failure to maintain could reasonably be expected to have a Material Adverse Effect.
          (b) Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify Administrative Agent and Banks in writing of any action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any Person against Borrower or any other Credit Party or their properties of which Borrower has knowledge in connection with any Applicable Environmental Laws if Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.
     Section 8.11 ERISA Reporting Requirements. Borrower shall furnish, or cause to be furnished, to Administrative Agent:
          (a) promptly and in any event (i) within thirty (30) days after Borrower or any ERISA Affiliate receives notice from any regulatory agency of the commencement of an audit, investigation or similar proceeding with respect to a Plan, and (ii) within ten (10) days after Borrower or any ERISA Affiliate contacts the Internal Revenue Service for the purpose of participation in a closing agreement or any voluntary resolution program with respect to a Plan which could have a Material Adverse Effect or knows or has reason to know that any event with respect to any Plan of Borrower or any ERISA Affiliate has occurred that is reasonably believed by Borrower to potentially have a Material Adverse Effect, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of such event that is given to the PBGC;
          (b) promptly and in any event within thirty (30) days after the receipt by Borrower of a request therefor by a Bank, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by Borrower or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;
          (c) notification within thirty (30) days of the effective date thereof of any material increases in the benefits, or material change in the funding method, of any existing Plan which is not a multiemployer plan (as defined in section 4001(a)(3) of ERISA), or the establishment of any material new Plans, or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate was not previously contributing; and
          (d) promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Plan, and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not have a Material Adverse Effect.
     Section 8.12 Additional Documents.
          (a) Borrower will, and will cause each other Credit Party to, cure promptly any defects in the creation and issuance of each Note, and the execution and delivery of this Agreement and the other Loan Papers and, at Borrower’s expense, Borrower shall promptly and duly execute and deliver to each Bank, and cause each other Credit Party to promptly and duly execute and deliver to each Bank, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties in this Agreement and the other Loan Papers as may be reasonably necessary or appropriate in connection therewith.
          (b) Borrower hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the properties subject to the Mortgages without the signature of Borrower or any other Credit Party where permitted by Law. A carbon, photographic or other reproduction of the Mortgages or any financing statement covering the properties subject to the Mortgages or any part thereof shall be sufficient as a financing statement where permitted by Law.
     Section 8.13 Environmental Review. Borrower shall deliver to Administrative Agent prior to the completion by any Credit Party of any material acquisition of Mineral Interests or related assets, other than an acquisition of additional interests in Mineral Interests in which a Credit Party previously held an interest, a report or reports obtained by Borrower or any other Credit Party in the course of such acquisition, which report or reports shall set forth the results of a Phase I environmental review of such Mineral Interests and related assets. Additionally, if requested by Administrative Agent or Required Banks in writing in connection with any such material acquisition, Borrower shall deliver to Administrative Agent, within forty-five (45) days of Administrative Agent’s or Required Banks’ written request, a report or reports related to any such material acquisition which shall be in form, scope and detail acceptable to Administrative Agent from environmental engineering firms acceptable to Administrative Agent, and which shall set forth the results of a Phase I environmental review of the Mineral Interests and related assets the subject of such material acquisition. All of the reports delivered to Administrative Agent pursuant to this Section 8.13 shall not reflect the existence of facts or circumstances which would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Credit Party.
     Section 8.14 Permitted Subordinate Debt Documents. Borrower will promptly upon the issuance or incurrence of (a) any Additional Permitted Subordinate Debt and/or (b) a refinancing of the Onshore Senior Subordinated Notes in existence as of the Closing Date in accordance with Section 9.2, in each case provide to Administrative Agent a true, correct and complete copy of all material Permitted Subordinate Debt Documents executed and delivered in connection with, governing and/or evidencing such Permitted Subordinate Debt, as applicable.
     Section 8.15 Encore Permitted Subordinate Debt. Borrower shall (a) prior to the Closing Date, make tender offers for the Encore Senior Subordinated Notes described in clauses (a), (b) and (c) of the definition thereof, (b) immediately after the Closing Date make “change of control” purchase offers to the holders of all of the Encore Senior Subordinated Notes evidencing the Encore Permitted Subordinate Debt at the times and, in the case of “change of control” purchase offers, in compliance with the Encore Permitted Subordinate Debt Documents and (c) purchase each of the Encore Senior Subordinated Notes of any such holders who properly tender such notes pursuant to such offers solely using first, the 2010 SSN Net Proceeds and second, available cash. Borrower has deposited on or prior to the Closing Date from the 2010 SSN Net Proceeds of at least $580,000,000 (the “Escrow Closing Date Amount”), in an escrow account established and maintained by with Wells Fargo Bank, National Association, as escrow agent, in the name “Denbury Tender Proceeds Account” to permit Borrower to comply with its obligations to make tender offers or “change of control” purchase offers to the holders of the Encore Senior Subordinated Notes, and the Escrow Closing Date Amount shall remain in escrow until used to fund such offers or until such time as such purchase offers expire pursuant to the terms of the Encore Permitted Subordinate Debt Documents (which time shall in any event be no later than the Encore Notes Outside Redemption Date). If any of the Escrow Closing Date Amount is not used to fund such offers pursuant to this Section 8.15 on or prior to the Encore Notes Outside Redemption Date, then Borrower shall apply any such unused amount (the “Escrow Unused Amount”) for a special mandatory redemption of the 2010 Senior Subordinated Notes Debt in accordance with Section 9.2. Promptly following the Encore Notes Outside Redemption Date, Borrower shall deliver to Administrative Agent (i) a certificate signed by an Authorized Officer of Borrower certifying (1) the total number and aggregate principal amount of such Encore Senior Subordinated Notes tendered in connection with such purchase offers, (2) the total number and aggregate principal amount of such Encore Senior Subordinated Notes that were not tendered in connection with such purchase offers, if any, and (3) the Escrow Unused Amount as of the Encore Notes Outside Redemption Date to be applied in accordance with Section 9.2, and (ii) such other information as Administrative Agent and Banks may reasonably request.
     Section 8.16 Material Domestic Subsidiaries; Designation of an Unrestricted Subsidiary as a Restricted Subsidiary. In the event that (a) Borrower, any other Credit Party or any Unrestricted Subsidiary that is also a Wholly-Owned Subsidiary shall create or acquire any additional Material Domestic Subsidiary after the Closing Date in accordance with Section 9.15, (b) any Unrestricted Subsidiary that is a Wholly-Owned Subsidiary meets the requirements of the definition of “Material Domestic Subsidiary” after the Closing Date, or (c) Borrower desires to designate any Unrestricted Subsidiary to be a Restricted Subsidiary after the date hereof, Borrower shall, and shall cause each other Credit Party, such Unrestricted Subsidiary that is a Wholly-Owned Subsidiary, such additional Material Domestic Subsidiary and/or such then existing Unrestricted Subsidiary, as the case may be, to, (i) comply with Section 5.1(a), Section 5.1(d) and Section 5.2 and (ii) following a written request by Administrative Agent, promptly deliver to Administrative Agent and Banks all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, in respect of such additional Material Domestic Subsidiary, such Unrestricted Subsidiary that is a Wholly-Owned Subsidiary and/or such then existing Unrestricted Subsidiary. For the avoidance of doubt, any Unrestricted Subsidiary subject to clause (b) or clause (c) of this Section 8.16 shall not be deemed to be a Restricted Subsidiary for purposes of this Agreement and the other Loan Papers until Borrower, the relevant Credit Parties and such Subsidiary shall have complied with their respective obligations under clauses (i) and (ii) of this Section 8.16, at which time such Subsidiary shall cease to be an “Unrestricted Subsidiary” and shall become a “Restricted Subsidiary” for purposes of this Agreement and the other Loan Papers without any amendment, modification or other supplement to any of the foregoing.
     Section 8.17 Amendments to 2008 Bond Documents and 2009 Bond Documents. Borrower shall, no later than 30 days after the Closing Date, deliver to Administrative Agent executed copies of amendments or other modifications to the 2008 Bond Loan Agreement, 2008

Bond Indenture, 2009 Bond Loan Agreement and 2009 Bond Indenture to evidence that the definition of “Credit Facility” contained in each such document refers to this Agreement, together with any other agreements, instruments or other documents reasonably requested by Administrative Agent in furtherance thereof, in each case which shall be in form and substance reasonably acceptable to Administrative Agent.
ARTICLE IX
NEGATIVE COVENANTS
     Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:
     Section 9.1 Incurrence of Debt. Borrower will not, nor will Borrower permit any other Credit Party to, incur, become or remain liable for any Debt, except that:
          (a) Borrower may incur, become or remain liable for:
          (i) the Obligations;
          (ii) Permitted Subordinate Debt; provided, that:
          (A) Additional Permitted Subordinate Debt may not exceed an aggregate principal amount outstanding at any one time of $300,000,000, and contemporaneously with any issuance or incurrence thereof (1) the Borrowing Base shall be automatically reduced pursuant to and in accordance with Section 2.13 and (2) Borrower shall make any mandatory prepayment required by with Section 2.6(b), if applicable; and
          (B) the sum of the 2010 Senior Subordinated Notes Debt and the Encore Permitted Subordinate Debt at any time after the Encore Notes Outside Redemption Date may not exceed an aggregate principal amount of $1,250,000,000;
          (iii) other unsecured Debt in an aggregate amount outstanding at any time not to exceed $40,000,000;
          (b) any other Credit Party may incur, become or remain liable for (i) the Obligations, (ii) without duplication, Permitted Revenue Bond Debt, and (iii) without duplication, Permitted Subordinate Debt, subject to the limitations set forth in Section 9.1(a)(ii);
          (c) Onshore may incur Debt described in clause (g) of the definition thereof in connection with any Prior Genesis VPP Transaction;
          (d) Borrower or Onshore, as the case may be without duplication, may incur Debt which represents a refinancing of the Onshore Senior Subordinated Notes existing as of the Closing Date; provided, that (i) the principal amount of such Debt shall not exceed an aggregate amount equal to the sum of $225,000,000 plus any customary out-of-pocket fees and expenses reasonably incurred by Borrower or Onshore, as applicable, in connection with such refinancing, (ii) such Debt bears no greater than a market interest rate as of the time of its issuance (as determined in good faith by Borrower), (iii) any Liens securing such Debt are not extended to any additional property of any Credit Party, (iv) no Credit Party that is not originally obligated with respect to repayment of such Debt is required to be come obligated with respect thereto, (v) such refinancing does not result in a shortening of the average weighted maturity of such Debt so refinanced, (vi) the terms of any such refinancing are not less favorable to the obligor thereunder than the original terms of such Debt, (vii) the terms and conditions of the refinancing Debt must include subordination terms and conditions that are at least as favorable to Administrative Agent and Banks as those that were applicable to the refinanced Indebtedness, and (viii) at the time of such refinancing (A) no Default or Borrowing Base Deficiency exists on the date of any such refinancing (both prior to and after giving effect to such Restricted Payments), and (B) no Default or Borrowing Base Deficiency would result therefrom; and
          (e) Borrower or any Restricted Subsidiary may incur, become and remain liable for Permitted Subordinate Debt as a guarantor; provided, that (1) such Guarantees of Permitted Subordinate Debt shall be subordinated to the Obligations pursuant to subordination provisions approved by Majority Banks, such approval to not be unreasonably withheld, and (2) prior to the execution and delivery by any Restricted Subsidiary of any Guarantee of Permitted Subordinate Debt, such Restricted Subsidiary shall have executed and delivered to Administrative Agent for the ratable benefit of Banks a Facility Guarantee, and all the Equity of such Restricted Subsidiary owned by any Credit Party shall have been pledged to Administrative Agent pursuant to the Borrower Pledge Agreement or a Subsidiary Pledge Agreement; and
          (f) Borrower or any other Credit Party may incur, become and remain liable as to any Guarantee by such Person of Debt of any other Credit Party, provided, that the Debt so guaranteed is expressly permitted by the other provisions of this Section 9.1.
     Section 9.2 Restricted Payments. Borrower will not, nor will Borrower permit any other Credit Party to, directly or indirectly, declare or pay, or incur any liability to declare or pay, any Restricted Payment; provided, that:
          (a) any Subsidiary of Borrower may make Distributions to Borrower;
          (b) any Credit Party may make Distributions and other Restricted Payments to any other Credit Party that has provided a Facility Guarantee, and all of the Equity of which owned by Borrower or any Restricted Subsidiary (as applicable) has been pledged to Administrative Agent pursuant to the Borrower Pledge Agreement or a Subsidiary Pledge Agreement (as applicable);
          (c) Borrower or any other Credit Party a party thereto, as applicable, may make payments under and pursuant to the 2008 Bond Loan Agreement, the 2008 Bond Note, the 2009 Bond Loan Agreement, the 2009 Bond Note and any other loan agreement or note executed in connection with any Additional Permitted Revenue Bond Transaction closed and consummated after the date hereof, in accordance with the terms thereof;

          (d) Borrower may make Restricted Payments on the Encore Permitted Subordinate Debt on or prior to the Encore Notes Outside Redemption Date in accordance with Section 8.15;
          (e) Borrower may make Restricted Payments on the 2010 Senior Subordinated Notes Debt within 30 days of the Encore Notes Outside Redemption Date using (i) first, the Escrow Unused Amount (if any) and (ii) second, up to an additional $25,000,000 from available cash;
          (f) Borrower may make Restricted Payments on Permitted Subordinate Debt with the net cash proceeds from one or more Equity offerings pursuant to, and in accordance with, Section 5 of the securities evidencing such Permitted Subordinate Debt so long as no Default or Borrowing Base Deficiency exists on the date of any such Restricted Payments (both prior to and after giving effect to such Restricted Payments), and no Default or Borrowing Base Deficiency would result therefrom;
          (g) Borrower or Onshore, as the case may be without duplication, may make Restricted Payments on the Onshore Senior Subordinated Notes to redeem such notes in full at maturity in accordance with the terms of the applicable Permitted Subordinate Debt Documents so long as (i) no Default or Borrowing Base Deficiency exists on the date of any such Restricted Payments (both prior to and after giving effect to such Restricted Payments), (ii) no Default or Borrowing Base Deficiency would result therefrom, and (iii) Availability as of the date thereof equals or exceeds twenty percent (20%) of the Borrowing Base then in effect (both prior to and after giving effect to such Restricted Payments); provided, that Borrower and/or Onshore may refinance the Onshore Senior Subordinated Notes existing as of the Closing Date pursuant to Section 9.1(d);
          (h) Any Credit Party may make Restricted Payments to any Unrestricted Subsidiary so long as such Restricted Payments (i) constitute Permitted Investments under clause (f) or clause (g) of the definition of Permitted Investments or (ii) are in the form of capital contributions resulting from “asset dispositions” (as defined in Section 9.5(b)) otherwise permitted pursuant to Section 9.5(b) and Section 9.5(c); and
          (i) So long as no Default or Borrowing Base Deficiency exists on the date any such Distribution is declared or paid and no Default or Event of Default would result therefrom, Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries in an amount not exceeding $25,000,000 in the aggregate during any Fiscal Year.
     Section 9.3 Liens; Negative Pledge. Borrower will not, nor will Borrower permit any other Credit Party to, create, assume or suffer to exist any Lien on any of their respective assets, other than (a) Permitted Encumbrances, (b) Immaterial Title Deficiencies and (c) Liens, charges or encumbrances upon Borrower’s or any other Credit Party’s assets (other than Proved Mineral Interests and Equity in the form of common units representing limited partnership interests in Encore MLP owned by any Credit Party) that in the aggregate do not have a value in excess of $25,000,000. Borrower will not, nor will Borrower permit any other Credit Party to, enter into or become bound by any agreement (other than this Agreement) that prohibits or otherwise restricts (i) the right of Borrower, any other Credit Party to create, assume or suffer to exist any Lien on any of their respective assets in favor of Administrative Agent for the ratable benefit of Banks or (ii) the ability of any Credit Party to make any Distribution to any other Credit Party.
     Section 9.4 Consolidations and Mergers. Borrower will not, nor will Borrower permit any other Credit Party to, consolidate or merge with or into any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation” for purposes of this Section 9.4), or liquidate or dissolve; provided, that, (a) any Restricted Subsidiary may participate in a consolidation with any other Restricted Subsidiary or Borrower (so long as Borrower is the surviving Person), (b) Borrower may cause the liquidation or dissolution of any Restricted Subsidiary so long as the assets of such liquidated or dissolved Restricted Subsidiary are sold or otherwise transferred to Borrower or any other Restricted Subsidiary, and (c) so long as no Default or Event of Default exists or will result, any Restricted Subsidiary may participate in a consolidation with any other Person (other than Borrower) so long as such Restricted Subsidiary is the surviving Person and a Wholly-Owned Subsidiary of Borrower (directly or indirectly); provided further, that in the event any Restricted Subsidiary that owns Borrowing Base Properties either (i) participates in a consolidation permitted under clause (a) above and such Restricted Subsidiary is not the surviving Person or (ii) is liquidated or dissolved, then in any case prior to or concurrently with such a consolidation and/or liquidation or dissolution, Borrower shall, and shall cause the surviving Restricted Subsidiary in such a consolidation and/or the Restricted Subsidiary that purchases or otherwise acquires such Borrowing Base Properties of such liquidated or dissolved Restricted Subsidiary, as the case may be, to comply with this Agreement and the other Loan Papers, including, without limitation, Section 5.1 and Section 5.2, so that the Obligations will be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering such Borrowing Base Properties.
     Section 9.5 Asset Dispositions. Borrower will not, nor will Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any asset or terminate any Hedge Agreement in respect of commodities other than:
          (a) the sale in the ordinary course of business of Hydrocarbons produced from a Credit Party’s Mineral Interests;
          (b) during the period commencing on the Closing Date and ending on November 1, 2010, the sale, lease, transfer, abandonment, exchange or other disposition (including Casualty Events) of other assets (including Mineral Interests) (in each case, an “asset disposition”), provided, that:
          (i) no Default or Event of Default exists or would exist after giving effect to such asset disposition;
          (ii) the Outstanding Credit at the time of such asset disposition or does not exceed the Borrowing Base at such time;

          (iii) the consideration received in respect of such asset disposition shall be equal to or greater than the fair market value of such other asset (as determined by the Credit Parties in good faith); and
          (iv) the Net Proceeds received in respect of such asset dispositions pursuant to this clause (b) shall not exceed $600,000,000;
          (c) commencing with the first Scheduled Redetermination to occur after the Closing Date, an asset disposition or the termination of any Hedge Agreement in respect of commodities, provided, that:
          (i) no Default or Event of Default exists or would exist after giving effect to such asset disposition or termination of such Hedge Agreement;
          (ii) the Outstanding Credit at the time of such asset disposition or termination of such Hedge Agreement does not exceed the Borrowing Base at such time;
          (iii) the consideration received in respect of such asset disposition shall be equal to or greater than the fair market value of such other asset (as determined by the Credit Parties in good faith); and
          (iv) the Aggregate Value of all assets subject to such an asset disposition, and/or Hedge Agreements in respect of commodities subject to such termination, in each case pursuant to this clause (c), shall not exceed five percent (5%) of the Borrowing Base then in effect in any period between Scheduled Redeterminations;
          (d) the sale, lease, transfer, abandonment or disposition of Unproved Reserves;
          (e) the sale, lease, transfer, exchange or other disposition by any Restricted Subsidiary of its assets to any other Restricted Subsidiary; provided, that in the event any Borrowing Base Properties are subject to such a sale, lease, transfer, exchange or other disposition, then such sale, lease, transfer, exchange or other disposition shall be permitted only if (i) Borrower’s complies with Section 8.1(n), and (ii) Borrower complies, and causes the Restricted Subsidiary purchasing or otherwise acquiring such Borrowing Base Properties to comply, with this Agreement and the other Loan Papers, including, without limitation, Section 5.1 and Section 5.2, so that the Obligations will be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering such Borrowing Base Properties;
          (f) the sale of volumetric production payments of carbon dioxide pursuant to the express terms of the Genesis Transaction Documents; and
          (g) the sale, transfer or other disposition of the Genesis Energy LP Common Units for cash consideration in an amount at least equal to the fair market value thereof (as determined by the Credit Parties in good faith).
In no event will Borrower or any other Credit Party sell, transfer or dispose of any Equity in any Restricted Subsidiary nor will any Credit Party (other than Borrower) issue or sell any Equity or any option, warrant or other right to acquire such Equity or security convertible into such Equity to any Person other than to any other Credit Party; provided, that the sale, transfer or other disposition of the Genesis Energy LP Common Units in accordance with clause (g) of this Section 9.5 shall not be prohibited hereby.
     Section 9.6 Amendments to Organizational and Other Documents. Borrower will not, nor will Borrower permit any other Credit Party to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under (a) its certificate or articles of incorporation, bylaws, partnership agreement, regulations or other organizational documents other than amendments, modifications and waivers which will not, individually or in the aggregate, have a Material Adverse Effect, (b) any Bond Document, and/or (c) any Genesis Transaction Document; provided, that, with respect to clause (c), such modifications or amendments may be made without the consent of Majority Banks if such modifications or amendments, individually or in the aggregate, are not materially adverse to the rights of Administrative Agent or Banks, and, individually or in the aggregate, do not materially decrease the economic benefit that Onshore would have otherwise received pursuant to such documents.
     Section 9.7 Use of Proceeds. The proceeds of Borrowings will not be used by Borrower or any other Credit Party for any purpose other than (a) to provide funding in connection with the Encore Merger, (b) working capital, (c) to finance the acquisition, exploration and development of Mineral Interests, (d) for general corporate purposes, (e) to refinance the obligations outstanding under the Existing Credit Agreement, and (f) with respect to any Borrowings made or deemed made hereunder through advances to Borrower pursuant to the Bond Documents, solely for the purposes set forth in the Bond Documents. None of such proceeds (including, without limitation, proceeds of Letters of Credit issued hereunder) will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations). Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, bonds, contracts and other obligations entered into in the ordinary course of Borrower’s business. Without limiting the foregoing, no Letters of Credit will be issued hereunder for the purpose of or providing credit enhancement with respect to any Debt or equity security of any Credit Party or to secure any Credit Party’s obligations with respect to Hedge Transactions other than Hedge Transactions with a Bank or an Affiliate of such Bank. The portion of the proceeds of the 2010 Senior Subordinated Notes Debt in the amount of the Escrow Closing Date Amount will not be used by Borrower or any other Credit Party for any purpose other than (i) to satisfy Borrower’s obligations to make tender offers or “change of control” purchase offers to the holders of the Encore Senior Subordinated Notes evidencing the Encore Permitted Subordinate Debt in accordance with Section 8.15, and/or (ii) to make Restricted Payments on the 2010 Senior Subordinated Notes Debt in an amount equal to the Escrow Unused Amount (if any); provided, that the remaining proceeds of the 2010 Senior Subordinated Notes may be used (1) to provide funding in connection with the Encore Merger, (2) for working capital, (3) to finance the acquisition, exploration and development of Mineral Interests and (4) for other general corporate purposes.

     Section 9.8 Investments. Borrower will not, nor will Borrower permit any other Credit Party to, directly or indirectly, make or have outstanding any Investment other than Permitted Investments.
     Section 9.9 Transactions with Affiliates. Borrower will not, nor will Borrower permit any of its Restricted Subsidiaries to, engage in any transaction with an Affiliate unless such transaction is as favorable to such party as could be obtained in an arm’s length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices; provided, that this Section 9.9 shall not apply to (a) transactions among Credit Parties, (b) any transaction expressly permitted pursuant to Section 9.2(b), Section 9.4 and/or Section 9.5, or (c) customary arrangements between any Credit Party and any Unrestricted Subsidiary relating to providing administrative or management services to any such Unrestricted Subsidiary in a manner consistent with past practices.
     Section 9.10 ERISA. Except in such instances where an omission or failure would not have a Material Adverse Effect, Borrower will not, nor will Borrower permit any other Credit Party to (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other Laws applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by Borrower or any ERISA Affiliate as of the Closing Date.
     Section 9.11 Hedge Transactions.
          (a) Borrower will not, nor will Borrower permit any other Credit Party to, enter into any commodity Hedge Transactions other than Hedge Agreements in respect of commodities that shall not have a tenor of greater than four (4) years and the notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed (i) at any time such Hedge Agreement is in effect, one hundred percent (100%) of the reasonably anticipated projected production from Proved Mineral Interests (as set forth in the most recent Reserve Report delivered to Administrative Agent hereunder, as such report may be supplemented from time to time by the Credit Parties delivering to Administrative Agent updated well projections and other information reflecting the drilling activity, acquisitions, dispositions and other results of operations since the effective date of such Reserve Report) for each of oil and gas, calculated separately and (ii) as of the date such Hedge Agreement is executed, the applicable percentage set forth in the table below of the reasonably anticipated projected production from Proved Mineral Interests (as set forth in the most recent Reserve Report delivered to Administrative Agent hereunder, as such report may be supplemented from time to time by the Credit Parties delivering to Administrative Agent updated well projections and other information reflecting the drilling activity, acquisitions, dispositions and other results of operations since the effective date of such Reserve Report) for each of oil and gas, calculated separately, for each month during the period during which such Hedge Agreement is in effect:

Period
(relative to execution date of relevant	Percentage Limitation
Hedge Agreement)	Oil	Gas
Months 1-24	85%	85%
Months 25-36	70%	70%
Months 37-48	55%	55%
; provided, that any Credit Party may enter into Hedge Transactions consisting solely of a floor price (i.e., floor, put or option) so long as the amount of Hydrocarbons that are the subject of any such Hedge Transaction in existence at any such time do not exceed one-hundred percent (100%) of such Credit Party’s reasonably anticipated projected production from Proved Mineral Interests during the term of any such existing Hedge Transaction;
          (b) Borrower will not permit any Credit Party’s (i) production of oil during any Fiscal Quarter to be less than the aggregate amount of oil which is the subject of Oil and Gas Hedge Transactions during such Fiscal Quarter, or (ii) production of gas during any Fiscal Quarter to be less than the aggregate amount of gas which is the subject of Oil and Gas Hedge Transactions during such Fiscal Quarter; and
          (c) Borrower will not, and will not permit any other Credit Party to, terminate any Hedge Agreement in respect of commodities, now existing or hereafter arising, without the prior written consent of the Majority Banks, except to the extent such terminations are permitted by Section 9.5.
     Section 9.12 Fiscal Year. Borrower will not, nor will Borrower permit any other Credit Party to, change its Fiscal Year.
     Section 9.13 Change in Business; International Operations. Borrower will not, nor will Borrower permit any other Credit Party to, engage in any business other than the businesses engaged in by such parties on the date hereof as described in Section 7.14 hereof. From and after the date hereof, Borrower will not, nor will Borrower permit any other Credit Party to, acquire any direct ownership interest or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Mineral Interests not located within the geographical boundaries of the United States which exceeds $10,000,000 in the aggregate.
     Section 9.14 Obligations of Unrestricted Subsidiaries. Borrower will not, nor will Borrower permit any other Credit Party to, incur any liability, Debt or obligation to any Unrestricted Subsidiary of any nature, or have any liability (whether by operation of law or otherwise) for any liability, Debt or obligation of any Unrestricted Subsidiary.
     Section 9.15 Subsidiaries. Borrower will not, and will not permit any other Credit Party to, create or acquire any additional Subsidiary unless Borrower has given prior written notice to Administrative Agent of such creation or acquisition and complies with (a) Section 5.1 and Section 5.2, as applicable, in the event such Subsidiary is a Material Domestic Subsidiary or (b) Section 5.1(e) in the event such Subsidiary is a Foreign Subsidiary with total assets in excess of $10,000,000; provided, that for the avoidance of doubt this Section 9.15 shall not apply to any Unrestricted Subsidiary or any newly created, wholly-owned Subsidiary thereof.
     Section 9.16 Borrowings Related to Bonds. Borrower will not request or receive any Borrowing hereunder, the proceeds of which are to be used to fund advances under the 2008 Bonds, the 2009 Bonds or any Additional Permitted Revenue Bonds, except in accordance and in compliance with the terms of the applicable Bond Documents (and subject to Borrower’s satisfaction of the covenants set forth in Section 8.17, but only with respect to the 2008 Bonds and the 2009 Bonds). Additionally, notwithstanding anything to the contrary contained in the Loan Papers or Bond Documents, each payment of principal and interest received by Bond Purchaser on the 2008 Bonds, the 2009 Bonds or any Additional Permitted Revenue Bonds shall be deemed to be and considered as, without duplication, a payment of principal and interest on the Revolving Loan.
     Section 9.17 Speculative Hedge Transactions. Borrower will not, nor will Borrower permit any other Credit Party to, enter into any commodity, interest rate, currency or other swap, option, collar or other derivative transaction pursuant to which Borrower or such other Credit Party speculates on the movement of commodity prices, securities prices, interest rates, financial markets, currency markets or other items; provided, that, nothing contained in this Section 9.17 shall prohibit any Credit Party from entering into Hedge Transactions permitted by Section 9.11.
     Section 9.18 Permitted Subordinate Debt Documents. Borrower will not, nor will Borrower permit any other Credit Party to:
          (a) amend, modify or waive any covenant in any of the Permitted Subordinate Debt Documents if the effect of such amendment, modification or waiver would be to make the terms of any such Permitted Subordinate Debt Document materially more onerous to any Credit Party;
          (b) amend, modify or waive any provision of any Permitted Subordinate Debt Document if the effect of such amendment, modification or waiver (i) subjects a Credit Party to any additional material obligation, (ii) increases the principal of any Permitted Subordinate Debt or increases the rate of interest on any note evidencing any Permitted Subordinate Debt to a rate in excess of nine and seventy-five one hundredths percent (9.75%), (iii) accelerates the date fixed for any payment of principal or interest on any note evidencing any Permitted Subordinate Debt to a date sooner than the date which is one year following the earlier of (A) the Termination Date, and (B) the date on which there are no Revolving Loans, Letter of Credit Exposure or other Obligations hereunder outstanding and all of the Commitments are terminated, or (iv) would change the percentage of holders of such notes evidencing any Permitted Subordinate Debt required for any such amendment, modification or waiver from the percentage required on the date of issuance of any such notes evidencing any Permitted Subordinate Debt; or
          (c) make any payment of principal of, make any voluntary prepayment of, or optionally redeem, or make any payment in defeasance of, all or any portion of any Permitted Subordinate Debt other than as permitted in accordance with Section 8.15 and Section 9.2.

     Section 9.19 Encore Merger Documents. Borrower will not, and will not permit any other Credit Party to, directly or indirectly, amend or otherwise modify any Encore Merger Document which in any case (a) is contrary to the terms of this Agreement or any other Loan Paper, (b) could be expected to be adverse to the rights, interests or privileges of Administrative Agent or Banks or their ability to enforce the Loan Papers, or (c) could reasonably be expected to have a Material Adverse Effect, in each case as determined by Administrative Agent in its sole discretion, which determination shall be by Administrative Agent after its review of final drafts of any documentation related to any such proposed amendment or modification. Borrower agrees to provide Administrative Agent with final drafts of any such proposed amendment or modification and all related documentation prior to execution thereof and Administrative Agent shall have a reasonable opportunity to review such documentation to make the determination referred to in the immediately preceding sentence.
ARTICLE X
FINANCIAL COVENANTS
     Borrower agrees that so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:
     Section 10.1 Current Ratio of Borrower. Borrower will not permit its ratio of Consolidated Current Assets to its Consolidated Current Liabilities as of the end of any Fiscal Quarter to be less than 1.0 to 1.0.
     Section 10.2 Consolidated Total Debt to Consolidated EBITDA. Commencing with the Fiscal Quarter ending June 30, 2010, Borrower will not permit its ratio of Consolidated Total Debt (for the Fiscal Quarter ending on such date) to (a) Annualized Consolidated EBITDA (for each Rolling Period ending on or prior to December 31, 2010) to be greater than 4.50 to 1.00 for such Rolling Period and (b) Consolidated EBITDA (for each Rolling Period ending on March 31, 2011 and thereafter) to be greater than 4.0 to 1.0 for such Rolling Period.
ARTICLE XI
DEFAULTS
     Section 11.1 Events of Default. If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:
          (a) Borrower shall fail to pay when due any principal on any Note;
          (b) Borrower shall fail to pay when due accrued interest on any Note or any fees or any other amount payable hereunder and such failure shall continue for a period of three (3) days following the due date;
          (c) Borrower shall fail to observe or perform any covenant or agreement contained in Section 2.6, Section 4.4, Section 8.3, Article IX or Article X of this Agreement;

          (d) any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those referenced in Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and such failure continues for a period of thirty (30) days after the earlier of (i) the date any Authorized Officer of any Credit Party acquires knowledge of such failure, or (ii) written notice of such failure has been given to any Credit Party by Administrative Agent or any Bank;
          (e) any representation, warranty, certification or statement made or deemed to have been made by any Credit Party in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;
          (f) any Credit Party shall fail to make any payment when due on any Debt of such Person in a principal amount equal to or greater than $5,000,000, or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Debt, or (ii) entitles the holder of such Debt to accelerate the maturity thereof;
          (g) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate, partnership or limited liability company action to authorize any of the foregoing;
          (h) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy Laws as now or hereafter in effect;
          (i) one (1) or more final judgments or orders for the payment of money aggregating in excess of $10,000,000 shall be rendered against any Credit Party and such judgment or order shall continue unsatisfied and unstayed for thirty (30) days;
          (j) (i) any event occurs with respect to any Plan or Plans pursuant to which any Credit Party and/or any ERISA Affiliate incur a liability due and owing at the time of such event, without existing funding therefor, for benefit payments under such Plan or Plans in excess of $10,000,000; or (ii) any Credit Party, any ERISA Affiliate, or any other “party-in-interest” or “disqualified person,” as such terms are defined in section 3(14) of ERISA and section 4975(e)(2) of the Code, shall engage in transactions which in the aggregate results in a direct or indirect liability to any Credit Party or any ERISA Affiliate in excess of $10,000,000 under section 409 or 502 of ERISA or section 4975 of the Code which either (A) results in a Lien on any Credit Party’s assets which is not a Permitted Encumbrance, or (B) continues unsatisfied for a period of thirty (30) days after any Authorized Officer of any Credit Party first acquires knowledge of such liability;
          (k) a Change of Control shall occur;
          (l) this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Loan Papers, or any Lien created by the Loan Papers shall for any reason (other than the release thereof in accordance with the Loan Papers) cease to be a valid, first priority, perfected Lien upon any of the Proved Mineral Interests purported to be covered thereby and as a result thereof the Minimum Collateral Amount ceases to be subject to Liens under the Loan Papers; or
          (m) any Credit Party or Bond Issuer shall fail to observe or perform any covenant or agreement contained in any Bond Document after any applicable cure period;
then, and in every such event, Administrative Agent and Banks will have all rights and remedies available at Law and equity, and Administrative Agent shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (i) if requested by Required Banks, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Majority Banks, take such other actions as may be permitted by the Loan Papers including, declaring the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable; provided that, in the case of any of the Events of Default specified in Section 11.1(g) or Section 11.1(h), without any notice to any Credit Party or any other act by Administrative Agent or Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable.
ARTICLE XII
AGENTS
     Section 12.1 Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Banks as its contractual representative and Administrative Agent hereunder and under each other Loan Paper, and each Bank irrevocably authorizes Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Loan Papers. Administrative Agent agrees to act as such contractual representative and Administrative Agent upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Loan Paper and that Administrative Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Loan Papers. In its capacity as the Banks’ contractual representative, Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Banks, (b) is a “representative” of the Banks within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code, and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Papers. Each of the Banks hereby agrees to assert no claim against Administrative Agent on any theory of liability for breach of fiduciary duty, any and all of which claims each Bank hereby waives.
     Section 12.2 Powers. Administrative Agent shall have and may exercise such powers under the Loan Papers as are specifically delegated to Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Administrative Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Loan Papers to be taken by Administrative Agent.
     Section 12.3 General Immunity. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Paper or in connection herewith or therewith INCLUDING ITS OR THEIR OWN ORDINARY NEGLIGENCE, except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     Section 12.4 No Responsibility for Loans, Recitals, etc. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Paper or any Borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Paper, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered solely to Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Paper or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of Borrower or any guarantor of any of the Obligations or of any of Borrower’s or any such guarantor’s respective Subsidiaries. Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by Borrower to Administrative Agent at such time, but is voluntarily furnished by Borrower to JPMorgan Chase Bank, N.A. (either in its capacity as Administrative Agent or in its individual capacity). For purposes of determining compliance with the conditions specified in Article VI, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless Administrative Agent shall have received written notice from such Bank prior to the proposed closing date specifying its objection thereto.
     Section 12.5 Action on Instructions of Banks. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Paper in accordance with written instructions signed by the requisite Banks pursuant to the terms of this Agreement, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Paper unless it shall be requested in writing to do so by Majority Banks. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Paper unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. If a Default has occurred and is continuing, then Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Banks in the written instructions (with indemnities) described in this Section 12.5, provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of Banks. In no event, however, shall Administrative Agent be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Papers or applicable Law.
     Section 12.6 Employment of Agents and Counsel. Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Paper by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between Administrative Agent and the Banks and all matters pertaining to Administrative Agent’s duties hereunder and under any other Loan Paper.
     Section 12.7 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon (a) any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, (b) any statement made to it orally or by telephone and believed by it to be made by the proper Person (and Administrative Agent shall not incur any liability for relying thereon and each of Borrower, Banks and Letter of Credit Issuer hereby waives the right to dispute Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by Administrative Agent) and (c) in respect to legal matters, upon the opinion of counsel selected by Administrative Agent, which counsel may be employees of Administrative Agent.
     Section 12.8 Administrative Agent’s Reimbursement and Indemnification. Banks agree to reimburse and indemnify Administrative Agent ratably in accordance with their respective Commitment Percentages (a) for any amounts not reimbursed by Borrower for which Administrative Agent is entitled to reimbursement by Borrower under the Loan Papers, (b) for any other expenses incurred by Administrative Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Papers (including, without limitation, for any expenses incurred by Administrative Agent in connection with any dispute between Administrative Agent and any Bank or between two or more of the Banks) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Loan Papers or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against Administrative Agent in connection with any dispute between Administrative Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Loan Papers or of any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Administrative Agent. The obligations of the Banks under this Section 12.8 shall survive payment of the Obligations and termination of this Agreement.
     Section 12.9 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Bank or Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Banks.
     Section 12.10 Rights as a Bank. In the event Administrative Agent is a Bank, Administrative Agent shall have the same rights and powers hereunder and under any other Loan Paper with respect to its Commitment and its Revolving Loans as any Bank and may exercise the same as though it were not Administrative Agent, and the term “Bank” or “Banks” shall, at any time when Administrative Agent is a Bank, unless the context otherwise indicates, include in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Paper, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     Section 12.11 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Administrative Agent, any Co-Lead Arranger, any Joint Bookrunner or any other Agent or Bank and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Papers. Each Bank also acknowledges that it will, independently and without reliance upon Administrative Agent, any Co-Lead Arranger, any Joint Bookrunner or any other Agent or Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers. Neither Administrative Agent, any Co-Lead Arranger, any Joint Bookrunner nor any other Agent shall be required to keep itself informed as to the performance or observance by Borrower or any of the other Credit Parties of this Agreement, the Loan Papers or any other document referred to or provided for herein or to inspect the properties, assets or books of Borrower or any other Credit Party. Except for notices, reports and other documents and information expressly required to be furnished to Banks by Administrative Agent hereunder, neither Administrative Agent, any Co-Lead Arranger, any Joint Bookrunner nor any other Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any of the other Credit Parties) which may come into the possession of such Person or any of its Affiliates. In this regard, each Bank acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Paper. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Paper and the matters contemplated therein.
     Section 12.12 Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Banks and Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, Required Banks shall have the right to appoint, on behalf of Borrower and the Banks, a successor Administrative Agent, which shall be approved by Borrower, such approval not to be unreasonably withheld; provided, that, Borrower shall not have the right to approve any successor Administrative Agent appointed during the continuance of any Default. If no successor Administrative Agent shall have been so appointed by Required Banks within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of Borrower and Banks, a successor Administrative Agent which shall be approved by Borrower, such approval not to be unreasonably withheld; provided, that, Borrower shall not have the right to approve any successor Administrative Agent appointed during the continuance of any Default. If Administrative Agent has resigned and no successor Administrative Agent has been appointed, Banks may perform all the duties of Administrative Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Bank and for all other purposes Borrower shall deal directly with the Banks. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Papers. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article XII shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder and under the other Loan Papers. In the event that there is a successor to Administrative Agent by merger, or Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 12.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     Section 12.13 Delegation to Affiliates. Borrower and Banks agree that Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which Administrative Agent is entitled under Article XII, Article XIII and Article XIV.

     Section 12.14 Execution of Collateral Documents. Without limiting the powers and authority of Administrative Agent described herein, the Banks hereby empower and authorize Administrative Agent to execute and deliver to Borrower on its behalf the Mortgages, the Borrower Pledge Agreements, the Subsidiary Pledge Agreements and all related financing statements and any other financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the foregoing instruments.
     Section 12.15 Collateral Releases. Each Bank and Letter of Credit Issuer hereby empowers and authorizes Administrative Agent to execute and deliver to Borrower on its behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Paper or which shall otherwise have been approved by Majority Banks (or, if required by the terms of Section 14.5, all of the Banks) in writing.
     Section 12.16 Agents. None of the Banks identified in this Agreement as a “Co-Documentation Agent”, a “Syndication Agent”, a “Co-Lead Arranger” and/or a “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Paper other than those applicable to all Banks as such. Without limiting the foregoing, none of Syndication Agent, any Co-Documentation Agent, any Co-Lead Arranger or any Joint Bookrunner shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments with respect to Syndication Agent, each Co-Documentation Agent, each Co-Lead Arranger and each Joint Bookrunner as it makes with respect to Administrative Agent in Section 12.11.
     Section 12.17 Bond Documents. Without limiting the power and authority of Administrative Agent described herein, Banks hereby:
          (a) appoint Administrative Agent, as Bond Purchaser, as its contractual representative under the Bond Documents and irrevocably authorize Administrative Agent to act as the contractual representative of each Bank under the Bond Documents with the rights and duties expressly set forth therein, and to hold the 2009 Bonds, the 2009 Bonds and any Additional Permitted Revenue Bonds on behalf of the Banks, it being expressly understood and agreed, however, that Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of the Bond Documents;
          (b) empower and authorize Administrative Agent to execute and deliver the Bond Documents to which it is a party; and
          (c) agree that all references in this Article XII to “Loan Papers,” shall be deemed to include, without limitation, the Bond Documents.
     Section 12.18 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any of the other Credit Parties, Administrative Agent (irrespective of whether the principal of any portion of the Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Banks and Administrative Agent and their respective agents and counsel and all other amounts due Banks and Administrative Agent under Section 14.3) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 14.3.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
ARTICLE XIII
CHANGE IN CIRCUMSTANCES
     Section 13.1 Increased Cost and Reduced Return.
          (a) If, after the date hereof, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:
               (i) shall subject such Bank (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Note, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Bank (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Bank or such Applicable Lending Office);
               (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the Commitment of such Bank hereunder; or
               (iii) shall impose on such Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Loans, then the Borrower shall pay to such Bank on demand such amount or amounts as will compensate such Bank for such increased cost or reduction. If any Bank requests compensation by Borrower under this Section 13.1(a), Borrower may, by notice to such Bank (with a copy to Administrative Agent), suspend the obligation of such Bank to make or Continue Eurodollar Loans or to Convert all or part of the Base Rate Loan owing to such Bank into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 13.4 shall be applicable); provided, that such suspension shall not affect the right of such Bank to receive the compensation so requested.
          (b) If, after the date hereof, any Bank shall have determined that the adoption of any applicable Law regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank’s obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then, from time to time upon demand, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.
          (c) Each Bank shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 13.1 and will use reasonable efforts to designate a different Applicable Lending Office if such designation will, in the judgment of such Bank, avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, subject such Bank to any unreimbursed cost or expense and be otherwise disadvantageous to it. Any Bank claiming compensation under this Section 13.1 shall furnish to Borrower and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
     Section 13.2 Limitation on Type of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

          (a) Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or
          (b) Majority Banks determine (which determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to Banks of funding Eurodollar Loans for such Interest Period;
then Administrative Agent shall give Borrower prompt notice thereof specifying the relevant Type of Revolving Loans and the relevant amounts or periods, and so long as such condition remains in effect, Banks shall be under no obligation to make additional Revolving Loans of such Type, Continue Revolving Loans of such Type, or to Convert Revolving Loans of any other Type into Revolving Loans of such Type, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Revolving Loans of the affected Type, either prepay such Revolving Loans or Convert such Revolving Loans into another Type of Revolving Loan in accordance with the terms of this Agreement.
     Section 13.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Bank shall promptly notify Borrower thereof and such Bank’s obligation to make or Continue Eurodollar Loans and to Convert other Types of Revolving Loans into Eurodollar Loans shall be suspended until such time as such Bank may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 13.4 shall be applicable).
     Section 13.4 Treatment of Affected Loans. If the obligation of any Bank to make particular Eurodollar Loans or to Continue Revolving Loans, or to Convert Revolving Loans of another Type into Revolving Loans of a particular Type shall be suspended pursuant to Section 13.1 or Section 13.3 hereof (Revolving Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Bank’s Affected Loans shall be automatically Converted into the Base Rate Loan on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 13.3 hereof, on such earlier date as such Bank may specify to Borrower with a copy to Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 13.1 or Section 13.3 hereof that gave rise to such Conversion no longer exist:
          (a) to the extent that such Bank’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Bank’s Affected Loans shall be applied instead to the Base Rate Loan; and
          (b) all Revolving Loans that would otherwise be made or Continued by such Bank as Revolving Loans of the Affected Type shall be made or Continued instead as part of the Base Rate Loan, and all Revolving Loans of such Bank that would otherwise be Converted into Revolving Loans of the Affected Type shall be Converted instead into (or shall remain) as part of the Base Rate Loan.

If such Bank gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 13.1 or Section 13.3 hereof that gave rise to the Conversion of such Bank’s Affected Loans pursuant to this Section 13.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Revolving Loans of the Affected Type made by other Banks are outstanding, such Bank’s portion of the Base Rate Loan shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Revolving Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by Banks holding Revolving Loans of the Affected Type and by such Bank are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment Percentages.
     Section 13.5 Compensation. Upon the request of any Bank, Borrower shall pay to such Bank such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:
          (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Revolving Loan) on a date other than the last day of the Interest Period for such Loan; or
          (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VI to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such Borrowing, Conversion, Continuation, or prepayment specified in the relevant Request for Borrowing, Notice of Continuation or Conversion, or other notice of Borrowing, prepayment, Continuation, or Conversion under this Agreement.
Such loss, cost or expense to any Bank shall be deemed to include an amount determined by such Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
     Section 13.6 Taxes.
          (a) Any and all payments by Borrower to or for the account of any Bank or Administrative Agent hereunder or under any other Loan Paper shall be made free and clear of and without deduction for any and all present or future Taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and Administrative Agent, Taxes imposed on its income, and franchise Taxes imposed on it, by the jurisdiction under the Laws of which such Bank (or its Applicable Lending Office) or Administrative Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded Taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to in this Section 13.6 as “Non-Excluded Taxes”). If Borrower shall be required by Law to deduct any Non-Excluded Taxes from or in respect of any sum payable under this Agreement or any other Loan Paper to any Bank or Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.6) such Bank or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) Borrower shall furnish to Administrative Agent, at its address set forth on Schedule 1.1 hereto, the original or a certified copy of a receipt evidencing payment thereof.
          (b) In addition, Borrower agrees to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Paper or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Paper (hereinafter referred to as “Other Taxes”).
          (c) Borrower agrees to indemnify each Bank and Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 13.6) paid by such Bank or Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.
          (d) Each Bank organized under the Laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on Schedule 1.1 hereto and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by Borrower or Administrative Agent (but only so long as such Bank remains lawfully able to do so), shall provide Borrower and Administrative Agent, at the time or times prescribed by applicable Law, with such properly completed and executed documentation prescribed by applicable Law (or reasonably requested by Borrower) certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and certifying that such Bank is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Papers.
          (e) For any period with respect to which a Bank has failed to provide Borrower and Administrative Agent with the appropriate form pursuant to Section 13.6(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 13.6(a) or Section 13.6(b) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding Tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Non-Excluded Taxes.
          (f) If Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 13.6, then such Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
          (g) Within thirty (30) days after the date of any payment of Non-Excluded Taxes, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.
          (h) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 13.6 shall survive the termination of the Commitment and the payment in full of the Notes.
     Section 13.7 Discretion of Banks as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during the Interest Period for such Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.
     Section 13.8 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.11;
          (b) the Commitment Percentage of such Defaulting Bank shall not be included in determining whether Majority Banks or the Required Banks, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver by Majority Banks pursuant to Section 14.5);
          (c) if any Letter of Credit Exposure exists at the time a Bank becomes a Defaulting Bank then:
               (i) all or any part of such Letter of Credit Exposure shall be reallocated among the non-Defaulting Banks in accordance with their respective Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Outstanding Credit does not exceed the total of all non-Defaulting Banks’ Commitments and (y) the conditions set forth in Section 6.2 are satisfied at such time;

               (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one (1) Domestic Business Day following notice by Administrative Agent cash collateralize such Defaulting Bank’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.1(b) for so long as such Letter of Credit Exposure is outstanding;
               (iii) if Borrower cash collateralizes any portion of such Defaulting Bank’s Letter of Credit Exposure pursuant to this Section 13.8(c), Borrower shall not be required to pay any Letter of Credit Fees to such Defaulting Bank pursuant to Section 2.1(b) with respect to such Defaulting Bank’s Letter of Credit Exposure during the period such Defaulting Bank’s Letter of Credit Exposure is cash collateralized;
               (iv) if the Letter of Credit Exposure of the non-Defaulting Banks is reallocated pursuant to this Section 13.8(c), then the fees payable to the Banks pursuant to Section 2.11 and Section 2.1(b) shall be adjusted in accordance with such non-Defaulting Banks’ Commitment Percentages; and
               (v) if any Defaulting Bank’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 13.8(c), then, without prejudice to any rights or remedies of Letter of Credit Issuer or any Bank hereunder, all commitment fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such Letter of Credit Exposure) under Section 2.11 and Letter of Credit Fees payable under Section 2.1(b) with respect to such Defaulting Bank’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is cash collateralized or reallocated; and
          (d) so long as any Bank is a Defaulting Bank, Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by Borrower in accordance with Section 13.8(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 13.8(c)(i) (and Defaulting Banks shall not participate therein).
     In the event that Administrative Agent agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Letter of Credit Exposure of Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Revolving Loans of the other Banks as Administrative shall determine may be necessary in order for such Bank to hold such Revolving Loans in accordance with its Commitment Percentage.
     Section 13.9 Replacement of Banks. If (a) any Bank advises Administrative Agent that the Adjusted Eurodollar Rate or Eurodollar Rate, as applicable, will not adequately and fairly reflect the cost to such Bank of making or maintaining its Revolving Loans pursuant to Section 13.2, (b) any Bank requests compensation under Section 13.1, (c) Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 13.6, (d) it becomes unlawful for any Bank to honor its obligation to make or maintain Eurodollar Loans pursuant to Section 13.3, (e) any Bank becomes a Defaulting Bank, (f) any Bank has not approved an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 4.2 or (g) any Bank has not consented to a requested amendment or waiver that requires such Bank’s consent or the consent of all Banks in accordance with Section 14.5 and the Majority Banks have provided their consent to such requested amendment or waiver, then Borrower may, at its sole expense and effort, upon notice to such Bank and Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.9(c)), all its interests, rights and obligations under this Agreement to a permitted assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in Letters of Credit, the 2008 Bonds, the 2009 Bonds and any Additional Permitted Revenue Bonds, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 13.1 or payments required to be made pursuant to Section 13.6, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
ARTICLE XIV
MISCELLANEOUS
     Section 14.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given, if to Administrative Agent, at its address or telecopy number set forth on Schedule 1.1 hereto, if to any Bank, at its address or telecopy number set forth in its Administrative Questionnaire, and if to Borrower, at its address or telecopy number set forth on the signature pages hereof (or in any case, at such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto). Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 14.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) Domestic Business Days after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 14.1; provided that notices to Administrative Agent under Article II or Article III shall not be effective until received. Notices and other communications to Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article XIII unless otherwise agreed by Administrative Agent and the applicable Bank. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Section 14.2 No Waivers. No failure or delay by Administrative Agent or any Bank in exercising, and no course of dealing with respect to, any right, power or privilege hereunder or under any Note or other Loan Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in any of the other Loan Papers. No waiver of any provision of this Agreement or any other Loan Paper or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 14.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, any other Agent, any Bank, Letter of Credit Issuer or Bond Purchaser may have had notice or knowledge of such Default at the time.
     Section 14.3 Expenses; Indemnification.
          (a) Borrower agrees to pay on demand all reasonable costs and expenses of Administrative Agent in connection with the syndication, preparation, execution, delivery, modification, and amendment of this Agreement, the other Loan Papers, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for Administrative Agent with respect thereto and with respect to advising Administrative Agent as to its rights and responsibilities under the Loan Papers. Borrower further agrees to pay on demand all reasonable costs and expenses of Administrative Agent, Letter of Credit Issuer and Banks, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings, or otherwise) in connection with this Agreement or any of the other Loan Papers and the other documents to be delivered hereunder, including, without limitation, all such expenses incurred during any workout, restructuring or negotiations in respect of the Revolving Loans made or Letters of Credit issued hereunder.
          (b) BORROWER SHALL INDEMNIFY EACH AGENT, LETTER OF CREDIT ISSUER, BOND PURCHASER, EACH BANK, EACH OF THEIR RESPECTIVE AFFILIATES, AND EACH DIRECTOR, OFFICER, AGENT OR EMPLOYEE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNIFIED PARTY”) AGAINST, AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNIFIED PARTY, INCURRED BY OR ASSERTED AGAINST ANY INDEMNIFIED PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN PAPER OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN PAPER OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR

THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN PAPER, (ii) THE FAILURE OF BORROWER OR ANY OTHER CREDIT PARTY TO COMPLY WITH THE TERMS OF ANY LOAN PAPER, INCLUDING THIS AGREEMENT, OR WITH ANY LAW, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF BORROWER OR ANY OTHER CREDIT PARTY SET FORTH IN ANY OF THE LOAN PAPERS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY REVOLVING LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY LETTER OF CREDIT ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN PAPERS, (vi) THE OPERATIONS OF THE BUSINESS OF BORROWER AND ITS SUBSIDIARIES BY BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT BANKS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE LOAN PAPERS, (viii) ANY APPLICABLE ENVIRONMENTAL LAW APPLICABLE TO BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY BORROWER OR ANY SUBSIDIARY WITH ANY APPLICABLE ENVIRONMENTAL LAW APPLICABLE TO BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN PAPERS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNIFIED PARTY IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNIFIED PARTY NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN

AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PARTY, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST ANY AGENT, ANY BANK, LETTER OF CREDIT ISSUER, BOND PURCHASER, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR THE OTHER LOAN PAPERS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE REVOLVING LOAN.
          (c) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 14.3 shall survive the payment in full of the Revolving Loan and all other amounts payable under this Agreement.
     Section 14.4 Right of Set-off; Adjustments.
          (a) Upon the occurrence and during the continuance of any Event of Default, each Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether such Bank shall have made any demand under this Agreement or Note held by such and although such obligations may be unmatured. Each Bank agrees promptly to notify the affected Credit Party after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 14.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.
          (b) If any Bank (a “benefitted Bank”) shall at any time receive any payment of all or part of the amounts owing to it in respect of the Obligations arising under the Loan Papers, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s amounts owing to it in respect of such Obligations, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank’s amounts owing to it in respect of such Obligations, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each other Bank; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section 14.4(b) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Revolving Loan or participations in payments or disbursements to any assignee or participant under Letters of Credit, the 2008 Bonds, the 2009 Bonds and/or any Additional Permitted Revenue Bonds, as applicable, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 14.4(b) shall apply). Borrower agrees that any Bank so purchasing a participation from a Bank pursuant to this Section 14.4 may, to the fullest extent permitted by Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of Borrower in the amount of such participation.
     Section 14.5 Amendments and Waivers. Neither this Agreement, the Notes nor any other Loan Paper, nor any provision hereof or thereof, may be amended or waived except pursuant to an agreement in writing signed by Borrower and Majority Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall (a) increase the Commitment or Maximum Commitment Amount of any Bank, or extend the expiry date thereof, without the prior written consent of such Bank, (b) reduce the principal of any Revolving Loan or extend the final maturity of any Revolving Loan in each case without the prior written consent of each Bank affected thereby, (c) reduce the rate of interest on any Revolving Loan or any fees or other amounts payable hereunder or for termination of any Commitment, or extend any due date for the payment thereof, in each case without the prior written consent of each Bank affected thereby, (d) change the percentage of the Maximum Aggregate Commitment Amount or Outstanding Credit, as applicable, or the number of Banks, which shall be required for Banks or any of them to take any action under this Section 14.5 or any other provision of this Agreement (including the definitions of “Majority Banks” and “Required Banks”), in each case without the prior written consent of all Banks, (e) release all or substantially all of the collateral for the Obligations in any transaction or series of related transactions (other than releases required pursuant to sales of collateral which are expressly permitted by Section 9.5 hereof) without the prior written consent of all Banks, (f) release all or substantially all of the guarantors liable for all or any part of the Obligations without the prior written consent of all Banks, (g) amend or waive any provision of this Agreement, the effect of which would change the application, priority or pro rata sharing of certain payments, amounts collected or other proceeds as provided under Section 2.10, Section 3.2 or Section 14.4(b) hereof without the prior written consent of each Bank affected thereby, or (h) amend or modify any of the provisions of Article IV hereof or the definitions of any terms defined therein without the prior written consent of all Banks; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent, Letter of Credit Issuer or Bond Purchaser hereunder or under any other Loan Paper without the prior written consent of Administrative Agent, Letter of Credit Issuer or Bond Purchaser, as the case may be.
     Section 14.6 Survival; Revival; Reinstatement.

          (a) All representations, warranties and covenants made by any Credit Party herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Papers shall be considered to have been relied upon by Banks and shall survive the delivery to Banks of such Loan Papers or the extension of the Revolving Loan (or any part thereof), regardless of any investigation made by or on behalf of Banks. The indemnity provided in Section 14.3(b) herein shall survive the repayment of all credit advances hereunder and/or the discharge or release of any Lien granted hereunder or in any other Loan Paper, contract or agreement between Borrower or any other Credit Party and any Agent or any Bank.
          (b) To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and Administrative Agent’s and Banks’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Paper shall continue in full force and effect. In such event, each Loan Paper shall be automatically reinstated and Borrower shall, and shall cause each other Credit Party to, take such action as may be reasonably requested by Administrative Agent and Banks to effect such reinstatement.
     Section 14.7 Limitation on Interest. Regardless of any provision contained in the Loan Papers, Banks shall never be entitled to receive, collect, or apply, as interest on the Revolving Loan, any amount in excess of the Maximum Lawful Rate, and in the event any Bank ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Revolving Loan is paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrower and Banks shall, to the extent permitted under applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Notes, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Notes; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Banks shall refund to Borrower the amount of such excess and, in such event, Banks shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.
     Section 14.8 Invalid Provisions. If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.
     Section 14.9 Assignments and Participations.
          (a) Successors and Assigns. The terms and provisions of the Loan Papers shall be binding upon and inure to the benefit of Borrower and Banks and their respective successors and assigns permitted hereby, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Papers without the prior written consent of each Bank, (ii) any assignment by any Bank must be made in compliance with Section 14.9(c), and (iii) any transfer by participation must be made in compliance with Section 14.9(b). Any attempted assignment or transfer by any party not made in compliance with this Section 14.9(a) shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 14.9(b). The parties to this Agreement acknowledge that clause (ii) of this Section 14.9(a) relates only to absolute assignments and this Section 14.9(a) does not prohibit assignments by any Bank creating security interests, including, without limitation, (A) any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or any central bank having jurisdiction over such assigning Bank or (B) in the case of a Bank which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 14.9(c). Administrative Agent may treat the Person which made any Revolving Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 14.9(c); provided, however, that Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or which holds any Note to direct payments relating to such Revolving Loan or Note to another Person. Any assignee of the rights to any Revolving Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Papers. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Revolving Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Revolving Loan.
          (b) Participations.
               (i) Any Bank may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Papers; provided, that notwithstanding anything to the contrary contained in this Agreement, in no case may a Bank sell a participation in all or a portion of its rights and obligations under this Agreement to Borrower or to any Affiliate of Borrower. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under the Loan Papers shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Revolving Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Papers, all amounts payable by Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Papers.
               (ii) Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Papers other than any amendment, modification or waiver with respect to any Revolving Loan or Commitment in which such Participant has an interest which would require consent of the Bank that sold the participating interest to such Participant pursuant to the terms of Section 14.5(a), Section 14.5(b) and/or Section 14.5(c).
               (iii) Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 14.4 in respect of its participating interest in amounts owing under the Loan Papers to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Papers; provided, that each Bank shall retain the right of setoff provided in Section 14.4 with respect to the amount of participating interests sold to each Participant. Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 14.4, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 14.4 as if each Participant were a Bank. Borrower further agrees that each Participant shall be entitled to the yield protection provisions contained in Article XIII to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 14.9(c); provided, that (A) a Participant shall not be entitled to receive any greater payment under Article XIII than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of Borrower, and (B) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 13.6 to the same extent as if it were a Bank.
          (c) Assignments.
               (i) Any Bank may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Papers. The parties to such assignment shall execute and deliver an Assignment and Acceptance Agreement. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate of a Bank or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Revolving Loans of the assigning Bank or (unless each of Borrower and Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Revolving Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Effective Date,” if the “Effective Date” is specified in the Assignment and Acceptance Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event may a

Bank assign all or a portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.
               (ii) The consent of Borrower shall be required prior to an assignment becoming effective unless Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund, provided that the consent of Borrower shall not be required if a Default has occurred and is continuing. The consent of Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. The consent of Letter of Credit Issuer shall be required prior to an assignment of a Commitment becoming effective unless Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. The consent of Bond Purchaser shall be required prior to an assignment of a Commitment becoming effective unless Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. Any consent required under this Section 14.9(c)(ii) shall not be unreasonably withheld or delayed.
               (iii) Upon (A) delivery to Administrative Agent of an Assignment and Acceptance Agreement, together with any consents required by Section 14.9(c)(i) and (ii), (B) payment of a $3,500 fee to Administrative Agent for processing such assignment (unless such fee is waived by Administrative Agent), and (C) delivery to Administrative Agent of an Administrative Questionnaire by such Purchaser (if it is not already a Bank hereunder), such assignment shall become effective on the effective date specified in such Assignment and Acceptance Agreement. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Paper executed by or on behalf of Banks and shall have all the rights and obligations of a Bank under the Loan Papers, to the same extent as if it were an original party thereto, and the transferor Bank shall be released with respect to the Commitment and Revolving Loans assigned to such Purchaser without any further consent or action by Borrower, Banks or Administrative Agent. In the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Papers which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 14.9(c) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 14.9(b). Upon the consummation of any assignment to a Purchaser pursuant to this Section 14.9(c), the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Maximum Commitment Amounts, as adjusted pursuant to such assignment.
               (iv) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Chicago, Illinois or Dallas, Texas a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Revolving Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Dissemination of Information. Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Papers by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of Borrower and its Subsidiaries, including, without limitation, any information contained in any financial reports; provided, that, each Transferee and prospective Transferee agrees to be bound by Section 14.16 of this Agreement.
          (e) Tax Treatment. If any interest in any Loan Paper is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 13.6(d).
     Section 14.10 NEW YORK LAW. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.
     Section 14.11 Consent to Jurisdiction; Waiver of Immunities.
          (a) Borrower hereby irrevocably submits to the exclusive jurisdiction of any courts of the State of New York or of the United States of America located in New York County, New York over any action or proceeding arising out of or relating to this Agreement or any other Loan Papers, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. As an alternative, Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (which shall be by registered mail) of copies of such process to such Person at its address specified in Section 14.1. Borrower agrees that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Nothing in this Section 14.11 shall affect any right of Banks to serve legal process in any other manner permitted by Law or affect the right of any Bank to bring any action or proceeding against any Credit Party or their properties in the courts of any other jurisdictions.

          (c) To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Papers.
     Section 14.12 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Subject to the terms and conditions herein set forth, this Agreement shall become effective when Administrative Agent shall have received counterparts hereof signed by all of the parties hereto or, in the case of any Bank as to which an executed counterpart shall not have been received, Administrative Agent shall have received telegraphic or other written confirmation from such Bank of execution of a counterpart hereof by such Bank.
     Section 14.13 No Third Party Beneficiaries. Except for the provisions hereof inuring to the benefit of Agents not a party to this Agreement, it is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than third party beneficiaries permitted pursuant to Section 14.9 and Section 14.18.
     Section 14.14 COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, AGENTS AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, AGENTS, AND THE CREDIT PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG BANKS, AGENTS, AND THE CREDIT PARTIES.
     Section 14.15 WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND BANKS HEREBY (a) IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS AND FOR ANY COUNTERCLAIM THEREIN, (b) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (c) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN PAPERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER CONTAINED IN THIS Section 14.15.
     Section 14.16 Confidentiality. Administrative Agent and each Bank (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement that is marked confidential; provided, that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or any Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law, rule or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Paper, and (i) subject to provisions substantially similar to those contained in this Section 14.16, to any actual or proposed participant or assignee or in connection with any assignment permitted in accordance with Section 14.9(a). Notwithstanding anything herein to the contrary, confidential information shall not include, and each party to any of the Loan Papers and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.
     Section 14.17 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN PAPERS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN PAPERS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN PAPERS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN PAPERS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN PAPERS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS”.

     Section 14.18 Collateral Matters; Hedge Agreements; Bank Products. Notwithstanding anything contained in the Loan Papers to the contrary, the benefit of the Loan Papers and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to those Banks or their Affiliates which are counterparties to any Hedge Agreement with, and providers of any Bank Products to, Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of Borrower or any of its Subsidiaries which arise (a) under any such Hedge Agreement while such Person or its Affiliate is a Bank, including any Hedge Agreements between such Persons in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (i) after such Bank (or Affiliate thereof) ceases to be a Bank or an Affiliate of a Bank or (ii) after assignment by such Bank (or Affiliate thereof) to a third party that is not a Bank or an Affiliate of a Bank, or (b) in respect of any such Bank Products while such Person or its Affiliate is a Bank, but only while such Person or its Affiliate is a Bank, including Bank Products between such Persons in existence prior to the date hereof. No Bank or any Affiliate of a Bank shall have any voting rights under any Loan Paper as a result of the existence of obligations owed to it under any such Hedge Agreements and/or in connection with any such Bank Products. Each Bank agrees on behalf of itself and any of its Affiliates who are parties to any Existing Hedge Agreements that this Agreement shall amend such Existing Hedge Agreements such that any references in such Existing Hedge Agreements to the Existing Credit Agreement or the Existing Encore Facility Agreement shall hereafter be deemed to be references to this Agreement.
     Section 14.19 Nature of Relationship. It is expressly understood and agreed by Borrower (for itself and on behalf of each other Credit Party) that neither Administrative Agent, Banks nor Letter of Credit Issuer shall have any fiduciary responsibilities to Borrower or any other Credit Party by reason of this Agreement or any other Loan Paper. Borrower (for itself and on behalf of each other Credit Party) hereby agrees to assert no claim against Administrative Agent, any Bank and/or Letter of Credit Issuer on any theory of liability for breach of fiduciary duty, any and all of which claims Borrower (for itself and on behalf of each other Credit Party) hereby waives.
     Section 14.20 USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: when Borrower opens an account, Administrative Agent and Banks will ask for Borrower’s name, tax identification number, business address, and other information (as applicable) that will allow Administrative Agent and Banks to identify Borrower. Administrative Agent and Banks may also ask to see Borrower’s legal organizational documents or other identifying documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers on the day and year first above written.
[signature pages to follow]

BORROWER: DENBURY RESOURCES INC., a Delaware corporation
By:	/s/ Mark C. Allen
Mark C. Allen
Senior Vice President and Chief Financial Officer

Address for Notice:
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Fax No. (972) 673-2150
[Signature Page]
Credit Agreement
Denbury Resources Inc.

ADMINISTRATIVE AGENT/LETTER OF CREDIT ISSUER/BOND PURCHASER: JPMORGAN CHASE BANK, N.A., as Administrative Agent, Letter of Credit Issuer and Bond Purchaser
By:	/s/ Kimberly A. Bourgeois
Kimberly A. Bourgeois, Senior Vice President

BANKS: JPMORGAN CHASE BANK, N.A.
By:	/s/ Kimberly A. Bourgeois
Kimberly A. Bourgeois, Senior Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

SYNDICATION AGENT: BANC OF AMERICA SECURITIES LLC
By:	/s/ John Pantalena
	Name:	John Pantalena
	Title:	Vice President

BANKS: BANK OF AMERICA, N.A.
By:	/s/ Stephen J. Hoffman
	Name:	Stephen J. Hoffman
	Title:	Managing Director

[Signature Page]
Credit Agreement
Denbury Resources Inc.

CO-DOCUMENTATION AGENT: BNP PARIBAS
By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Vice President

By:	/s/ Russell Otts
	Name:	Russell Otts
	Title:	Director

BANKS: BNP PARIBAS
By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Vice President

By:	/s/ Russell Otts
	Name:	Russell Otts
	Title:	Director
[Signature Page]
Credit Agreement
Denbury Resources Inc.

CO-DOCUMENTATION AGENT: THE BANK OF NOVA SCOTIA
By:	/s/ David G. Mills
	Name:	David G. Mills
	Title:	Managing Director

BANKS: THE BANK OF NOVA SCOTIA
By:	/s/ David G. Mills
	Name:	David G. Mills
	Title:	Managing Director

[Signature Page]
Credit Agreement
Denbury Resources Inc.

CO-DOCUMENTATION AGENT: CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ SoVonna Day-Goins
	Name:	SoVonna Day-Goins
	Title:	Managing Director

BANKS: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: ROYAL BANK OF CANADA
By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: WELLS FARGO BANK, N.A.
By:	/s/ Thomas E. Stelmar Jr.
	Name:	Thomas E. Stelmar Jr.
	Title:	AVP/Portfolio Manager

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: UBS LOAN FINANCE, LLC
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director, Banking Products Services, US

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: UNION BANK, N.A.
By:	/s/ Douglas Gale
	Name:	Douglas Gale
	Title:	Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (f/k/a CALYON NEW YORK BRANCH)
By:	/s/ Dennis Petito
	Name:	Dennis Petito
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Director
[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: BANK OF SCOTLAND plc
By:	/s/ Julia R. Franklin
	Name:	Julia R. Franklin
	Title:	Assistant Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: COMPASS BANK
By:	/s/ Dorothy Marchand
	Name:	Dorothy Marchand
	Title:	Senior Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: CAPITAL ONE, N.A.
By:	/s/ Peter Shen
	Name:	Peter Shen
	Title:	Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: COMERICA BANK
By:	/s/ V. Mark Fuqua
	Name:	V. Mark Fuqua
	Title:	Senior Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: ING CAPITAL LLC
By:	/s/ Juli Bieser
	Name:	Juli Bieser
	Title:	Director

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: SUNTRUST BANK
By:	/s/ Yann Pirio
	Name:	Yann Pirio
	Title:	Director

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: CIBC, INC.
By:	/s/ Doug Cornett
	Name:	Doug Cornett
	Title:	Authorized Signatory

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: KEYBANK NATIONAL ASSOCIATION
By:	/s/ Todd Coker
	Name:	Todd Coker
	Title:	Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Daria Mahoney
	Name:	Daria Mahoney
	Title:	Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: SUMITOMO MITSUI BANKING CORP.
By:	/s/ Masakazu Hasegawa
	Name:	Masakazu Hasegawa
	Title:	General Manager

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: FIFTH THIRD BANK
By:	/s/ Mike Mendenhall
	Name:	Mike Mendenhall
	Title:	Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: ALLIED IRISH BANKS p.l.c.
By:	/s/ Edward M. Fenk
	Name:	Edward M. Fenk
	Title:	Vice President

By:	/s/ James Giordano
	Name:	James Giordano
	Title:	Assistant Vice President

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: STERLING BANK
By:	/s/ Parul June
	Name:	Parul June
	Title:	Banking Officer

[Signature Page]
Credit Agreement
Denbury Resources Inc.

BANKS: GOLDMAN SACHS BANK USA
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[Signature Page]
Credit Agreement
Denbury Resources Inc.

SCHEDULE 1.1
FINANCIAL INSTITUTIONS

	Maximum
	Commitment	Commitment
Banks	Amount	Percentage
JPMorgan Chase Bank, N.A.	$95,000,000	5.93750%
Bank of America, N.A.	$95,000,000	5.93750%
BNP Paribas	$85,000,000	5.31250%
The Bank of Nova Scotia	$85,000,000	5.31250%
Credit Suisse AG, Cayman Islands Branch	$85,000,000	5.31250%
Royal Bank of Canada	$85,000,000	5.31250%
Wells Fargo Bank, N.A.	$85,000,000	5.31250%
UBS Loan Finance, LLC	$85,000,000	5.31250%
Union Bank, N.A.	$85,000,000	5.31250%
Credit Agricole Corporate and Investment Bank (f/k/a Calyon New York Branch)	$85,000,000	5.31250%
Bank of Scotland plc	$85,000,000	5.31250%
Compass Bank	$85,000,000	5.31250%
Capital One, N.A.	$85,000,000	5.31250%
Comerica Bank	$67,500,000	4.21875%
ING Capital LLC	$67,500,000	4.21875%
SunTrust Bank	$67,500,000	4.21875%
CIBC, Inc.	$67,500,000	4.21875%
KeyBank National Association	$45,000,000	2.81250%
U.S. Bank National Association	$45,000,000	2.81250%
Sumitomo Mitsui Banking Corp.	$45,000,000	2.81250%
Fifth Third Bank	$22,500,000	1.40625%
Allied Irish Banks p.l.c.	$22,500,000	1.40625%
Sterling Bank	$15,000,000	0.93750%
Goldman Sachs Bank USA	$10,000,000	0.62500%
Totals:	$1,600,000,000.00	100.000000%

1.1-1

Banks	Domestic Lending Office	Eurodollar Lending Office	Address for Notice
JPMorgan Chase Bank, NA	10 S. Dearborn 19th Floor	10 S. Dearborn 19th Floor	2200 Ross Avenue, 3rd Floor
	Mail Code — IL1-0010	Mail Code — IL1-0010	Mail Code: TX1-2911
	Chicago, Illinois 60603	Chicago, Illinois 60603	Dallas, Texas 75201
	Attn: Cely T. Navarro	Attn: Cely T. Navarro	Attn: Kimberly A. Bourgeois
	Tel. No. (312) 385-7058	Tel. No. (312) 385-7058	Tel. No. (214) 965-3274
	Fax No. (312) 385-7107	Fax No. (312) 385-7107	Fax No. (214) 965-3280

Bank of America, N.A.	901 Main Street, 67th Floor	901 Main Street, 67th Floor	901 Main Street, 67th Floor
	Dallas, Texas 75202	Dallas, Texas 75202	Dallas, Texas 75202
Administrative Agent — Address:
2200 Ross Avenue, 3rd Floor
Mail Code TX1-2911
Dallas, Texas 75201
Attn: Kimberly A. Bourgeois
Tel. No. (214) 965-3274
Fax No. (214) 965-3280

1.1-2

SCHEDULE 1.2
EXISTING LETTERS OF CREDIT

					Expiration
Number	Issuing Bank	Beneficiary	Applicant	Amount	Date
68045979	Bank of America, N.A.	Enbridge Pipelines (North Dakota) LLC	Encore Operating, L.P.	$300,000	9/8/2010
CPCS 636178	JPMorgan Chase Bank, NA	Amoco Production Company	Denbury Onshore, LLC	$145,000	5/20/2011
CPCS 634647	JPMorgan Chase Bank, NA	Mississippi State Oil & Gas Board	Denbury Onshore, LLC	$100,000	10/15/2010
CPCS 636177	JPMorgan Chase Bank, NA	Bureau of Land Management	Denbury Onshore, LLC	$25,000	3/25/2011
CPCS 636171	JPMorgan Chase Bank, NA	Mississippi State Oil & Gas Board	Denbury Onshore, LLC	$100,000	3/14/2011
CPCS 636193	JPMorgan Chase Bank, NA	Louisiana Office of Conservation	Denbury Onshore, LLC	$90,000	5/01/2011
CPCS 261660	JPMorgan Chase Bank, NA	Merit Management Partners I LP	Denbury Onshore, LLC	$10,000,000	5/31/2010

1.2

SCHEDULE 7.5
LITIGATION
NONE.

7.5-1

SCHEDULE 7.10
LICENSES, PERMITS, ETC.
NONE.

7.10-1

SCHEDULE 7.14
JURISDICTIONS, ETC.

			Equity (as of 3/9/10)		Right to Acquire Stock (as of 3/9/10)
		Foreign
		Jurisdictions
		Qualified to				No. of
		Conduct		Issued &		Common
Jurisdiction of Incorporation	Organizational No.	Business	Authorized*	Outstanding	Type of Right	Shares
CREDIT PARTIES

Denbury Resources Inc. Delaware	3737734	Texas	N/A	N/A	N/A	N/A

Denbury Gathering & Marketing, Inc. Delaware	3523673	Alabama Louisiana Mississippi Texas	1,000	1,000

Denbury Operating Company Delaware	3737726		1,000,000	1,000

Denture Marine. L.L.C. Louisiana	34511946K		Note(1)

Denbury Onshore, LLC Delaware	3737715	Alabama Arkansas Florida Louisiana Mississippi Texas	100,000 Common units 100,000 preferred units Note(1)	1,000

Tuscaloosa Royalty Fund LLC Mississippi	733728		Note(1)

Denbury Green Pipeline-Texas, LLC Delaware	4511699	Texas	100,000 common units Note(1)	1,000

EAP Properties, Inc. Delaware	3008542		150,000	110,676

Denbury Encore Holdings Inc. Delaware	4789022		1,000	1,000

EAP Operating, LLC Delaware	3008544	Montana North Dakota Texas	Note (2)

Encore Operating, L.P. Texas	11774510	Louisiana Montana North Dakota Wyoming Utah	Note (3)

Greencore Pipeline Company LLC Delaware	4702581		Note (4)

Encore Operating Louisiana, LLC Delaware	3677442	Louisiana	Note (4)

*	All entities other than Denbury Resources Inc. are owned 100% directly by Denbury Resources Inc. unless otherwise noted.

Note (1): 100% owned by Denbury Operating Company

Note (2): 100% owned by Denbury Encore Holdings Inc.

Note (3): EAP Operating, LLC is the 1% general partner and EAP Properties, Inc. is the 99% limited partner

Note (4): 100% owned by Encore Operating, L.P.
The location of each Credit Party’s principal place of business and chief executive office is 5100 Tennyson Parkway, Suite 1200, Piano, Texas 75024.

7.14-1

SCHEDULE 7.24
HEDGE AGREEMENTS
[See following pages.]

7.24-1

Denbury Resources Inc.
(amounts in thousands, except unit and volume data)
2010 HEDGING SUMMARY:
Denbury Hedges

			Hedge Terms
	Start Date	End Date	Volume/d	Swap Price	Floor Price	Ceiling Price	Term	Premium
Oil
Q1 2010 Oil Swaps
JPMorgan Chase	1/1/2010	3/31/2010	6,667	52.50	—	—	Q1 2010	—
JPMorgan Chase	1/1/2010	3/31/2010	3,333	52.20	—	—	Q1 2010	—
Scotia	1/1/2010	3/31/2010	5,000	52.10	—	—	Q1 2010	—
Wells Fargo	1/1/2010	3/31/2010	5,000	50.90	—	—	Q1 2010	—
Comerica	1/1/2010	3/31/2010	5,000	51.45	—	—	Q1 2010	—
Wells Fargo	1/1/2010	3/31/2010	3,000		70.00	92.00	Q1 2010
Key Bank	1/1/2010	3/31/2010	2,000		70.00	92.40	Q1 2010

Total Q1 2010 Oil Swaps			30,000	51.85	70.00	92.16	Q1 2010	—

Q2 2010 Oil Collars
Comerica	4/1/2010	6/30/2010	5,000	—	50.00	76.00	Q2 2010	—
Wells Fargo	4/1/2010	6/30/2010	10,000	—	50.00	73.15	Q2 2010	—
JPMorgan Chase	4/1/2010	6/30/2010	5,000	—	50.00	75.40	Q2 2010	—
Scotia	4/1/2010	6/30/2010	5,000	—	50.00	74.30	Q2 2010	—
JPMorgan Chase	4/1/2010	6/30/2010	5,000		70.00	95.25	Q2 2010

Total Q2 2010 Oil Collars			30,000	—	55.33	78.04	Q2 2010	—

Q3 2010 Oil Collars
Comerica	7/1/2010	9/30/2010	5,000	—	60.00	81.50	Q3 2010	—
Fortis	7/1/2010	9/30/2010	7,500	—	60.00	80.40	Q3 2010	—
Keybank	7/1/2010	9/30/2010	5,000	—	55.00	80.00	Q3 2010	—
Comerica	7/1/2010	9/30/2010	5,000	—	55.00	80.00	Q3 2010	—
JPMorgan Chase	7/1/2010	9/30/2010	2,500	—	55.00	80.10	Q3 2010	—
JPMorgan Chase	7/1/2010	9/30/2010	2,500		70.00	96.00	Q3 2010
JPMorgan Chase	7/1/2010	9/30/2010	2,500		70.00	97.00	Q3 2010

Total Q3 2010 Oil Collars			30,000		59.58	83.03	Q3 2010	—

Q4 2010 Oil Collars
Comerica	10/1/2010	12/31/2010	5.000		60.00	88.75	Q4 2010	—
Fortis	10/1/2010	12/31/2010	5,000		60.00	89.00	Q4 2010	—
Keybank	10/1/2010	12/31/2010	5.000		60.00	89.50	Q4 2010	—
Wells Fargo	10/1/2010	12/31/2010	5,000		60.00	89.50	Q4 2010	—
JPMorgan Chase	10/1/2010	12/31/2010	5,000		60.00	89.70	Q4 2010	—
JPMorgan Chase	10/1/2010	12/31/2010	2,500		70.00	96.00	Q4 2010
JPMorgan Chase	10/1/2010	12/31/2010	2,500		70.00	97.00	Q4 2010

Total Q4 2010 Oil Collars			30,000		61.67	90.49	Q4 2010	—

Natural Gas
2010 Natural Gas Swaps
Scotia	1/1/2010	12/31/2010	14,000	5.67	—	—	2010	—
KeyBank	1/1/2010	12/31/2010	25,000	5.67	—	—	2010	—

Total 2010 NG Swaps			39,000	5.67	—	—	2010	—

7.24-2

Denbury Resources Inc.
(amount in thousands, except unit and volume date)
2011 HEDGING SUMMARY:

			Hedge Terms
	Start Date	End Date	Volume/d	Swap Price	Floor Price	Celling Price	Term	Premium
Oil
Q1 2011 Oil Collars
Keybank	1/1/2011	3/31/2011	3,000		70.00	101.10	Q1 2011
Kaybank	1/1/2011	3/31/2011	2,000		70.00	101.55	Q1 2011
JPMorgan Chase	1/1/2011	3/31/2011	2,500		70.00	100.95	Q1 2011
JPMorgan Chase	1/1/2011	3/31/2011	2,500		70.00	102.00	Q1 2011
JPMorgan Chase	1/1/2011	3/31/2011	2,000		70.00	103.00	Q1 2011
JPMorgan Chase	1/1/2011	3/31/2011	2,000		70.00	106.00	Q1 2011
JPMorgan Chase	1/1/2011	3/31/2011	1,000		70.00	105.50	Q1 2011
Comerica	1/1/2011	3/31/2011	1,000		70.00	101.50	Q1 2011
Comerica	1/1/2011	3/31/2011	2,000		70.00	104.00	Q1 2011
Wells Fargo	1/1/2011	3/31/2011	2,000		70.00	101.20	Q1 2011
Wells Fargo	1/1/2011	3/31/2011	3,000		70.00	102.00	Q1 2011
Wells Fargo	1/1/2011	3/31/2011	2,000		70.00	104.65	Q1 2011

Total Q1 2011 Oil Collars			25,000	—	70.00	102.58	Q1 2011	—

Q2 2011 Oil Collars
Keybank	4/1/2011	6/30/2011	3,000		70.00	101.10	Q2 2011
Keybank	4/1/2011	6/30/2011	2,000		70.00	101.55	Q2 2011
JPMorgan Chase	4/1/2011	6/30/2011	2,500		70.00	100.95	Q2 2011
JPMorgan Chase	4/1/2011	6/30/2011	2,500		70.00	102.00	Q2 2011
JPMorgan Chase	4/1/2011	6/30/2011	2,000		70.00	103.00	Q2 2011
JPMorgan Chase	4/1/2011	6/30/2011	2,000		70.00	106.00	Q2 2011
JPMorgan Chase	4/1/2011	6/30/2011	1,000		70.00	105.50	Q2 2011
Comerica	4/1/2011	6/30/2011	1,000		70.00	101.50	Q2 2011
Comerica	4/1/2011	6/30/2011	2,000		70.00	104.00	Q2 2011
Wells Fargo	4/1/2011	6/30/2011	2,000		70.00	101.20	Q2 2011
Wells Fargo	4/1/2011	6/30/2011	3,000		70.00	102.00	Q2 2011
Wells Fargo	4/1/2011	6/30/2011	2,000		70.00	104.65	Q2 2011

Total Q2 2011 Oil Collars			25,000	—	70.00	102.58	Q2 2011	—

Q3 2011 Oil Collars
Keybank	7/1/2011	9/30/2011	3,000		70.00	101.10	Q3 2011
Keybank	7/1/2011	9/30/2011	2,000		70.00	101.55	Q3 2011
JPMorgan Chase	7/1/2011	9/30/2011	2,500		70.00	100.95	Q3 2011
JPMorgan Chase	7/1/2011	9/30/2011	2,500		70.00	102.00	Q3 2011
JPMorgan Chase	7/1/2011	9/30/2011	2,000		70.00	103.00	Q3 2011
JPMorgan Chase	7/1/2011	9/30/2011	2,000		70.00	106.00	Q3 2011
JPMorgan Chase	7/1/2011	9/30/2011	1,000		70.00	105.50	Q3 2011
Comerica	7/1/2011	9/30/2011	1,000		70.00	101.50	Q3 2011
Comerica	7/1/2011	9/30/2011	2,000		70.00	104.00	Q3 2011
Wells Fargo	7/1/2011	9/30/2011	2,000		70.00	101.20	Q3 2011
Wells Fargo	7/1/2011	9/30/2011	3,000		70.00	102.00	Q3 2011
Wells Fargo	7/1/2011	9/30/2011	2,000		70.00	104.65	Q3 2011

Total Q3 2011 Oil Collars			25,000	—	70.00	102.58	Q3 2011	—

Q4 2011 Oil Collars
Keybank	10/1/2011	12/31/2011	3,000		70.00	101.10	Q4 2011
Keybank	10/1/2011	12/31/2011	2,000		70.00	101.55	Q4 2011
JPMorgan Chase	10/1/2011	12/31/2011	2,500		70.00	100.95	Q4 2011
JPMorgan Chase	10/1/2011	12/31/2011	2,500		70.00	102.00	Q4 2011
JPMorgan Chase	10/1/2011	12/31/2011	2,000		70.00	103.00	Q4 2011
JPMorgan Chase	10/1/2011	12/31/2011	2,000		70.00	106.00	Q4 2011
JPMorgan Chase	10/1/2011	12/31/2011	1,000		70.00	105.50	Q4 2011
Comerica	10/1/2011	12/31/2011	1,000		70.00	101.50	Q4 2011
Comerica	10/1/2011	12/31/2011	2,000		70.00	104.00	Q4 2011
Wells Fargo	10/1/2011	12/31/2011	2,000		70.00	101.20	Q4 2011
Wells Fargo	10/1/2011	12/31/2011	3,000		70.00	102.00	Q4 2011
Wells Fargo	10/1/2011	12/31/2011	2,000		70.00	104.65	Q4 2011

Total Q4 2011 Oil Collars			25,000	—	70.00	102.58	Q4 2011	—

Natural Gas
2011 Natural Gas Swaps
KeyBank	1/1/2011	12/31/2011	10,000	6.27	—	—	2011
KeyBank	1/1/2011	12/31/2011	10,000	6.25	—	—	2011
Fortis	1/1/2011	12/31/2011	7,000	6.16	—	—	2011

Total 2011 NG Swaps			27,000	8.23	—	—	2011	—

7.24-3

Hedging Summary
Encore Operating, LP

Oil Derivative Contracts									Daily volume	Total Volume
Trade Date	Counterparty	Market	Type	Floor/Swap	Cap		Term		(Bbl /day)	(Bbl)
1/13/2009	JP Morgan	WTl/NYMEX	Collar	$55.00		$72.00	CAL 10		500	182,500
1/13/2009	BNP	WTl/NYMEX	Put	$60.00			CAL 10		1,000	365,000
1/14/2009	BNP	WTl/NYMEX	Collar	$57.00		$65.60	CAL 10		500	182,500
1/14/2009	JP Morgan	WTl/NYMEX	Put	$60.00			CAL 10		1,000	365,000
1/20/2009	JP Morgan	WTl/NYMEX	Put	$60.00			CAL 10		1,000	365,000
3/24/2009	BNP	WTl/NYMEX	Put	$63.00			CAL 10		1,000	365,000
3/24/2009	Calyon	WTl/NYMEX	Collar	$61.00		$70 35	CAL 10		1,000	365,000
5/20/2009	BNP	WTl/NYMEX	Put	$65.00			CAL 10		500	182,500
5/29/2009	Wachovia	WTl/NYMEX	Put	$65.00			CAL 10		1,000	365,000
5/29/2009	Wachovia	WTl/NYMEX	Collar	$65.00		$77.65	CAL 10		500	182,500
6/5/2009	JP Morgan	WTl/NYMEX	Put	$67.00			CAL 10		300	109,500
6/9/2009	JP Morgan	WTl/NYMEX	Put	$67.00			CAL 10		325	118,625
8/7/2009	Rbc	WTl/NYMEX	Put	$79.10			CAL 10		1,000	365,000
8/7/2009	Wachovia	WTl/NYMEX	Collar	$70.00		$90.00	CAL 10		1,000	365,000
8/13/2009	RBC	WTl/NYMEX	Collar	$70.00		$90.00	CAL 10		1,500	547,500
1/13/2009	BOA	WTl/NYMEX	Swap	$62.80			CAL 10		500	182,500
1/14/2009	BOA	WTl/NYMEX	Swap	$61.15			CAL 10		500	182,500
1/20/2009	BNP	WTl/NYMEX	Swap	$59.70			CAL 10		1,000	365,000
5/20/2009	BNP	WTl/NYMEX	Swap	$6735			CAL 10		500	182,500
6/5/2009	Calyon	WTl/NYMEX	Swap	$75.25			CAL 10		300	109,500
6/9/2009	JP Morgan	WTl/NYMEX	Swap	$77.10			CAL 10		325	118,625
8/7/2009	JP Morgan	WTl/NYMEX	Swap	$79.05			CAL 10		1,000	365,000
8/13/2009	Calyon	WTl/NYMEX	Swap	$78.80			CAL 10		1,500	547,500

								Subtotal	17,750	6,478,750

5/21/2009	BNP	WTl/NYMEX	Put	$65.00			CAL 11		2,000	730.000
5/23/2009	Wachovia	WTl/NYMEX	Put	$65.00			CAL 11		1,000	365.000
6/5/2009	Calyon	WTl/NYMEX	Put	$65.00			CAL 11		300	109,500
6/30/2009	BNP	WTl/NYMEX	Put	$70.00			CAL 11		750	273,750
6/30/2009	JP Morgan	WTl/NYMEX	Put	$70.00			CAL 11		750	273,750
6/9/2009	JP Morgan	WTl/NYMEX	Put	$65.00			CAL 11		325	118,625
11/5/2009	RBC	WTl/NYMEX	Put	$80.00			CAL 11		1,500	547,500
11/5/2009	JP Morgan	WTl/NYMEX	Collar	$80.00		$93.50	CAL 11		1,500	547,500
6/5/2009	Calyon	WTl/NYMEX	Swap	$78.30			CAL 11		300	109,500
6/9/2009	JP Morgan	WTl/NYMEX	Swap	$80.00			CAL 11		325	118,625

								Subtotal	8,750	3,193.750

6/5/2009	Wachovia	WTl/NYMEX	Put	$65.00			CAL 12		300	109,800
6/9/2009	BNP	WTl/NYMEX	Put	$65.00			CAL 12		325	118,950
6/5/2009	Wachovia	WTl/NYMEX	Swap	$80.28			CAL 12		300	109.800
6/9/2009	Wachovia	WTl/NYMEX	Swap	$81.75			CAL 12		325	118,950

								Subtotal	1,250	457,500

								TOTAL	27,750	10,130,000
7.24-4

Natural Gas	Derivative Contracts								Daily Volume	Total Volume
Trade Date	Counterparty	Market	Type	Floor/Swap	Cap		Term		(Mcf/day)	(Mcf)
8/11/2009	BNP	IF Waha	Collar	$5.12		$6.25	2H 10		5,000	920,000
8/11/2009	BNP	IF EPP	Collar	$5.14		$6.25	2H 10		5,000	920,000
6/5/2009	Calyon	IF NGPL TKOK	Swap	$6.31			CAL 10		2,000	730,000
6/5/2009	BNP	IF Midcontinent	Swap	$6.35			CAL 10		1,500	547,500
6/5/2009	BNP	IF HSC	Swap	$6.65			CAL 10		3,000	1,095,000
6/5/2009	BNP	IF HSC	Swap	$6.63			CAL 10		2,500	912,500
6/5/2009	JP Morgan	IF Tetco Kosi	Swap	$6.80			CAL 10		1,000	365,000
6/9/2009	Wachovia	IF NGPL TKOK	Swap	$6.30			CAL 10		3,500	1,277,500
6/9/2009	Wachovia	IF HSC	Swap	$6.61			CAL 10		2,500	912,500
6/9/2009	Calyon	IF HSC	Swap	$6.60			CAL 10		3,000	1,095,000
6/9/2009	JP Morgan	IF Tetco Kosi	Swap	$6.85			CAL 10		1,000	365,000
8/11/2009	Calyon	IF Waha	Swap	$5.13			1H10		5,000	905,000
8/11/2009	Calyon	IF EPP	Swap	$5.04			1H10		5,000	905,000
8/14/2009	JP Morgan	IF Waha	Swap	$5.13			1H10		5,000	905,000
8/14/2009	Calyon	NY MEX	Swap	$5.57			1H10		5,000	905,000

								Subtotal	50,000	12,760,000
6/5/2009	Calyon	IF NGPL TKOK	Swap	$6.31			CAL 11		2,000	730,000
6/5/2009	BNP	IF NGPL TKOK	Swap	$6.35			CAL 11		1,500	547,500
6/5/2009	BNP	IF HSC	Swap	$6.65			CAL 11		3,000	1,095,000
6/5/2009	BNP	IF HSC	Swap	$6.63			CAL 11		2,500	912,500
6/5/2009	JP Morgan	IF Tetco Kosi	Swap	$6.80			CAL 11		1,000	365,000
6/9/2009	Wachovia	IF NGPL TKOK	Swap	$6.30			CAL 11		3,500	1,277,500
6/9/2009	Wachovia	IF HSC	Swap	$6.61			CAL 11		2,500	912,500
6/9/2009	Calyon	IF HSC	Swap	$6.60			CAL 11		3,000	1,095,000
6/9/2009	JP Morgan	IF Tetco Kosi	Swap	$6.85			CAL 11		1,000	365,000

								Subtotal	20,000	7,300,000
6/5/2009	Calyon	IF NGPL TKOK	Swap	$6.31			CAL 12		2,000	732,000
6/5/2009	BNP	IF NGPL TKOK	Swap	$6.35			CAL 12		1,500	549,000
6/5/2009	BNP	IF HSC	Swap	$6.65			CAL 12		3,000	1,098,000
6/5/2009	BNP	IF HSC	Swap	$6.63			CAL 12		2,500	915,000
6/5/2009	JP Morgan	IF Tetco Kosi	Swap	$6.80			CAL 12		1,000	366,000
6/9/2009	Wachovia	IF NGPL TKOK	Swap	$6.30			CAL 12		3,500	1,281,000
6/9/2009	Wachovia	IF HSC	Swap	$6.61			CAL 12		2,500	915,000
6/9/2009	Calyon	IF HSC	Swap	$6.60			CAL 12		3,000	1,098,000
6/9/2009	JP Morgan	IF Tetco Kosi	Swap	$6.85			CAL 12		1,000	366,000

								Subtotal	20,000	7,320,000

								TOTAL	90,000	27,380,000
7.24-5

SCHEDULE 8.10
ENVIRONMENTAL DISCLOSURE
NONE.
8.10-1

EXHIBIT A
FORM OF FACILITY GUARANTEE
     THIS GUARANTEE (this “Guarantee”) is dated as of the       day of                     ,      , by Restricted Subsidiary, a                                          (“Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent for ratable benefit of Banks, Letter of Credit Issuer, Bond Purchaser and any Affiliate of any Bank to which any Obligations are owed by any Credit Party (together with each of their respective successors and assigns as permitted pursuant to the Credit Agreement, such Persons are collectively referred to herein as “Secured Parties”).
WITNESSETH:
     WHEREAS, Denbury Resources Inc., a Delaware corporation (“Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), and certain other financial institutions, as other agents and Banks, are parties to that certain Credit Agreement (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of March 9, 2010, pursuant to which Banks have made a revolving credit loan to Borrower and Letter of Credit Issuer has agreed to issue and participate in letters of credit issued on behalf of Borrower (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement); and
     WHEREAS, Banks have required, as a condition to the continued extension of credit under the Credit Agreement, that Guarantor execute and deliver this Guarantee; and
     WHEREAS, Guarantor has determined that valuable benefits will be derived by it as a result of the Credit Agreement and the extension of credit made (and to be made) by Banks thereunder; and
     WHEREAS, Guarantor has further determined that the benefits accruing to it from the Credit Agreement exceed Guarantor’s anticipated liability under this Guarantee.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Guarantor hereby covenants and agrees as follows:
     1. Guarantor hereby absolutely and unconditionally guarantees the prompt, complete and full payment when due, no matter how such shall become due, of the Obligations, and further guarantees that Borrower will properly and timely perform the Obligations. Notwithstanding any contrary provision in this Guarantee, however, Guarantor’s maximum liability under this Guarantee is limited, to the extent, if any, required so that its liability is not subject to avoidance under applicable Debtor Relief Laws (as such term is defined in Paragraph 8 hereof).
     2. If Guarantor is or becomes liable for any indebtedness owing by Borrower to any Secured Party by endorsement or otherwise than under this Guarantee, such liability shall not be in any manner impaired or affected hereby, and the rights of Secured Parties hereunder shall be

Exhibit A-1

cumulative of any and all other rights that Secured Parties may ever have against Guarantor. The exercise by any Secured Party of any right or remedy hereunder or under any other instrument, at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
     3. In the event of default by Borrower in payment of the Obligations, or any part thereof, when such Obligations become due, either by their terms or as the result of the exercise of any power to accelerate, Guarantor shall, on demand, and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of the acceptance by Secured Parties of this Guarantee, and without any notice having been given to such Guarantor previous to such demand of the creating or incurring of such Obligations, pay the amount due thereon to Secured Parties at Administrative Agent’s office as set forth in the Credit Agreement, and it shall not be necessary for any Secured Party, in order to enforce such payment by Guarantor, first, to institute suit or exhaust its remedies against Borrower or others liable on such Obligations, to have Borrower joined with Guarantor in any suit brought under this Guarantee or to enforce its rights against any security which shall ever have been given to secure such indebtedness; provided, however, that in the event any Secured Party elects to enforce and/or exercise any remedies it may possess with respect to any security for the Obligations prior to demanding payment from Guarantor, Guarantor shall nevertheless be obligated hereunder for any and all sums still owing to Secured Parties on the Obligations and not repaid or recovered incident to the exercise of such remedies.
     4. Notice to Guarantor of the acceptance of this Guarantee and of the making, renewing or assignment of the Obligations and each item thereof, are hereby expressly waived by Guarantor.
     5. Each payment on the Obligations shall be deemed to have been made by Borrower unless express written notice is given to Administrative Agent (on behalf of Secured Parties) at the time of such payment that such payment is made by Guarantor as specified in such notice.
     6. If all or any part of the Obligations at any time are secured, Guarantor agrees that Administrative Agent and/or Secured Parties may at any time and from time to time, at their discretion and with or without valuable consideration, allow substitution or withdrawal of collateral or other security and release collateral or other security or compromise or settle any amount due or owing under the Credit Agreement or amend or modify in whole or in part the Credit Agreement or any Loan Paper executed in connection with same without impairing or diminishing the obligations of Guarantor hereunder. Guarantor further agrees that if Borrower executes in favor of any Secured Party any collateral agreement, mortgage or other security instrument, the exercise by any Secured Party of any right or remedy thereby conferred on such Secured Party shall be wholly discretionary with such Secured Party, and that the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of Guarantor hereunder. Guarantor further agrees that Secured Parties and Administrative Agent shall not be liable for their failure to use diligence in the collection of the Obligations or in preserving the liability of any person liable for the Obligations, and Guarantor hereby waives presentment for payment, notice of nonpayment, protest and notice thereof (including, notice of

Exhibit A-2

acceleration), and diligence in bringing suits against any Person liable on the Obligations, or any part thereof.
     7. Guarantor agrees that Secured Parties, in their discretion, may (a) bring suit against all guarantors (including, without limitation, Guarantor hereunder) of the Obligations jointly and severally or against any one or more of them, (b) compound or settle with any one or more of such guarantors for such consideration as Secured Parties may deem proper, and (c) release one or more of such guarantors from liability hereunder in accordance with the Credit Agreement, and that no such action shall impair the rights of Secured Parties to collect the Obligations (or the unpaid balance thereof) from other such guarantors of the Obligations, or any of them, not so sued, settled with or released. Guarantor agrees, however, that nothing contained in this paragraph, and no action by Secured Parties permitted under this paragraph, shall in any way affect or impair the rights or obligations of such guarantors among themselves.
     8. Guarantor represents and warrants to each Secured Party that (a) Guarantor is a corporation, limited liability company or limited partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation; (b) Guarantor possesses all requisite authority and power to authorize, execute, deliver and comply with the terms of this Guarantee; (c) this Guarantee has been duly authorized and approved by all necessary action on the part of Guarantor and constitutes a valid and binding obligation of Guarantor enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable Debtor Relief Laws; and (d) no approval or consent of any court or governmental entity is required for the authorization, execution, delivery or compliance with this Guarantee which has not been obtained (and copies thereof delivered to Administrative Agent on behalf of Secured Parties). As used in this Guarantee, the term, “Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
     9. Guarantor covenants and agrees that until the Obligations are paid and performed in full, except as otherwise provided in the Credit Agreement or unless the applicable Secured Parties give their prior written consent to any deviation therefrom in accordance with Section 14.5 of the Credit Agreement, it will (a) at all times maintain its existence and authority to transact business in any State or jurisdiction where Guarantor has assets and operations, except where the failure to maintain such existence or authority would not have a Material Adverse Effect, (b) deliver to Administrative Agent such information respecting its business affairs, assets and liabilities as any Bank may reasonably request, and (c) observe and perform all covenants applicable to Guarantor under the Credit Agreement and the other Loan Papers. The failure of Guarantor to comply with the terms of this paragraph shall be an Event of Default under the Credit Agreement.
     10. This Guarantee is for the benefit of Secured Parties, their respective successors and assigns, and in the event of an assignment by Secured Parties (or their respective successors or assigns) of the Obligations, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Obligations so assigned, may be transferred with such Obligations. This Guarantee is binding upon Guarantor and its successors and assigns.

Exhibit A-3

     11. No modification, consent, amendment or waiver of any provision of this Guarantee, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the applicable Secured Parties in accordance with Section 14.5 of the Credit Agreement, and then shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Guarantor in any case shall, of itself, entitle Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by Secured Parties in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Secured Parties hereunder are cumulative of each other and of every other right or remedy which Secured Parties may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     12. No provision herein or in any promissory note, instrument or any other Loan Paper executed by Borrower or Guarantor evidencing the Obligations shall require the payment or permit the collection of interest in excess of the Maximum Lawful Rate. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Paper, the provisions of this paragraph shall govern, and neither Borrower nor Guarantor shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to any applicable federal or state usury laws now in force, all promissory notes, instruments and other Loan Papers executed by Borrower or Guarantor evidencing the Obligations shall be held subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.
     13. If Guarantor should breach or fail to perform any provision of this Guarantee, Guarantor agrees to pay Secured Parties all costs and expenses (including court costs and reasonable attorneys fees) incurred by Secured Parties in the enforcement hereof.
     14. (a) The liability of Guarantor under this Guarantee shall in no manner be impaired, affected or released by the insolvency, bankruptcy, making of an assignment for the benefit of creditors, arrangement, compensation, composition or readjustment of Borrower, or any proceedings affecting the status, existence or assets of Borrower or other similar proceedings instituted by or against Borrower and affecting the assets of Borrower.
          (b) Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of Guarantor, Administrative Agent and Secured Parties that the Obligations which are guaranteed by Guarantor pursuant to this Guarantee should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or

Exhibit A-4

similar person to pay Secured Parties or Administrative Agent, or allow the claim of Secured Parties or Administrative Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.
          (c) In the event that all or any portion of the Obligations are paid by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Administrative Agent or any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Guarantee.
     15. Guarantor understands and agrees that any amounts of Guarantor on account with any Secured Party may be offset to satisfy the obligations of Guarantor hereunder.
     16. Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by Borrower to Guarantor to the Obligations evidenced by the Credit Agreement and agrees after the occurrence of a Default under the Credit Agreement, or any event which with notice, lapse of time, or both, would constitute a Default under the Credit Agreement, not to permit Borrower to repay, or to accept payment from Borrower of, such indebtedness or any part thereof without the prior written consent of the applicable Secured Parties in accordance with Section 14.5 of the Credit Agreement.
     17. During the period that Banks have any commitment to lend or participate in Letter of Credit Exposure under the Loan Papers, or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding, and throughout any additional preferential period subsequent thereto, Guarantor hereby waives any and all rights of subrogation to which Guarantor may otherwise be entitled against Borrower, or any other guarantor of the Obligations, as a result of any payment made by Guarantor pursuant to this Guarantee.
     18. As of the date hereof, the fair saleable value of the property of Guarantor is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of Guarantor, and Guarantor is able to pay all of its liabilities as such liabilities mature and Guarantor does not have unreasonably small capital within the meaning of Section 548, Title 11, United States Code, as amended. In computing the amount of contingent or liquidated liabilities, such liabilities have been computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
     19. If any provision of this Guarantee is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Guarantee shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Guarantee a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Exhibit A-5

     20. (a) Except to the extent required for the exercise of the remedies provided in the other security instruments, Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of any state or federal court located in New York County, New York over any action or proceeding arising out of or relating to this Guarantee or any other Loan Paper, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such state or federal court. Guarantor hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Litigation arising out of or in connection with this Guarantee or any of the Loan Papers brought in any courts of the State of New York or of the United States of America located in New York County, New York. Guarantor hereby irrevocably waives any claim that any Litigation brought in any such court has been brought in an inconvenient forum. Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Guarantor’s office at 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024. Guarantor irrevocably agrees that any legal proceeding against Secured Parties shall be brought in the district courts of the State of New York or of the United States of America located in New York County, New York. Nothing herein shall affect the right of Secured Party to commence legal proceedings or otherwise proceed against Guarantor in any jurisdiction or to serve process in any manner permitted by applicable law. As used herein, the term “Litigation” means any proceeding, claim, lawsuit or investigation (a) conducted by or before any court or governmental department, commission, board, bureau, agency or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing, or (b) pending before any public or private arbitration board or panel.
          (c) Nothing in this Paragraph 20 shall affect any right of any Secured Party to serve legal process in any other manner permitted by law or affect the right of any Secured Party to bring any action or proceeding against Guarantor in the courts of any other jurisdictions.
          (d) To the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guarantee and the other Loan Papers.
     21. THIS GUARANTEE AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG SECURED PARTIES, ADMINISTRATIVE AGENT AND GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SECURED PARTIES, ADMINISTRATIVE AGENT AND GUARANTOR. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SECURED PARTIES, ADMINISTRATIVE AGENT AND GUARANTOR.
     22. GUARANTOR, FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RIGHT TO A JURY TRIAL IN ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE OTHER LOAN PAPERS.

Exhibit A-6

     23. THIS GUARANTEE AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-7

     EXECUTED and effective as of the date first above written.

GUARANTOR:
,
a

By:
Name:
Title:

Exhibit A-8

EXHIBIT B
FORM OF PROMISSORY NOTE

$	Chicago, Illinois	,
     FOR VALUE RECEIVED, the undersigned, DENBURY RESOURCES INC., a Delaware corporation (“Maker”), promises to pay to the order of [NAME OF BANK] (“Payee”), at the offices of JPMorgan Chase Bank, N.A., as Administrative Agent (herein so called), at 2200 Ross Avenue, 3rd Floor, Mailcode TX1-2911, Dallas, Texas 75201, for Payee, the principal sum of                                          and No/100 Dollars ($                    ), or so much thereof as may be advanced and outstanding, together with interest, as hereinafter described.
     This Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain Credit Agreement dated as of March 9, 2010 (as hereafter renewed, extended, amended, or supplemented, the “Agreement”) among Maker, Payee, Administrative Agent, the other agents a party thereto, and the other Banks named therein, and is one of the “Notes” referred to therein. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.
     Maker also promises to pay interest on the unpaid principal amount hereof in like money at the offices of Administrative Agent above referenced from the date hereof at the rates applicable to amounts outstanding under the Revolving Loan provided in the Agreement and on the dates specified in the Agreement.
     The principal balance of this Note shall be paid at the times and in the amounts required by the Agreement. The entire outstanding principal balance hereof and all accrued but unpaid interest thereon shall be due and payable in full on the Termination Date.
     Upon and subject to the terms and conditions of the Agreement, Maker shall be entitled to prepay the principal of or interest on this Note from time to time and at any time, in whole or in part.
Upon the occurrence and continuance of an Event of Default, and upon the conditions stated in the Agreement, Administrative Agent may, at its option, and shall, to the extent required in accordance with the terms of the Agreement, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable (provided that, upon the occurrence of certain Events of Default, and upon the conditions stated in the Agreement, such acceleration shall be automatic), without notice (except as otherwise required by the Agreement), demand, or presentment, all of which are hereby waived, and the holder hereof shall have the right to offset against this Note any sum or sums owed by the holder hereof to Maker. All past-due principal of and, to the extent permitted by law, accrued interest on this Note shall, at the option of the holder hereof, bear interest at the lesser of (a) the Maximum Lawful Rate or (b) the Default Rate until paid from the due date.

Exhibit B-1

     Notwithstanding the foregoing, if at any time, any rate of interest calculated under Section 2.5 of the Agreement (the “Contract Rate”) exceeds the Maximum Lawful Rate, the rate of interest hereunder shall be limited to the Maximum Lawful Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued (including the amount of interest which would have accrued prior to the payment or prepayment of any portion of this Note) if the Contract Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Note, the total amount of interest paid or accrued on this Note is less than the amount of interest which would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time the Maker shall pay to the holder of this Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the Contract Rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on this Note.

DENBURY RESOURCES INC., a Delaware corporation
By:
Mark C. Allen,
Chief Financial Officer

Exhibit B-2

ADVANCES, MATURITIES, AND
PAYMENTS OF PRINCIPAL AND INTEREST

	Payee’s		Rate of
	Commitment	Expiration of	Interest	Amount of		Unpaid
Borrowing	Percentage	Interest	Applicable to	Principal	Amount of	Principal	Notation
Date	of Borrowing	Period	Tranche	Paid	Interest Paid	Balance	Made By

Exhibit B-3

EXHIBIT C
FORM OF BORROWER PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT (this “Agreement”) is made as of                     ,      , by DENBURY RESOURCES INC., a Delaware corporation (herein called “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent for the ratable benefit of Secured Parties (as defined below) (herein called “Pledgee”).
WITNESSETH:
     WHEREAS, Pledgor, as borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the other agents a party thereto, and Banks (as defined below) are parties to that certain Credit Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of March 9, 2010, pursuant to which Banks have agreed to make loans and other extensions of credit to Pledgor for the purposes set forth therein; and
     WHEREAS, it is a condition precedent to the extension, and/or continued extension, of credit by Banks pursuant to the Credit Agreement that, among other things, Pledgor shall have executed and delivered to Pledgee a security agreement granting to Pledgee, for the benefit of Secured Parties, a security interest in the Collateral (as defined herein); and
     WHEREAS, the board of directors of Pledgor has determined that Pledgor’s execution, delivery and performance of this Agreement may reasonably be expected to benefit Pledgor, directly or indirectly, and are in the best interests of Pledgor.
     NOW, THEREFORE, in consideration of the premises and in order to induce Banks to extend credit under the Credit Agreement, Pledgor hereby agrees with Pledgee as follows:
ARTICLE I
DEFINITIONS AND REFERENCES
     Section 1.1 General Definitions. As used herein, the terms defined above shall have the meanings indicated above, and the following terms shall have the following meanings:
     “Bank” means any financial institution reflected on Schedule 1.1 to the Credit Agreement and its successors and assigns, and “Banks” shall mean all Banks.
     “Code” means the Uniform Commercial Code in effect in the State of New York on the date hereof.
     “Collateral” means all property of whatever type in which Pledgee at any time has a security interest pursuant to Section 2.1.
     “Commitment” means the agreement or commitment by Banks to make loans or otherwise extend credit to Pledgor under the Credit Agreement, and any other agreement, commitment, statement of terms or other document contemplating the making of loans or

Exhibit C-1

advances or other extension of credit by Banks to Pledgor which is now or at any time hereafter intended to be secured by the Collateral under this Agreement.
     “Equity” means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of any Subsidiary.
     “Obligation Documents” means the Credit Agreement, the Notes, the Loan Papers, and all other documents and instruments under, by reason of which, or pursuant to which, any or all of the Obligations are evidenced, governed, secured, or otherwise dealt with, and all other agreements, certificates, and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.
     “Obligations” means all present and future indebtedness, obligations and liabilities of whatever type which are or shall be secured pursuant to Section 2.2.
     “Other Liable Party” means any Person, other than Pledgor, but including each Subsidiary, who may now or may at any time hereafter be primarily or secondarily liable for any of the Obligations or who may now or may at any time hereafter have granted to Pledgee or Banks a Lien upon any property as security for the Obligations.
     “Pledged Equity” has the meaning given it in Section 2.1(a).
     “Secured Parties” means, collectively, Banks, Letter of Credit Issuer, Bond Purchaser and any Affiliate of any Bank to which Obligations are owed by any Credit Party.
     “Subsidiary” has the meaning given it in Section 2.1(a).
     Section 1.2 Other Definitions. Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All capitalized terms used in this Agreement which are defined in the Credit Agreement and not otherwise defined herein shall have the same meanings herein as set forth therein. All terms used in this Agreement which are defined in the Code and not otherwise defined herein or in the Credit Agreement shall have the same meanings herein as set forth in the Code, except where the context otherwise requires.
     Section 1.3 Exhibits. All exhibits attached to this Agreement are a part hereof for all purposes.
     Section 1.4 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document, provided that nothing contained in this Section 1.4 shall be construed to authorize any Person to execute or enter into any such renewal, extension, amendment, modification, supplement or restatement.
     Section 1.5 References and Titles. All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Articles, Sections,

Exhibit C-2

subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs. The word “or” is not exclusive, and the word “including” (in all of its forms) means “including without limitation”. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.
ARTICLE II
SECURITY INTEREST
     Section 2.1 Grant of Security Interest. As collateral security for all of the Obligations, Pledgor hereby pledges and assigns to Pledgee and grants to Pledgee a continuing first priority security interest for the ratable benefit of Secured Parties in and to all of the following rights, interests and property:
          (a) all of the issued and outstanding Equity of                                         , a                                          and                                         , a                                          (collectively referred to herein as the “Subsidiaries” and individually as “Subsidiary”) now owned or hereafter acquired by Pledgor including, without limitation, the Equity of each Subsidiary owned by Pledgor on the date hereof (all of the foregoing being herein sometimes called the “Pledged Equity”);
          (b) any and all proceeds or other sums arising from or by virtue of, and all dividends and distributions (cash or otherwise) payable and/or distributable with respect to, all or any of the Pledged Equity; and
          (c) all cash, securities, dividends and other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and any other property substituted or exchanged therefor.
     Section 2.2 Obligations Secured. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred:
          (a) Credit Agreement Indebtedness. The payment by Pledgor, as and when due and payable, of all amounts from time to time owing by Pledgor under or in respect of the Credit Agreement, the Notes or any of the other Obligation Documents.
          (b) Renewals. All renewals, extensions, amendments, modifications, supplements, or restatements of, or substitutions for, any of the foregoing.

Exhibit C-3

          (c) Performance. The due performance and observance by Pledgor of all of its other obligations from time to time existing under or in respect of any of the Obligation Documents.
          (d) Hedge Transactions. The payment and performance of any and all present or future obligations of any Credit Party according to the terms of any present or future Hedge Transaction, including, without limitation, any present or future swap agreements, cap, floor, collar, exchange, transaction, forward agreement or other exchange or protection agreements relating to crude oil, natural gas or other Hydrocarbons, or any option with respect to any such transaction now existing or hereafter entered into between and/or among any Credit Party, Pledgee, any Bank or any affiliate of any of the foregoing, but excluding any additional transactions or confirmations entered into (1) after such Bank (or Affiliate thereof) ceases to be a Bank or an Affiliate of a Bank or (2) after assignment by such Bank (or Affiliate thereof) to a third party that is not a Bank or an Affiliate of a Bank.
          (e) Bank Products. The payment and performance of any and all present or future obligations of any Credit Party according to the terms of any present or future Bank Products.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 3.1 Representations and Warranties. Pledgor represents and warrants as follows:
          (a) Ownership and Liens. Pledgor has good and marketable title to the Collateral (other than the Pledged Equity) free and clear of all Liens, encumbrances or adverse claims, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except such as have been filed in favor of Pledgee relating to this Agreement.
          (b) No Conflicts or Consents. Neither the ownership or the intended use of the Collateral by Pledgor, nor the grant of the security interest by Pledgor to Pledgee herein, nor the exercise by Pledgee of its rights or remedies hereunder, will (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the certificate of incorporation, articles of incorporation, charter or bylaws of any Subsidiary, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Pledgor or any Subsidiary; or (ii) result in or require the creation of any Lien, charge or encumbrance upon any assets or properties of Pledgor except as expressly contemplated in the Obligation Documents. Except as expressly contemplated in the Obligation Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court, Governmental Authority, any Subsidiary, or third party is required in connection with the grant by Pledgor of the security interest herein, or the exercise by Pledgee of its rights and remedies hereunder.
          (c) Security Interest. Pledgor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Pledgee in the manner provided

Exhibit C-4

herein, free and clear of any Lien, adverse claim, or encumbrance. This Agreement creates a valid and binding security interest in favor of Pledgee in the Collateral securing the Obligations. The taking possession by Pledgee (for the ratable benefit of Secured Parties) of all certificates, instruments and cash constituting Collateral from time to time and the filing of the financing statements delivered concurrently herewith by Pledgor to Pledgee will perfect, and establish the first priority of, Pledgee’s security interest hereunder in the Collateral securing the Obligations. No further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect such security interest except for continuation statements or filings as contemplated in Section 3.3(b).
          (d) Pledged Equity. (i) Pledgor is the legal and beneficial owner of the Pledged Equity; (ii) the Pledged Equity is duly authorized and issued, fully paid and non-assessable (as applicable), and all documentary, stamp or other Taxes or fees owing in connection with the issuance, transfer and/or pledge thereof hereunder have been paid; (iii) no dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Pledged Equity; (iv) the Pledged Equity is free and clear of all Liens, options, warrants, puts, calls or other rights of third Persons, and restrictions, other than (A) those Liens arising under this Agreement or any other of the Loan Papers and Liens for Taxes not yet due and payable, and (B) restrictions on transferability imposed by applicable state and federal securities Laws; (v) Pledgor has full right and authority to pledge the Pledged Equity for the purposes and upon the terms set out herein; (vi) certificates (as applicable) representing the Pledged Equity have been delivered to Pledgee, together with a duly executed blank stock power for each certificate; and (vii) no Subsidiary has issued, and there are not outstanding, any options, warrants or other rights to acquire Equity of any Subsidiary.
     Section 3.2 Affirmative Covenants. Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.2 from the date hereof and so long as any part of the Obligations or Commitments is outstanding.
          (a) Ownership and Liens. Pledgor will maintain good and marketable title to all Collateral free and clear of all Liens, encumbrances or adverse claims, except for (i) the first priority security interest created by this Agreement, (ii) the security interests and other encumbrances expressly permitted by the Credit Agreement and (iii) restrictions on transferability imposed by applicable state and federal securities Laws. Pledgor will cause to be terminated any financing statement or other registration with respect to the Collateral, except such as may exist or as may have been filed in favor of Pledgee. Pledgor will defend Pledgee’s right, title and special property and security interest in and to the Collateral against the claims of any Person.
          (b) Further Assurances. Pledgor will at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that Pledgee may request in order (i) to perfect and protect the security interest created or purported to be created hereby and the first priority of such security interest; (ii) to enable Pledgee to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) to otherwise effect the purposes of this Agreement, including: (A) executing and filing such financing or continuation statements, or amendments thereto, as may be necessary or desirable or that Pledgee may request in order to perfect and preserve the

Exhibit C-5

security interest created or purported to be created hereby, and (B) furnishing to Pledgee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Pledgee may reasonably request, all in reasonable detail.
          (c) Delivery of Pledged Equity. All certificates, instruments and writings evidencing the Pledged Equity shall be delivered to Pledgee on or prior to the execution and delivery of this Agreement. All other certificates, instruments and writings hereafter evidencing or constituting Pledged Equity shall be delivered to Pledgee promptly upon the receipt thereof by or on behalf of Pledgor. All Pledged Equity shall be held by or on behalf of Pledgee pursuant hereto and shall be delivered in the same manner and with the same effect as described in Section 2.1 and Section 3.1. Upon delivery, such Equity shall thereupon constitute “Pledged Equity” and shall be subject to the Liens herein created, for the purposes and upon the terms and conditions set forth in this Agreement and the other Loan Papers.
          (d) Proceeds of Pledged Equity. If Pledgor shall receive, by virtue of its being or having been an owner of any Pledged Equity, any (i) Equity (including any certificate representing any Equity or distribution in connection with any increase or reduction of capital, reorganization, reclassification, merger, consolidation, sale of assets, or spinoff or split-off), promissory note or other instrument or writing; (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Equity or otherwise; (iii) dividends or other distributions payable in cash (except such dividends or other distributions permitted to be retained by Pledgor pursuant to Section 4.7) or in securities or other property; (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution (except such dividends or other distributions permitted to be retained by Pledgor pursuant to Section 4.7); or (v) dividends or other distributions in connection with a reduction of capital, capital surplus or paid-in surplus, Pledgor shall receive the same in trust for the benefit of Pledgee, shall segregate it from Pledgor’s other property, and shall promptly deliver it to Pledgee in the exact form received, with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.
          (e) Status of Pledged Equity. The certificates evidencing the Pledged Equity (as applicable) shall at all times be valid and genuine and shall not be altered. The Pledged Equity at all times shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable), shall not be issued in violation of the pre-emptive rights of any Person or of any agreement by which Pledgor or any Subsidiary is bound, and, except for the bylaws or other organizational documents of each Subsidiary, shall not be subject to any restrictions or conditions with respect to the transfer, voting or capital of any Pledged Equity.
     Section 3.3 Negative Covenants. Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.3 from the date hereof and so long as any part of the Obligations or the Commitments is outstanding.
          (a) Transfer or Encumbrance. Except as expressly permitted by the Credit Agreement, Pledgor will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, nor will Pledgor grant a Lien upon or execute, file or record any financing statement or other registration with respect to the Collateral (other

Exhibit C-6

than the security interests created by this Agreement), nor will Pledgor allow any such Lien, financing statement, or other registration to exist or deliver actual or constructive possession of the Collateral to any other Person other than Liens in favor of Pledgee.
          (b) Financing Statement Filings. Pledgor recognizes that financing statements pertaining to the Collateral have been or may be filed where Pledgor maintains any Collateral, has its records concerning any Collateral, has its chief executive office or chief place of business, or has its principal place of residence. Without limitation of any other covenant herein, Pledgor will not cause or permit any change to be made in its name, identity or corporate structure, or any change to be made to a jurisdiction other than as represented in Section 3.1 in (i) the location of any records concerning any Collateral, or (ii) in the location of its chief executive office, chief place of business or principal place of residence, unless Pledgor shall have notified Pledgee of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Pledgee for the purpose of further perfecting or protecting the security interest in favor of Pledgee in the Collateral. In any notice furnished pursuant to this subsection, Pledgor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of Pledgee’s security interest in the Collateral.
          (c) Impairment of Security Interest. Pledgor will not take or fail to take any action which would in any manner impair the enforceability of Pledgee’s security interest in any Collateral.
          (d) Restrictions on Pledged Equity. Except for the bylaws or other charter or organizational documents of each Subsidiary, Pledgor will not enter into any agreement creating, or otherwise permit to exist, any restriction or condition upon the transfer, voting or control of any Pledged Equity.
ARTICLE IV
REMEDIES, POWERS AND AUTHORIZATIONS
     Section 4.1 Provisions Concerning the Collateral.
          (a) Additional Financing Statement Filings. Pledgor hereby authorizes Pledgee to file, without the signature of Pledgor where permitted by law, one (1) or more financing or continuation statements, and amendments thereto, relating to the Collateral. Pledgor further agrees that a carbon, photographic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction Pledgee may deem appropriate.
          (b) Power of Attorney. Pledgor hereby irrevocably appoints Pledgee as Pledgor’s attorney-in-fact and proxy, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Pledgee’s discretion, to take any action (except for the exercise of any voting rights pertaining to the Pledged Equity or any part thereof) and to execute any instrument, certificate or notice which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement including: (i) to request or instruct Pledgor or any Subsidiary (and each registrar, transfer agent, or similar Person acting on behalf

Exhibit C-7

of Pledgor or any Subsidiary) to register the pledge or transfer of the Collateral to Pledgee; (ii) to otherwise give notification to Pledgor, any Subsidiary, registrar, transfer agent, financial intermediary, or other Person of Pledgee’s security interests hereunder; (iii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iv) to receive, indorse and collect any drafts or other instruments, documents and chattel paper; and (v) to file any claims or take any action or institute any proceedings which Pledgee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Pledgee with respect to any of the Collateral.
          (c) Performance by Pledgee. If Pledgor fails to perform any agreement or obligation contained herein, Pledgee may itself perform, or cause performance of, such agreement or obligation, and the expenses of Pledgee incurred in connection therewith shall be payable by Pledgor under Section 4.4.
          (d) Collection Rights. Pledgee shall have the right at any time, upon the occurrence and during the continuance of a Default or an Event of Default, to notify any or all obligors (including the Subsidiaries) under any accounts or general intangibles included among the Collateral of the assignment thereof to Pledgee and to direct such obligors to make payment of all amounts due or to become due to Pledgor thereunder directly to Pledgee and, upon such notification and at the expense of Pledgor and to the extent permitted by law, to enforce collection thereof and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Pledgor could have done. After Pledgor receives notice that Pledgee has given any notice referred to above in this subsection, (i) all amounts and proceeds (including instruments and writings) received by Pledgor in respect of such accounts or general intangibles shall be received in trust for the benefit of Pledgee hereunder, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Pledgee in the same form as so received (with any necessary endorsement) to be held as cash collateral and (A) released to Pledgor upon the remedy of all Defaults or Events of Default, or (B) if any Event of Default shall have occurred and be continuing, applied as specified in Section 4.3; and (ii) Pledgor will not adjust, settle or compromise the amount or payment of any such account or general intangible or release wholly or partly any account debtor or obligor thereof or allow any credit or discount thereon.
     Section 4.2 Event of Default Remedies. If an Event of Default shall have occurred and be continuing, Pledgee may from time to time in its discretion, without limitation and without notice except as expressly provided below:
          (a) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, under the other Obligation Documents or otherwise available to it, all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral);
          (b) require Pledgor to, and Pledgor hereby agrees that it will upon request of Pledgee forthwith, assemble all or part of the Collateral as directed by Pledgee and make it available to Pledgee at a place to be designated by Pledgee which is reasonably convenient to both parties;

Exhibit C-8

          (c) reduce its claim to judgment against Pledgor or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;
          (d) dispose of, at its office, on the premises of Pledgor or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust Pledgee’s power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;
          (e) buy (or allow any Secured Party to buy) the Collateral, or any part thereof, at any public sale;
          (f) buy (or allow any Secured Party to buy) the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations; and
          (g) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Pledgor hereby consents to any such appointment.
Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     Section 4.3 Application of Proceeds. If any Event of Default shall have occurred and be continuing, Pledgee may in its discretion apply any cash held by Pledgee as Collateral, and any cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, in the order and manner contemplated by Section 3.2 of the Credit Agreement.
     Section 4.4 Release and Expenses. In addition to, and not in qualification of, any similar obligations under other Obligation Documents:
          (a) Pledgor agrees to release and forever discharge Pledgee and each Secured Party from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement). The foregoing release and discharge shall apply whether or not such claims, losses and liabilities are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or are, to any extent caused, in whole or in part, by any negligent act or omission of any kind by Pledgee or any Secured Party.
          (b) Pledgor will upon demand pay to Pledgee the amount of any and all costs and expenses, including the reasonable fees and disbursements of Pledgee’s counsel and of any

Exhibit C-9

experts and agents, which Pledgee may incur in connection with (i) the transactions which give rise to this Agreement; (ii) the preparation of this Agreement and the perfection and preservation of the security interest created under this Agreement; (iii) the administration of this Agreement; (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral; (v) the exercise or enforcement of any of the rights of Pledgee hereunder; or (vi) the failure by Pledgor to perform or observe any of the provisions hereof, except expenses resulting from Pledgee’s gross negligence or willful misconduct.
     Section 4.5 Non-Judicial Remedies. In granting to Pledgee the power to enforce its rights hereunder without prior judicial process or judicial hearing, Pledgor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Pledgee to enforce its rights by judicial process. In so providing for non-judicial remedies, Pledgor recognizes and concedes that such remedies are consistent with the usage of trade, are responsive to commercial necessity, and are the result of a bargain at arm’s length. Nothing herein is intended to prevent Pledgee or Pledgor from resorting to judicial process at either party’s option.
     Section 4.6 Other Recourse. Pledgor waives any right to require Pledgee or Secured Parties to proceed against any other Person, exhaust any Collateral or other security for the Obligations, or to have any Other Liable Party joined with Pledgor in any suit arising out of the Obligations or this Agreement, or pursue any other remedy in Pledgee’s power. Pledgor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Obligations from time to time. Pledgor further waives any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party. Until all of the Obligations shall have been paid in full, Pledgor shall have no right to subrogation and Pledgor waives the right to enforce any remedy which Pledgee or any Secured Party has or may hereafter have against any Other Liable Party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Pledgee. Pledgor authorizes Pledgee and each Secured Party, without notice or demand and without any reservation of rights against Pledgor and without affecting Pledgor’s liability hereunder or on the Obligations, from time to time to (a) take or hold any other property of any type from any other Person as security for the Obligations, and exchange, enforce, waive and release any or all of such other property; (b) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Obligations or other security for the Obligations; (c) waive, enforce, modify, amend or supplement any of the provisions of any Obligation Document with any Person other than Pledgor; and (d) release or substitute any Other Liable Party.
     Section 4.7 Voting Rights, Dividends Etc. in Respect of Pledged Equity.
          (a) So long as no Default or Event of Default shall have occurred and be continuing (or will occur in connection with or as a result of any of the following), Pledgor may receive and retain any and all dividends, distributions or interest paid in respect of the Pledged Equity (1) in accordance with Section 9.2 of the Credit Agreement and/or (2) in connection with a partial or total liquidation or dissolution of any Subsidiary in accordance with Section 9.4(b) of the Credit Agreement; provided, however, that any and all

Exhibit C-10

          (i) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Equity,
          (ii) dividends and other distributions paid or payable in cash in respect of any Pledged Equity in connection with a reduction of capital, capital surplus or paid-in surplus, and
          (iii) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Equity, shall be, and shall forthwith be delivered to Pledgee to hold as, Pledged Equity and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Pledgee in the exact form received with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.
          (b) Upon the occurrence and during the continuance of a Default or an Event of Default:
          (i) all rights of Pledgor to receive and retain the dividends, distributions and interest payments which Pledgor would otherwise be authorized to receive and retain pursuant to subsection (a) of this Section 4.7 shall automatically cease, and all such rights shall thereupon become vested in Pledgee which shall thereupon have the right to receive and hold as Pledged Equity such dividends, distributions and interest payments;
          (ii) without limiting the generality of the foregoing, Pledgee may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Equity as if it were the absolute owner thereof, including the right to exchange, in its discretion, any and all of the Pledged Equity upon the merger, consolidation, reorganization, recapitalization or other adjustment of Pledgor or any Subsidiary, or upon the exercise by Pledgor or any Subsidiary of any right, privilege or option pertaining to any Pledged Equity, and, in connection therewith, to deposit and deliver any and all of the Pledged Equity with any committee, depository, transfer, agent, registrar or other designated agent upon such terms and conditions as it may determine; and
          (iii) all dividends and interest payments which are received by Pledgor contrary to the provisions of subsection (b)(i) of this Section 4.7 shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor, and shall be forthwith paid over to Pledgee as Pledged Equity in the exact form received, to be held by Pledgee as Collateral.
          (c) So long as no Default or Event of Default shall have occurred and be continuing, Pledgor may exercise any and all voting rights pertaining to the Pledged Equity or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Obligation Document; provided, however, that no vote or other right shall be exercised or action

Exhibit C-11

taken which would have the effect of impairing the rights of the Pledgee in respect of the Pledged Equity. At any time after the occurrence of an Event of Default, Pledgor will permit Pledgee or its nominee, without notice, to exercise all voting rights or other rights relating to the Pledged Equity, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to the Pledged Equity as if it were the absolute owner thereof.
     Section 4.8 Private Sale of Pledged Equity. Pledgor recognizes that Pledgee may deem it impracticable to effect a public sale of all or any part of the Pledged Equity and that Pledgee may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that Pledgee shall have no obligation to delay the sale of any such securities for the period of time necessary to permit Pledgor or the Subsidiaries to register such securities (with no obligation of either Pledgor or any Subsidiary to accomplish such registration) for public sale under the Securities Act of 1933, as amended (the “Securities Act”). Pledgor further acknowledges and agrees that any offer to sell such securities which has been (a) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or (b) made privately in the manner described above to not less than fifteen (15) bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610 of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that Pledgee may, in such event, bid for the purchase of such securities.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, addressed to the appropriate party as follows:
To Pledgor:	Denbury Resources Inc. 5100 Tennyson Parkway, Suite 1200 Plano, Texas 75024 Attn: Phil Rykhoek Fax No.: (972) 673-2051

Exhibit C-12

To Pledgee:	JPMorgan Chase Bank, N.A., as Administrative Agent for Banks 2200 Ross Avenue, 3rd Floor Mail Code TX1-2911 Dallas, Texas 75201 Attn: Kimberly A. Bourgeois Fax No.: (214) 965-3280
or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address or in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail, three (3) days after deposit in the mail.
     Section 5.2 Amendments. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Pledgor, Pledgee and Majority Banks (or all Banks (and/or any other Secured Parties, as applicable) if required pursuant to the terms of the Credit Agreement), and no waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall be effective unless it is in writing and signed by Pledgee and Majority Banks (or all Banks (and/or any other Secured Parties, as applicable) if required pursuant to the terms of the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing.
     Section 5.3 Preservation of Rights. No failure on the part of Pledgee or any Secured Party to exercise, and no delay in exercising, any right hereunder or under any other Obligation Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Obligations. The rights and remedies of Pledgee and Secured Parties provided herein and in the other Obligation Documents are cumulative of and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of Pledgee and Secured Parties under any Obligation Document against any party thereto are not conditional or contingent on any attempt by Pledgee or Secured Parties to exercise any of its or their rights under any other Obligation Document against such party or against any other Person.
     Section 5.4 Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 5.5 Survival of Agreements. All representations and warranties of Pledgor herein, and all covenants and agreements herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Obligation Documents and the creation of the Obligations.

Exhibit C-13

     Section 5.6 Other Liable Party. Neither this Agreement nor the exercise by Pledgee or any Secured Party or the failure of Pledgee or any Secured Party to exercise any right, power or remedy conferred herein or by law shall be construed as relieving any Other Liable Party from liability on the Obligations or any deficiency thereon. This Agreement shall continue irrespective of the fact that the liability of any Other Liable Party may have ceased or irrespective of the validity or enforceability of any other Obligation Document to which Pledgor or any Other Liable Party may be a party, and notwithstanding the reorganization, death, incapacity or bankruptcy of any Other Liable Party, and notwithstanding the reorganization or bankruptcy or other event or proceeding affecting any Other Liable Party.
     Section 5.7 Binding Effect and Assignment. This Agreement creates a continuing security interest in the Collateral and (a) shall be binding on Pledgor and its successors and permitted assigns, and (b) shall inure, together with all rights and remedies of Pledgee hereunder, to the benefit of Pledgee and Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, Pledgee and Secured Parties may pledge, assign or otherwise transfer any or all of their respective rights under any or all of the Obligation Documents to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted herein or otherwise. None of the rights or duties of Pledgor hereunder may be assigned or otherwise transferred without the prior written consent of Pledgee and Majority Banks (or all Banks (and/or any other Secured Parties, as applicable) if required pursuant to the terms of the Credit Agreement).
     Section 5.8 Termination. It is contemplated by the parties hereto that there may be times when no Obligations are outstanding, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Obligations. Upon the satisfaction in full of the Obligations, upon the termination or expiration of the Credit Agreement and any other Commitment of Banks to extend credit to Pledgor, and upon written request for the termination hereof delivered by Pledgor to Pledgee (on behalf of Secured Parties), this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Pledgee will, upon Pledgor’s request and at Pledgor’s expense, (a) return to Pledgor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (b) execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.
     Section 5.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA.
     Section 5.10 Counterparts. This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement.
     Section 5.11 Loan Paper. This Agreement is a “Loan Paper”, as defined in the Credit Agreement, and, except as expressly provided herein to the contrary, this Agreement is subject to all provisions of the Credit Agreement governing the Loan Papers.
[Signature Pages to Follow]

Exhibit C-14

     IN WITNESS WHEREOF, Pledgor has executed and delivered this Agreement, as of the date first above written.

DENBURY RESOURCES INC., a Delaware corporation
By:
Mark C. Allen,
Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

     Each Subsidiary hereby acknowledges and consents to the pledge of the Collateral and hereby agrees to observe and perform each and every provision of this Agreement applicable to Subsidiary.

,
a

By:
Name:
Title:

,
a

By:
Name:
Title:

Exhibit C-15

EXHIBIT D
FORM OF SUBSIDIARY PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT (this “Agreement”) is made as of _______________________________, _____________________________, by _______________________, a _____________________ (herein called “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent for the ratable benefit of Secured Parties (as defined below) (herein called “Pledgee”).
WITNESSETH:
     WHEREAS, Denbury Resources Inc., a Delaware corporation (“Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, the other agents a party thereto, and Banks (as defined below) are parties to that certain Credit Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of March 9, 2010, pursuant to which Banks have agreed to make loans and other extensions of credit to Borrower for the purposes set forth therein; and
     WHEREAS, it is a condition precedent to the extension, and/or continued extension, of credit by Banks pursuant to the Credit Agreement that, among other things, Pledgor shall have executed and delivered to Pledgee a pledge agreement granting to Pledgee, for the benefit of Secured Parties, a security interest in the Collateral (as defined herein); and
     WHEREAS, the board of directors of Pledgor has determined that Pledgor’s execution, delivery and performance of this Agreement may reasonably be expected to benefit Pledgor, directly or indirectly, and are in the best interests of Pledgor.
     NOW, THEREFORE, in consideration of the premises and in order to induce Banks to extend credit under the Credit Agreement, Pledgor hereby agrees with Pledgee as follows:
ARTICLE I
DEFINITIONS AND REFERENCES
     Section 1.1 General Definitions. As used herein, the terms defined above shall have the meanings indicated above, and the following terms shall have the following meanings:
     “Bank” means any financial institution reflected on Schedule 1.1 to the Credit Agreement and its successors and assigns, and “Banks” shall mean all Banks.
     “Code” means the Uniform Commercial Code in effect in the State of New York on the date hereof.
     “Collateral” means all property of whatever type, in which Pledgee at any time has a security interest pursuant to Section 2.1.
     “Commitment” means the agreement or commitment by Banks to make loans or otherwise extend credit to Borrower under the Credit Agreement, and any other agreement,

Exhibit D-1

commitment, statement of terms or other document contemplating the making of loans or advances or other extension of credit by Banks to or for the account of Borrower which is now or at any time hereafter intended to be secured by the Collateral under this Agreement.
     “Equity” means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of any Subsidiary.
     “Obligation Documents” means the Credit Agreement, the Notes, the Loan Papers, each Facility Guarantee now or hereafter executed, and all other documents and instruments under, by reason of which, or pursuant to which, any or all of the Obligations are evidenced, governed, secured, or otherwise dealt with, and all other agreements, certificates, and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.
     “Obligations” means all present and future indebtedness, obligations and liabilities of whatever type which are or shall be secured pursuant to Section 2.2.
     “Other Liable Party” means any Person, including Borrower and each Subsidiary (other than Pledgor), who may now or may at any time hereafter be primarily or secondarily liable for any of the Obligations or who may now or may at any time hereafter have granted to Pledgee or Banks a Lien upon any property as security for the Obligations.
     “Pledged Equity” has the meaning given it in Section 2.1(a).
     “Secured Parties” means, collectedly, Banks, Letter of Credit Issuer, Bond Purchaser and any Affiliate of any Bank to which Obligations are owed by any Credit Party.
     “Subsidiary” has the meaning given it in Section 2.1(a).
     Section 1.2 Other Definitions. Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All capitalized terms used in this Agreement which are defined in the Credit Agreement and not otherwise defined herein shall have the same meanings herein as set forth therein. All terms used in this Agreement which are defined in the Code and not otherwise defined herein or in the Credit Agreement shall have the same meanings herein as set forth in the Code, except where the context otherwise requires.
     Section 1.3 Exhibits. All exhibits attached to this Agreement are a part hereof for all purposes.
     Section 1.4 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document, provided that nothing contained in this Section 1.4 shall be construed to authorize any Person to execute or enter into any such renewal, extension, amendment, modification, supplement or restatement.

Exhibit D-2

     Section 1.5 References and Titles. All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs. The word “or” is not exclusive, and the word “including” (in all of its forms) means “including without limitation”. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.
ARTICLE II
SECURITY INTEREST
     Section 2.1 Grant of Security Interest. As collateral security for all of the Obligations, Pledgor hereby pledges and assigns to Pledgee and grants to Pledgee a continuing first priority security interest for the ratable benefit of Secured Parties in and to all of the following rights, interests and property:
          (a) all of the issued and outstanding Equity of _____________________, a _________________ and _______________________, a _______________________ (collectively referred to herein as the “Subsidiaries” and individually as a “Subsidiary”) now owned or hereafter acquired by Pledgor, including, without limitation, the Equity of each Subsidiary owned by Pledgor on the date hereof (all of the foregoing being herein sometimes called the “Pledged Equity”);
          (b) any and all proceeds or other sums arising from or by virtue of, and all dividends and distributions (cash or otherwise) payable and/or distributable with respect to, all or any of the Pledged Equity; and
          (c) all cash, securities, dividends and other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and any other property substituted or exchanged therefor.
     Section 2.2 Obligations Secured. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred:
          (a) Credit Agreement Indebtedness. The payment by Borrower, as and when due and payable, of all amounts from time to time owing by Borrower under or in respect of the Credit Agreement, the Notes or any of the other Obligation Documents.
          (b) Renewals. All renewals, extensions, amendments, modifications, supplements, or restatements of, or substitutions for, any of the foregoing.

Exhibit D-3

          (c) Performance. The due performance and observance by Borrower and Pledgor of their obligations (including those referred to in Section 2.2(a)) in from time to time existing under or in respect of any of the Obligation Documents.
          (d) Hedge Transactions. The payment and performance of any and all present or future obligations of any Credit Party according to the terms of any present or future Hedge Transaction, including, without limitation, any present or future swap agreements, cap, floor, collar, exchange, transaction, forward agreement or other exchange or protection agreements relating to crude oil, natural gas or other Hydrocarbons, or any option with respect to any such transaction now existing or hereafter entered into between and/or among any Credit Party, Pledgee, any Bank or any affiliate of any of the foregoing, but excluding any additional transactions or confirmations entered into (1) after such Bank (or Affiliate thereof) ceases to be a Bank or an Affiliate of a Bank or (2) after assignment by such Bank (or Affiliate thereof) to a third party that is not a Bank or an Affiliate of a Bank.
          (e) Bank Products. The payment and performance of any and all present or future obligations of any Credit Party according to the terms of any present or future Bank Products.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 3.1 Representations and Warranties. Pledgor represents and warrants as follows:
          (a) Ownership and Liens. Pledgor has good and marketable title to the Collateral (other than the Pledged Equity) free and clear of all Liens, encumbrances or adverse claims, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except such as have been filed in favor of Pledgee relating to this Agreement.
          (b) No Conflicts or Consents. Neither the ownership or the intended use of the Collateral by Pledgor, nor the grant of the security interest by Pledgor to Pledgee herein, nor the exercise by Pledgee of its rights or remedies hereunder, will (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the certificate of limited partnership, partnership agreement, or other organizational documents of any Subsidiary, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Pledgor or any Subsidiary; or (ii) result in or require the creation of any Lien, charge or encumbrance upon any assets or properties of Pledgor except as expressly contemplated in the Obligation Documents. Except as expressly contemplated in the Obligation Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court, Governmental Authority, any Subsidiary, or third party is required in connection with the grant by Pledgor of the security interest herein, or the exercise by Pledgee of its rights and remedies hereunder.
          (c) Security Interest. Pledgor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Pledgee in the manner provided

Exhibit D-4

herein, free and clear of any Lien, adverse claim, or encumbrance. This Agreement creates a valid and binding security interest in favor of Pledgee in the Collateral securing the Obligations. The taking possession by Pledgee (for the ratable benefit of Secured Parties) of all certificates, instruments and cash constituting Collateral from time to time and the filing of the financing statements delivered concurrently herewith by Pledgor to Pledgee will perfect, and establish the first priority of, Pledgee’s security interest hereunder in the Collateral securing the Obligations. No further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect such security interest except for continuation statements or filings as contemplated in Section 3.3(b).
          (d) Pledged Equity. (i) Pledgor is the legal and beneficial owner of the Pledged Equity; (ii) the Pledged Equity is duly authorized and issued, fully paid and non-assessable (as applicable), and all documentary, stamp or other Taxes or fees owing in connection with the issuance, transfer and/or pledge thereof hereunder have been paid; (iii) no dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Pledged Equity; (iv) the Pledged Equity is free and clear of all Liens, options, warrants, puts, calls or other rights of third Persons, and restrictions, other than (A) those Liens arising under this Agreement or any other of the Loan Papers and Liens for Taxes not yet due and payable, (B) restrictions on transferability imposed by applicable state and federal securities Laws, and (C) restrictions under the organizational documents of the Subsidiaries; (v) Pledgor has full right and authority to pledge the Pledged Equity for the purposes and upon the terms set out herein; (vi) certificates (as applicable) representing the Pledged Equity have been delivered to Pledgee, together with a duly executed blank stock power for each certificate; and (vii) no Subsidiary has issued, and there are not outstanding, any options, warrants or other rights to acquire Equity of any Subsidiary.
     Section 3.2 Affirmative Covenants. Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.2 from the date hereof and so long as any part of the Obligations or Commitments is outstanding.
          (a) Ownership and Liens. Pledgor will maintain good and marketable title to all Collateral free and clear of all Liens, encumbrances or adverse claims, except for (i) the first priority security interest created by this Agreement, (ii) the security interests and other encumbrances expressly permitted by the Credit Agreement, and (iii) restrictions on transferability imposed by applicable state and federal securities Laws. Pledgor will cause to be terminated any financing statement or other registration with respect to the Collateral, except such as may exist or as may have been filed in favor of Pledgee. Pledgor will defend Pledgee’s right, title and special property and security interest in and to the Collateral against the claims of any Person.
          (b) Further Assurances. Pledgor will at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that Pledgee may request in order (i) to perfect and protect the security interest created or purported to be created hereby and the first priority of such security interest; (ii) to enable Pledgee to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) to otherwise effect the purposes of this Agreement, including: (A) executing and filing such financing or continuation statements, or amendments thereto, as

Exhibit D-5

may be necessary or desirable or that Pledgee may request in order to perfect and preserve the security interest created or purported to be created hereby, and (B) furnishing to Pledgee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Pledgee may reasonably request, all in reasonable detail.
          (c) Delivery of Pledged Equity. All certificates, instruments and writings evidencing the Pledged Equity shall be delivered to Pledgee on or prior to the execution and delivery of this Agreement. All certificates, instruments and writings hereafter evidencing or constituting Pledged Equity shall be delivered to Pledgee promptly upon the receipt thereof by or on behalf of Pledgor. All Pledged Equity shall be held by or on behalf of Pledgee pursuant hereto and shall be delivered in the same manner and with the same effect as described in Section 2.1 and Section 3.1. Upon delivery, such Equity shall thereupon constitute “Pledged Equity” and shall be subject to the Liens herein created, for the purposes and upon the terms and conditions set forth in this Agreement and the other Loan Papers.
          (d) Proceeds of Pledged Equity. If Pledgor shall receive, by virtue of its being or having been an owner of any Pledged Equity, any (i) Equity (including any certificate representing any Equity or distribution in connection with any increase or reduction of capital, reorganization, reclassification, merger, consolidation, sale of assets, or spinoff or split-off), promissory note or other instrument or writing; (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Equity or otherwise; (iii) dividends or other distributions payable in cash (except such dividends or other distributions permitted to be retained by Pledgor pursuant to Section 4.7) or in securities or other property; (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution (except such dividends or other distributions permitted to be retained by Pledgor pursuant to Section 4.7); or (v) dividends or other distributions in connection with a reduction of capital, capital surplus or paid-in surplus, Pledgor shall receive the same in trust for the benefit of Pledgee, shall segregate it from Pledgor’s other property, and shall promptly deliver it to Pledgee in the exact form received, with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.
          (e) Status of Pledged Equity. The certificates evidencing the Pledged Equity (as applicable) shall at all times be valid and genuine and shall not be altered. The Pledged Equity at all times shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable), shall not be issued in violation of the pre-emptive rights of any Person or of any agreement by which Pledgor or any Subsidiary is bound, and, except for the bylaws or other organizational documents of each Subsidiary, shall not be subject to any restrictions or conditions with respect to the transfer, voting or capital of any Pledged Equity.
     Section 3.3 Negative Covenants. Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.3 from the date hereof and so long as any part of the Obligations or the Commitments is outstanding.
     (a) Transfer or Encumbrance. Except as expressly permitted by the Credit Agreement, Pledgor will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, nor will Pledgor grant a Lien upon or execute,

Exhibit D-6

file or record any financing statement or other registration with respect to the Collateral (other than the security interests created by this Agreement), nor will Pledgor allow any such Lien, financing statement, or other registration to exist or deliver actual or constructive possession of the Collateral to any other Person other than Liens in favor of Pledgee.
          (b) Financing Statement Filings. Pledgor recognizes that financing statements pertaining to the Collateral have been or may be filed where Pledgor maintains any Collateral, has its records concerning any Collateral, has its chief executive office or chief place of business, or has its principal place of residence. Without limitation of any other covenant herein, Pledgor will not cause or permit any change to be made in its name, identity or corporate structure, or any change to be made to a jurisdiction other than as represented in Section 3.1 in (i) the location of any records concerning any Collateral, or (ii) in the location of its chief executive office, chief place of business or principal place of residence, unless Pledgor shall have notified Pledgee of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Pledgee for the purpose of further perfecting or protecting the security interest in favor of Pledgee in the Collateral. In any notice furnished pursuant to this subsection, Pledgor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of Pledgee’s security interest in the Collateral.
          (c) Impairment of Security Interest. Pledgor will not take or fail to take any action which would in any manner impair the enforceability of Pledgee’s security interest in any Collateral.
          (d) Restrictions on Pledged Equity. Except for the partnership agreement or other charter or organizational documents of each Subsidiary, Pledgor will not enter into any agreement creating, or otherwise permit to exist, any restriction or condition upon the transfer, voting or control of any Pledged Equity.
ARTICLE IV
REMEDIES, POWERS AND AUTHORIZATIONS
     Section 4.1 Provisions Concerning the Collateral.
          (a) Additional Financing Statement Filings. Pledgor hereby authorizes Pledgee to file, without the signature of Pledgor where permitted by law, one (1) or more financing or continuation statements, and amendments thereto, relating to the Collateral. Pledgor further agrees that a carbon, photographic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction Pledgee may deem appropriate.
          (b) Power of Attorney. Pledgor hereby irrevocably appoints Pledgee as Pledgor’s attorney-in-fact and proxy, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Pledgee’s discretion, to take any action (except for the exercise of any voting rights pertaining to the Pledged Equity or any part thereof) and to execute any instrument, certificate or notice which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement including: (i) to request or instruct

Exhibit D-7

Pledgor or any Subsidiary (and each registrar, transfer agent, or similar Person acting on behalf of Pledgor or any Subsidiary) to register the pledge or transfer of the Collateral to Pledgee; (ii) to otherwise give notification to Pledgor, any Subsidiary, registrar, transfer agent, financial intermediary, or other Person of Pledgee’s security interests hereunder; (iii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iv) to receive, indorse and collect any drafts or other instruments, documents and chattel paper; and (v) to file any claims or take any action or institute any proceedings which Pledgee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Pledgee with respect to any of the Collateral.
          (c) Performance by Pledgee. If Pledgor fails to perform any agreement or obligation contained herein, Pledgee may itself perform, or cause performance of, such agreement or obligation, and the expenses of Pledgee incurred in connection therewith shall be payable by Pledgor under Section 4.4.
          (d) Collection Rights. Pledgee shall have the right at any time, upon the occurrence and during the continuance of a Default or an Event of Default, to notify any or all obligors (including any Subsidiary) under any accounts or general intangibles included among the Collateral of the assignment thereof to Pledgee and to direct such obligors to make payment of all amounts due or to become due to Pledgor thereunder directly to Pledgee and, upon such notification and at the expense of Pledgor or Borrower and to the extent permitted by law, to enforce collection thereof and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Pledgor could have done. After Pledgor receives notice that Pledgee has given any notice referred to above in this subsection, (i) all amounts and proceeds (including instruments and writings) received by Pledgor in respect of such accounts or general intangibles shall be received in trust for the benefit of Pledgee hereunder, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Pledgee in the same form as so received (with any necessary endorsement) to be held as cash collateral and (A) released to Pledgor upon the remedy of all Defaults or Events of Default, or (B) if any Event of Default shall have occurred and be continuing, applied as specified in Section 4.3; and (ii) Pledgor will not adjust, settle or compromise the amount or payment of any such account or general intangible or release wholly or partly any account debtor or obligor thereof (including Borrower) or allow any credit or discount thereon.
     Section 4.2 Event of Default Remedies. If an Event of Default shall have occurred and be continuing, Pledgee may from time to time in its discretion, without limitation and without notice except as expressly provided below:
          (a) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, under the other Obligation Documents or otherwise available to it, all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral);
          (b) require Pledgor to, and Pledgor hereby agrees that it will upon request of Pledgee forthwith, assemble all or part of the Collateral as directed by Pledgee and make it

Exhibit D-8

available to Pledgee at a place to be designated by Pledgee which is reasonably convenient to both parties;
          (c) reduce its claim to judgment against Pledgor or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;
          (d) dispose of, at its office, on the premises of Pledgor or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust Pledgee’s power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;
          (e) buy (or allow any Secured Party to buy) the Collateral, or any part thereof, at any public sale;
          (f) buy (or allow any Secured Party to buy) the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations; and
          (g) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Pledgor hereby consents to any such appointment.
Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     Section 4.3 Application of Proceeds. If any Event of Default shall have occurred and be continuing, Pledgee may in its discretion apply any cash held by Pledgee as Collateral, and any cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, in the order and manner contemplated by Section 3.2 of the Credit Agreement.
     Section 4.4 Release and Expenses. In addition to, and not in qualification of, any similar obligations under other Obligation Documents:
          (a) Pledgor agrees to release and forever discharge Pledgee and each Secured Party from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement). The foregoing release and discharge shall apply whether or not such claims, losses and liabilities are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or are, to any extent caused, in whole or in part, by any negligent act or omission of any kind by Pledgee or any Secured Party.

Exhibit D-9

          (b) Borrower or Pledgor will upon demand pay to Pledgee the amount of any and all costs and expenses, including the reasonable fees and disbursements of Pledgee’s counsel and of any experts and agents, which Pledgee may incur in connection with (i) the transactions which give rise to this Agreement; (ii) the preparation of this Agreement and the perfection and preservation of the security interest created under this Agreement; (iii) the administration of this Agreement; (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral; (v) the exercise or enforcement of any of the rights of Pledgee hereunder; or (vi) the failure by Pledgor to perform or observe any of the provisions hereof, except expenses resulting from Pledgee’s gross negligence or willful misconduct.
     Section 4.5 Non-Judicial Remedies. In granting to Pledgee the power to enforce its rights hereunder without prior judicial process or judicial hearing, Pledgor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Pledgee to enforce its rights by judicial process. In so providing for non-judicial remedies, Pledgor recognizes and concedes that such remedies are consistent with the usage of trade, are responsive to commercial necessity, and are the result of a bargain at arm’s length. Nothing herein is intended to prevent Pledgee or Pledgor from resorting to judicial process at either party’s option.
     Section 4.6 Other Recourse. Pledgor waives any right to require Pledgee or Secured Parties to proceed against any other Person, exhaust any Collateral or other security for the Obligations, or to have any Other Liable Party joined with Pledgor in any suit arising out of the Obligations or this Agreement, or pursue any other remedy in Pledgee’s power. Pledgor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Obligations from time to time. Pledgor further waives any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party. Until all of the Obligations shall have been paid in full, Pledgor shall have no right to subrogation and Pledgor waives the right to enforce any remedy which Pledgee or any Secured Party has or may hereafter have against any Other Liable Party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Pledgee. Pledgor authorizes Pledgee and each Secured Party, without notice or demand and without any reservation of rights against Pledgor and without affecting Pledgor’s liability hereunder or on the Obligations, from time to time to (a) take or hold any other property of any type from any other Person as security for the Obligations, and exchange, enforce, waive and release any or all of such other property; (b) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Obligations or other security for the Obligations; (c) waive, enforce, modify, amend or supplement any of the provisions of any Obligation Document with any Person other than Pledgor; and (d) release or substitute any Other Liable Party.
     Section 4.7 Voting Rights, Dividends Etc. in Respect of Pledged Equity.
          (a) So long as no Default or Event of Default shall have occurred and be continuing (or will occur in connection with or as a result of any of the following), Pledgor may receive and retain any and all dividends, distributions or interest paid in respect of the Pledged Equity (1) in accordance with Section 9.2 of the Credit Agreement and/or (2) in connection with

Exhibit D-10

a partial or total liquidation or dissolution of any Subsidiary in accordance with Section 9.4(b) of the Credit Agreement; provided, however, that any and all
          (i) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Equity,
          (ii) dividends and other distributions paid or payable in cash in respect of any Pledged Equity in connection with a reduction of capital, capital surplus or paid-in surplus, and
          (iii) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Equity, shall be, and shall forthwith be delivered to Pledgee to hold as, Pledged Equity and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Pledgee in the exact form received with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.
          (b) Upon the occurrence and during the continuance of a Default or an Event of Default:
          (i) all rights of Pledgor to receive and retain the dividends, distributions and interest payments which Pledgor would otherwise be authorized to receive and retain pursuant to subsection (a) of this Section 4.7 shall automatically cease, and all such rights shall thereupon become vested in Pledgee which shall thereupon have the right to receive and hold as Pledged Equity such dividends, distributions and interest payments;
          (ii) without limiting the generality of the foregoing, Pledgee may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Equity as if it were the absolute owner thereof, including the right to exchange, in its discretion, any and all of the Pledged Equity upon the merger, consolidation, reorganization, recapitalization or other adjustment of Pledgor or any Subsidiary, or upon the exercise by Pledgor or any Subsidiary of any right, privilege or option pertaining to any Pledged Equity, and, in connection therewith, to deposit and deliver any and all of the Pledged Equity with any committee, depository, transfer, agent, registrar or other designated agent upon such terms and conditions as it may determine; and
          (iii) all dividends and interest payments which are received by Pledgor contrary to the provisions of subsection (b)(i) of this Section 4.7 shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor, and shall be forthwith paid over to Pledgee as Pledged Equity in the exact form received, to be held by Pledgee as Collateral.

Exhibit D-11

          (c) So long as no Default or Event of Default shall have occurred and be continuing, Pledgor may exercise any and all voting rights pertaining to the Pledged Equity or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Obligation Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Pledgee in respect of the Pledged Equity. At any time after the occurrence of an Event of Default, Pledgor will permit Pledgee or its nominee, without notice, to exercise all voting rights or other rights relating to the Pledged Equity, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to the Pledged Equity as if it were the absolute owner thereof.
     Section 4.8 Private Sale of Pledged Equity. Pledgor recognizes that Pledgee may deem it impracticable to effect a public sale of all or any part of the Pledged Equity and that Pledgee may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that Pledgee shall have no obligation to delay the sale of any such securities for the period of time necessary to permit Pledgor or any Subsidiary to register such securities (with no obligation of either Pledgor or any Subsidiary to accomplish such registration) for public sale under the Securities Act of 1933, as amended (the “Securities Act”). Pledgor further acknowledges and agrees that any offer to sell such securities which has been (a) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or (b) made privately in the manner described above to not less than fifteen (15) bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610 of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that Pledgee may, in such event, bid for the purchase of such securities.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, addressed to the appropriate party as follows:
To Pledgor:
c/o Denbury Resources Inc. 5100 Tennyson Parkway, Suite 1200 Plano, Texas 75024 Attn: Phil Rykhoek Fax No.: (972) 673-2051

Exhibit D-12

To Pledgee:	JPMorgan Chase Bank, N.A., as Administrative Agent for Banks 2200 Ross Avenue, 3rd Floor Mail Code TX1-2911 Dallas, Texas 75201 Attn: Kimberly A. Bourgeois Fax No.: (214) 965-3280
or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address or in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail, three (3) days after deposit in the mail.
     Section 5.2 Amendments. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Pledgor, Pledgee and Majority Banks (or all Banks (and/or any other Secured Parties, as applicable) if required pursuant to the terms of the Credit Agreement), and no waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall be effective unless it is in writing and signed by Pledgee and Majority Banks (or all Banks (and/or any other Secured Parties, as applicable) if required pursuant to the terms of the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing.
     Section 5.3 Preservation of Rights. No failure on the part of Pledgee or any Secured Party to exercise, and no delay in exercising, any right hereunder or under any other Obligation Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Obligations. The rights and remedies of Pledgee and Secured Parties provided herein and in the other Obligation Documents are cumulative of and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of Pledgee and Secured Parties under any Obligation Document against any party thereto are not conditional or contingent on any attempt by Pledgee or Secured Parties to exercise any of its or their rights under any other Obligation Document against such party or against any other Person.
     Section 5.4 Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 5.5 Survival of Agreements. All representations and warranties of Pledgor herein, and all covenants and agreements herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Obligation Documents and the creation of the Obligations.

Exhibit D-13

     Section 5.6 Other Liable Party. Neither this Agreement nor the exercise by Pledgee or any Secured Party or the failure of Pledgee or any Secured Party to exercise any right, power or remedy conferred herein or by law shall be construed as relieving any Other Liable Party from liability on the Obligations or any deficiency thereon. This Agreement shall continue irrespective of the fact that the liability of any Other Liable Party may have ceased or irrespective of the validity or enforceability of any other Obligation Document to which Pledgor or any Other Liable Party may be a party, and notwithstanding the reorganization, death, incapacity or bankruptcy of any Other Liable Party, and notwithstanding the reorganization or bankruptcy or other event or proceeding affecting any Other Liable Party.
     Section 5.7 Binding Effect and Assignment. This Agreement creates a continuing security interest in the Collateral and (a) shall be binding on Pledgor and its successors and permitted assigns, and (b) shall inure, together with all rights and remedies of Pledgee hereunder, to the benefit of Pledgee and Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, Pledgee and Secured Parties may pledge, assign or otherwise transfer any or all of their respective rights under any or all of the Obligation Documents to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted herein or otherwise. None of the rights or duties of Pledgor hereunder may be assigned or otherwise transferred without the prior written consent of Pledgee and Majority Banks (or all Banks (and/or any other Secured Parties, as applicable) if required pursuant to the terms of the Credit Agreement).
     Section 5.8 Termination. It is contemplated by the parties hereto that there may be times when no Obligations are outstanding, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Obligations. Upon the satisfaction in full of the Obligations, upon the termination or expiration of the Credit Agreement and any other Commitment of Banks to extend credit to Borrower, and upon written request for the termination hereof delivered by Pledgor to Pledgee (on behalf of Secured Parties), this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Pledgee will, upon Pledgor’s request and at Pledgor’s expense, (a) return to Pledgor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (b) execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.
     Section 5.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA.
     Section 5.10 Counterparts. This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement.
     Section 5.11 Loan Paper. This Agreement is a “Loan Paper”, as defined in the Credit Agreement, and, except as expressly provided herein to the contrary, this Agreement is subject to all provisions of the Credit Agreement governing the Loan Papers.
[Signature Pages to Follow]

Exhibit D-14

     IN WITNESS WHEREOF, Pledgor has executed and delivered this Agreement, as of the date first above written.

,
a

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

     Each Subsidiary hereby acknowledges and consents to the pledge of the Collateral and hereby agrees to observe and perform each and every provision of this Agreement applicable to Subsidiary.

,
a

By:
Name:
Title:

,
a

By:
Name:
Title:

Exhibit D-15

EXHIBIT E
FORM OF REQUEST FOR BORROWING
     Reference is made to that certain Credit Agreement dated as of March 9, 2010 (as from time to time amended, supplemented or otherwise modified, the “Agreement”) by and among DENBURY RESOURCES INC. (“Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, certain other Agents party thereto, and certain Banks as named and defined therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests a Borrowing in the amount of $____________ to be advanced on ____________, _____.
     Borrower requests that the Borrowing to be made hereunder shall be [a Base Rate Borrowing] [a Eurodollar Borrowing], shall be in the aggregate amount set forth below, and shall have the Interest Period(s) set forth below:

Type of Borrowing	Aggregate Amount	Interest Period

     Borrower and the Authorized Officer of Borrower signing this instrument hereby certify that:
          (a) Such officer is the duly elected, qualified and acting officer of Borrower as indicated below such officers signature hereto.
          (b) The representations and warranties of Borrower and each other Credit Party set forth in the Agreement and the Loan Papers delivered to Administrative Agent and Banks are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates. No Material Adverse Change has occurred with respect to any Credit Party since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Agreement.
          (c) There does not exist on the date hereof, any condition or event which constitutes a Default or Event of Default, nor will any such Default or Event of Default exist upon Borrower’s receipt and application of the proceeds requested hereby. Borrower will use the proceeds hereby requested in compliance with the applicable provisions of the Agreement.
          (d) After giving effect to the Borrowing requested hereby, the Outstanding Credit will not be in excess of the lesser of (i) the Borrowing Base then in effect, or (ii) the Maximum Aggregate Commitment Amount then in effect.

Exhibit E-1

     IN WITNESS WHEREOF, this instrument is executed as of _______________, _____.

DENBURY RESOURCES INC., a Delaware corporation
By:
Mark C. Allen,
Chief Financial Officer

Exhibit E-2

EXHIBIT F
FORM OF REQUEST FOR LETTER OF CREDIT
     Reference is made to that certain Credit Agreement dated as of March 9, 2010 (as from time to time amended, supplemented or otherwise modified, the “Agreement”), by and among DENBURY RESOURCES INC. (“Borrower”), JPMORGAN CHASE BANK, as Administrative Agent, certain other Agents party thereto, and certain Banks as named and defined therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement.
     Pursuant to the terms of the Agreement, Borrower hereby requests JPMorgan Chase Bank, N.A., as Administrative Agent (“Issuer”), to [issue/amend/renew/extend] a Letter of Credit for the account of [Borrower], as follows:

Type of Commitment:
Requested Amount	$

Requested Date of [Issuance]

Requested Expiration Date

Summary of Terms

(provide a brief description of conditions under which the drafts under such Letter of Credit are to be available)
Beneficiary (Name/Address)

     Such Letter of Credit is more particularly described in the Letter of Credit Application and Agreement of Issuer which is attached hereto.
     Borrower and the Authorized Officer of Borrower signing this instrument hereby certify that:
          (a) Such officer is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto.
          (b) The representations and warranties of Borrower and each Credit Party set forth in the Agreement and the other Loan Papers delivered to Administrative Agent and Banks are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof, or if such representations and warranties are expressly limited to particular dates, as of such particular dates. No Material Adverse Change has occurred with respect to a Credit Party since the date of the last financial reports delivered to Banks pursuant to Section 8.1 of the Agreement.
          (c) There does not exist on the date hereof any condition or event which constitutes a Default or Event of Default, nor will any such Default or Event of Default exist upon the [issuance/amendment/renewal/extension] of the Letter of Credit requested hereby. Borrower will use the Letter of Credit solely for purposes permitted by the Agreement.

Exhibit F-1

          (d) After the issuance of the Letter of Credit requested hereby, the Outstanding Credit will not be in excess of the lesser of (i) the Borrowing Base then in effect, or (ii) the Maximum Aggregate Commitment Amount then in effect.
     IN WITNESS WHEREOF, this instrument is executed as of                     ,           .

DENBURY RESOURCES INC., a Delaware corporation
By:
Mark C. Allen,
Chief Financial Officer

Exhibit F-2

EXHIBIT G
FORM OF NOTICE OF CONTINUATION OR CONVERSION
     Reference is made to that certain Credit Agreement dated as of March 9 2010 (as from time to time amended, supplemented or otherwise modified, the “Agreement”), by and among DENBURY RESOURCES INC. (“Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, certain other Agents party thereto, and certain Banks as named and defined therein. Terms which are defined in the Agreement and which are used but not defined herein are used herein with the meanings given them in the Agreement.
☐	Reference is hereby made to the existing Eurodollar Loan outstanding under the Agreement in the amount of $ which is subject to an Interest Period expiring on , . Borrower hereby requests that on the expiration of such Interest Period the portion of the principal of such Eurodollar Loan which is subject to such Interest Period be made the subject of ☐ a Base Rate Loan or ☐ a Eurodollar Loan having an Interest Period of ( ) months.

☐	Borrower hereby requests that on , , a portion of the principal of the Base Rate Loan in the amount of $ be made the subject of a Eurodollar Loan having an Interest Period of ( ) months.
     Borrower and the Authorized Officer of Borrower signing this instrument hereby certify that:
          (a) Such officer is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto;
          (b) There does not exist on the date hereof any condition or event which constitutes a Default or Event of Default; and
          (c) The representations and warranties of Borrower and each Credit Party set forth in the Agreement and the Loan Papers delivered to Administrative Agent and each Bank are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof or, if such representations and warranties are expressly limited to particular dates, as of such particular dates.

Exhibit G-1

     IN WITNESS WHEREOF, this instrument is executed as of                     ,           .

DENBURY RESOURCES INC., a Delaware corporation
By:
Mark C. Allen,
Chief Financial Officer

Exhibit G-2

EXHIBIT H
FORM OF CERTIFICATE OF OWNERSHIP INTERESTS
     THIS CERTIFICATE OF OWNERSHIP INTERESTS (this “Certificate”) is executed and delivered pursuant to that certain Credit Agreement dated as of March 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among DENBURY RESOURCES INC. (“Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, certain other Agents party thereto, and certain Banks as named and defined therein. Unless otherwise defined herein, all capitalized terms shall have the meanings given such terms in the Agreement.
     In order to induce Banks to extend credit to Borrower under the Agreement, [insert applicable Credit Party] (“[Credit Party]”) hereby represents and warrants to Administrative Agent and each Bank that (a) with the exception of Immaterial Title Deficiencies and Permitted Encumbrances, [Credit Party] has good and defensible title to all Mineral Interests described in the Initial Reserve Report as of the date hereof (the “Initial Borrowing Base Properties”), and with the exception of Immaterial Title Deficiencies, all such Mineral Interests are valid, subsisting, and in full force and effect and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid, (b) without regard to any consent or non-consent provisions of any joint operating agreement covering any of [Credit Party’s] Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, [Credit Party’s] share of (i) the costs for each of the Initial Borrowing Base Properties is not greater than the decimal fraction set forth in the Initial Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (ii) production from, allocated to, or attributed to each of such Initial Borrowing Base Properties is not less than the decimal fraction set forth in the Initial Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms, (c) except in the case of wells which, in the aggregate, represent less than five percent (5%) of production from the Proved Producing Mineral Interests described in the Initial Reserve Report, each well drilled in respect of each of the Initial Borrowing Base Properties described in the Existing Reserve Report (A) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities, [Credit Party] is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (B) has been drilled, bottomed, completed and operated in compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production, (d) except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Mineral Interests (and properties unitized therewith) of [Credit Party] have been maintained, operated and developed in a good and workmanlike manner and in conformity with the provisions of all leases, subleases or other contracts comprising or forming a part of the Mineral Interests of [Credit Party], and (e) specifically in connection with the foregoing clause (d) of this Certificate, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Mineral Interest of [Credit Party] is subject to having allowable production reduced below the full and regular

Exhibit H-1

allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Mineral Interests (or properties unitized therewith) of [Credit Party] is deviated from the vertical more than the maximum permitted by Laws, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Mineral Interests (or in the case of wells located on properties unitized therewith, such unitized properties) of [Credit Party]. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by [Credit Party] that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by [Credit Party], in a manner consistent with [Credit Party’s] past practices (other than those the failure of which to maintain in accordance therewith could not reasonably be expected to have a Material Adverse Effect).
     [Credit Party] acknowledges and agrees that each Bank is relying on this Certificate and the representations and warranties herein contained in extending credit under the Agreement, and but for [Credit Party’s] execution and delivery of this Certificate, Banks would not extend credit under the Agreement.

Exhibit H-2

     Executed as of the                      day of                , 2010.
[Applicable Credit Party]

Exhibit H-3

EXHIBIT I
FORM OF CERTIFICATE OF PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER
     The undersigned, as the principal executive and as the financial officer of Denbury Resources Inc., a Delaware corporation (“Borrower”), hereby (a) deliver this Certificate pursuant to Section 8.1(c) of that certain Credit Agreement dated as of March 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, certain other Agents party thereto, and the financial institutions listed on Schedule 1.1 thereto, as Banks (“Banks”), and (b) certify to Banks, with the knowledge and intent that Banks may, without any independent investigation, rely fully on the matters herein in connection with the Credit Agreement, as follows:
     1. Attached hereto as Schedule I are the financial statements (including any footnotes contained therein) of, among others, Borrower and its Restricted Subsidiaries as of and for the Fiscal ☐ Year ☐ Quarter (check one) ended                     ,           .
     2. Such financial statements (including any footnotes contained therein) are true and correct, have been prepared on a consistent basis in accordance with GAAP (except as otherwise noted therein) and fairly present in all material respects the financial condition of, among others Borrower and its Restricted Subsidiaries as of the date indicated therein and the results of operations for the respective periods indicated therein.
     3. Attached hereto as Schedule II are detailed calculations used by Borrower to establish that Borrower was in compliance with the requirements of Article X of the Credit Agreement on the date of the financial statements attached as Schedule I hereto.
     4. [Placeholder for description of any material changes in GAAP or the application thereof not set forth in the financial statements delivered herewith]
     5. Unless otherwise disclosed on Schedule III attached hereto and incorporated herein by reference for all purposes, neither a Default nor an Event of Default has occurred which is in existence on the date hereof; provided, that, for any Default or Event of Default disclosed on Schedule III attached hereto, Borrower is taking or proposes to take the action to cure such Default or Event of Default set forth on Schedule III.
     6. On the date hereof (a) (check one) ☐ there is no Material Gas Imbalance or ☐ the amount of the net gas imbalances under Gas Balancing Agreements to which Borrower and/or any other Credit Party is a party or by which any Mineral Interests owned by any Credit Party are bound is                                         , and (b) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which any Credit Party is a party or by which any Mineral Interests owned by any Credit Party are bound which have not been satisfied by delivery of production, if any, is                                         .
     7. Attached hereto as Schedule IV is a summary of all Hedge Transactions to which any Credit Party is a party as of the date hereof, including, without limitation, the material terms

Exhibit I-1

of each such Hedge Transaction (including the type, term, effective date, termination date and notional amounts or volumes) and the counterparty thereto. [Borrower has previously delivered to Administrative Agent a true and correct copy of each Hedge Agreement evidencing such Hedge Transactions, and such Hedge Agreements have not been amended or modified in any respect and represent the valid, binding and enforceable obligations of any Credit Party a party thereto].
     8. Unless otherwise described on Schedule V attached hereto and incorporated herein by reference for all purposes, the representations and warranties of Borrower and each other Credit Party set forth in the Credit Agreement and the other Loan Papers are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof, or if such representations and warranties are expressly limited to particular dates, as of such particular dates.
     9. [add representation(s) and certification(s) required by the terms and provisions of the Sarbanes-Oxley Act of 2002, as amended].
     10. On the date hereof, Borrower and the other Credit Parties are in compliance with Section 8.4(c) of the Credit Agreement.
     Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given such terms in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Principal Executive and Financial Officer as of                     ,           .

DENBURY RESOURCES INC., a Delaware corporation
By:
Phil Rykhoek,
Chief Executive Officer

By:
Mark C. Allen
Chief Financial Officer

Exhibit I-2

Schedule I
Financial Statements
(to be attached)

Schedule I-1

Schedule II
Compliance Calculations
(to be attached)

Schedule II-1

Schedule III
Defaults/Remedial Action
(to be attached)

Schedule III-1

Schedule IV
Summary of Hedge Transactions/Hedge Agreements
(to be attached)

Schedule IV-1

Schedule V
Qualifications to Representations and Warranties
(to be attached)

Schedule V-1

EXHIBIT J
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
     Reference is made to that certain Credit Agreement dated as of March 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DENBURY RESOURCES INC. (“Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Administrative Agent”), certain other Agents party thereto, and the financial institutions listed on Schedule 1.1 thereto, as Banks (“Banks”). Terms defined in the Credit Agreement are used herein with the same meaning.
     The “Assignor” and the “Assignee” referred to on Schedule I agree as follows:
     1. Assignor hereby sells and assigns to Assignee, without recourse and without representation or warranty except as expressly set forth herein, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Papers as of the date hereof equal to the percentage interest specified on Schedule I of all outstanding rights and obligations under the Credit Agreement and the other Loan Papers. After giving effect to such sale and assignment, Assignee’s Commitment, Assignee’s Commitment Percentage and the principal amount of the Revolving Loan owing to Assignee will be as set forth on Schedule I.
     2. Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Papers or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Papers or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Papers or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by Assignor and requests that Administrative Agent exchange such Note for new Notes payable to the order of Assignee in an amount equal to the Commitment assumed by Assignee pursuant hereto and to Assignor in an amount equal to the Commitment retained by Assignor, if any, as specified on Schedule I.
     3. Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Agent, Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is eligible to receive the assignments referred to herein under Section 14.9(c) of the Credit Agreement; (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to each such Agent by the terms

Exhibit J-1

thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 13.6 of the Credit Agreement.
     4. Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance and recording by Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by Administrative Agent specified on Schedule I.
     5. Upon such acceptance and recording by Administrative Agent, as of the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder, and (ii) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     6. Upon such acceptance and recording by Administrative Agent, from and after the Effective Date, Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.
     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I to this Assignment and Acceptance by telecopier or other electronic method (e.g., pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
     IN WITNESS WHEREOF, Assignor and Assignee have caused Schedule I to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Exhibit J-2

Schedule I
to
ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned:		%

Assignee’s Commitment:	$

Assignee’s Commitment Percentage:		%

Aggregate outstanding principal amount of Revolving Loan assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date (Administrative Agent to determine and complete):	*	_______________, _____

*	This date should be no earlier than five Domestic Business Days after the delivery of this Assignment and Acceptance to Administrative Agent unless an earlier date is agreed to by Assignor, Assignee, Administrative Agent and Borrower.

Schedule I-3

[NAME OF ASSIGNOR], as Assignor
By:
Title:
Dated:

[NAME OF ASSIGNEE], as Assignee
By:
Title:

Domestic Lending Office: Eurodollar Lending Office:

Accepted and Approved this day of ,

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Letter of Credit Issuer and Bond Purchaser

By:

Name:

Title:

Signature Page

Approved this day of ,

DENBURY RESOURCES INC. (Applicable only if no Default has occurred and is continuing)

By:

Mark C. Allen,
Chief Financial Officer
Signature Page